Exhibit 4.1

THE SYMBOL “[**]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) TREATED AS PRIVATE OR CONFIDENTIAL.

Execution Version

TRANSACTION AGREEMENT

by and among

PATRIA INVESTMENTS LIMITED,

PATRIA INVESTMENTS LATAM S.A.,

MONEDA ASSET MANAGEMENT SPA

THE SHAREHOLDERS OF MONEDA ASSET MANAGEMENT SPA

and

THE GUARANTORS SET FORTH ON ANNEX A HERETO, solely for purposes of Article 10 and Article 11

Dated as of September 3, 2021

-i-

-ii-

-iii-

Section 11.13	Waiver of Jury Trial	109
Section 11.14	Exhibits and Schedules	110
Section 11.15	Legal Representation	111

Exhibits

[**]

Annexes

[**]

-iv-

TRANSACTION AGREEMENT

THIS AGREEMENT, dated as of September 3, 2021 (this “Agreement”), is made and entered into by and among Patria Investments Limited, a Cayman Islands exempted company with limited liability (“PIL”), Patria Investments LATAM S.A., a corporation (sociedad anónima) duly incorporated under the laws of Uruguay (“PIL Uruguay”), Moneda Asset Management SpA, a Chilean simplified corporation (Sociedad por Acciones) (the “Company”), the shareholders of the Company set forth on Annex A hereto (the “Moneda Shareholders”), solely for purposes of Article 10 (Shareholder Guaranty) and Article 11 (Miscellaneous), the Guarantors (as defined below), and, solely for purposes of Section 11.5 (Moneda Shareholders’ Representatives), the Representatives (as defined below). PIL (and after the Closing, the Surviving Corporation), PIL Uruguay, the Moneda Shareholders and, prior to the Closing, the Company, is each referred to herein as a “Party”, and together, the “Parties”.

RECITALS

WHEREAS, the Company is involved in the asset management business, with a focus in Latin America;

WHEREAS, PIL is involved in the private markets investment business in Latin America;

WHEREAS, believing that combining their respective businesses will create value for their clients and stakeholders, the Parties desire to implement a series of business combination transactions on the terms and subject to the conditions set forth herein, pursuant to which the Company will become a wholly-owned Subsidiary of PIL and the Moneda Shareholders will become shareholders of PIL;

WHEREAS, the Moneda Shareholders own one hundred percent (100%) of the outstanding equity interests of the Company;

WHEREAS, PIL indirectly owns one hundred percent (100%) of the outstanding equity interests of PIL Uruguay;

WHEREAS, prior to the Closing, the Moneda Shareholders will conduct a reorganization of the Company substantially as described in Exhibit A (the “Pre-Closing Reorganization”);

WHEREAS, upon consummation of the Pre-Closing Reorganization, the Company and a new legal entity incorporated by the Moneda Shareholders under the laws of the Cayman Islands (“MAM II HoldCo”) will own, together, directly or indirectly, all of the outstanding equity interests of the other Moneda Entities (as defined herein), excluding the Excluded Real Estate and the equity interests in Moneda Argentina Asesorías y Servicios S.A.U. (“MARG”);

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions set forth herein, the Parties intend that, at the Closing, (a) the Moneda Shareholders shall sell, assign, transfer, convey and deliver to PIL Uruguay for cash, and PIL Uruguay shall purchase, acquire and accept from the Moneda Shareholders, all of the outstanding equity interests of the Company and the Nominal Minority Interests (such equity interests, as further defined herein, together with the Nominal Minority Interests, the “Cash Purchase Shares”) and (b) MAM II HoldCo shall be merged with and into PIL (the “Merger”), with PIL being the surviving entity of the Merger;

WHEREAS, the board of directors of the Company and the respective governing bodies of each of the Moneda Shareholders, as applicable, has (a) determined that it is in the best interests of the Company, and the Moneda Shareholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which the Company and each of the Moneda Shareholders is a party, as applicable, (b) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company or a Moneda Shareholder is a party, and the Transactions, upon the terms and subject to the conditions set forth in this Agreement and (c) adopted a resolution adopting this Agreement and recommending this Agreement be executed by the Moneda Shareholders; and

WHEREAS, the board of directors of PIL has (a) determined that it is in the best interests of PIL and its shareholders, and declared it advisable, for PIL and PIL Uruguay to enter into this Agreement and the other Transaction Agreements to which PIL and PIL Uruguay are a party, respectively, (b) approved the execution, delivery and performance of this Agreement and the other Transaction Agreements to which PIL and PIL Uruguay are a party, respectively, and the consummation of the Transactions, upon the terms and subject to the conditions set forth in this Agreement and (c) adopted a resolution adopting this Agreement and recommending this Agreement be approved by its shareholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions . For all purposes of this Agreement, the following terms shall have the respective meanings specified in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Accounting Framework” means the accounting principles, policies, practices and methodologies (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the Example ANI Statement, the Example Carlyle Statement, the Example Closing Statement and the Example Earn-Out Statement, as applicable.

“Acquired Company” means each of the Company and MAM II HoldCo.

“Acquisition Proposal” has the meaning set forth in Section 5.10(a).

“Adjusted Net Income” means the consolidated net income of the Moneda Entities, adjusted, without duplication, as follows: (a) decreased or increased (to the extent reflected in such consolidated net income), by the positive or negative effects, respectively, of any material extraordinary items not related to the ordinary course of business of the Moneda Entities, and (b) increased or decreased, as applicable, by the net tax effect resulting from the calculation of such adjustments, determined in accordance with IFRS, applied in a manner consistent with past practices and using the Accounting Framework.

“Adjusted Net Income 2021” means the consolidated net income of the Moneda Entities, adjusted, without duplication, as follows: (a) increased (to the extent deducted in calculating such consolidated net income) by any Company Transaction Expenses, (b) increased (to the extent deducted in such consolidated net income) by any expense generated by, resulting from or attributable to the Excluded Assets (including depreciation and property taxes ), (c) decreased by the Pro Forma Lease Expense, (d) decreased or increased (to the extent reflected in such consolidated net income), by the positive or negative effects, respectively, of any material extraordinary items not related to the ordinary course of business of the Moneda Entities, (e) decreased or increased (to the extent reflected in such consolidated net income) by any cash financial income or expense, respectively, for the year ended December 31, 2021, (f) increased (to the extent deducted in calculating such consolidated net income) by the bonuses expense for the year ended December 31, 2021, (g) decreased by the Bonus Amount 2021 Provision, and (h) increased or decreased, as applicable, by the net tax effect resulting from the calculation of the adjustments set forth in the foregoing clauses (a) to (g), determined in accordance with IFRS, applied in a manner consistent with past practices and using the Accounting Framework used and applied in the preparation of the Example ANI Statement, as set forth for illustrative purposes in Exhibit B.

“Adjusted Net Income Margin” means, for any period, the quotient of (a) the Adjusted Net Income for such period, divided by (b) the Adjusted Net Revenue for such period.

“Adjusted Net Revenue” means the consolidated Net Revenue of the Moneda Entities, excluding, without duplication, (a) any revenue generated by, resulting from or attributable to the Excluded Assets, (b) any revenue generated by, resulting from or attributable to any terminated Carlyle Distribution Business and (c) the effects of any material extraordinary items, determined in accordance with IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework used and applied in the preparation of the Example Earn-Out Statement.

“Adviser Compliance Policies” has the meaning set forth in Section 3.11(e).

“Advisory Agreement” means the investment advisory, subadvisory agreements, including certain operative agreements that constitute advisory agreements, portfolio management agreements (contratos de administración de cartera) and the managed account agreements to which the Moneda Entities (except for GDI) are party.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. Notwithstanding anything in this Agreement to the contrary, the Company Funds shall not be deemed Affiliates of the Moneda Entities.

“Affiliate Contracts” has the meaning set forth in Section 3.21.

“Agents” means, with respect to any Person, such Person’s officers, directors, employees, auditors, managers, attorneys, consultants, accountants, financial advisors and other agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means (a) the Registration Rights Agreement, (b) the Voting Agreement, (c) Next Generation Retention Plan, (d) each Pledge and Lock-Up Agreement, (e) the Plan of Merger and (f) any other certificates, instruments, or agreements being executed and delivered in connection with this Agreement and the Transactions, including any exhibits or attachments to any of the foregoing or this Agreement.

“ANIBBP” means the consolidated net income of the Moneda Entities, adjusted, without duplication, as follows: (a) increased (to the extent deducted in calculating such consolidated net income) by any Company Transaction Expenses, (b) increased (to the extent deducted in such consolidated net income) by any expense generated by, resulting from or attributable to the Excluded Assets (including depreciation and property taxes ), (c) decreased by the Pro Forma Lease Expense, (d) decreased or increased (to the extent reflected in such consolidated net income) by the positive or negative effects, respectively, of any material extraordinary items not related to the ordinary course of business of the Moneda Entities, (e) decreased or increased (to the extent reflected in such consolidated net income) by any cash financial income or expense, respectively, for the year ended December 31, 2021, (f) increased (to the extent deducted in calculating such consolidated net income) by the bonuses expense for the year ended December 31, 2021, (g) increased or decreased, as applicable, by the net tax effect resulting from the calculation of the adjustments set forth in the foregoing clauses (a) to (f), determined in accordance with IFRS, applied in a manner consistent with past practices and using the Accounting Framework used and applied in the preparation of the Example ANI Statement.

“ANI Adjustment Amount” means an amount (which may be a positive or negative number) equal to the product of (a) the amount by which the Adjusted Net Income 2021 (converted into dollars at the Applicable Period Exchange Rate for 2021 ) is higher or lower than [**]($[**]) multiplied by (b) [**] ([**]).

“ANI Adjustment Amount Calculation” has the meaning set forth in Section 2.10(a).

“ANI Adjustment Calculation Deadline” has the meaning set forth in Section 2.10(a).

“Anti-Corruption Laws” has the meaning set forth in Section 3.23(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.11(k).

“Applicable Exchange Rate” means for conversions of: (a) Chilean pesos into dollars, the exchange rate Dólar Observado published in the Chilean Official Gazzette (Diario Oficial) by the Central Bank of Chile on the relevant date of determination (or the immediately preceding Business Day, if such date is not a Business Day), pursuant to No. 6 of Chapter I of the Foreign Exchange Regulations of the Central Bank of Chile or any other regulations replacing the same, and (b) Euros into dollars, the exchange rate EUR USD published by Bloomberg (BGN New York) on the relevant date of determination (or the immediately preceding Business Day, if such date is not a Business Day).

“Applicable Law” means, with respect to any Person, property, asset, transaction, event or other matter, any Law applicable or relating to, and legally binding on, such Person, property, asset, transaction, event or other matter, as the case may be.

“Applicable Period Exchange Rate” for any applicable period, means the average of the daily Applicable Exchange Rate for each day of such applicable period.

“Assumed Plan” means a Plan (a) that is sponsored by a Moneda Entity or (b) that is an individual agreement to which any Moneda Entity is a party, on the one hand, and any employee of a Moneda Entity is a party, on the other hand.

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Base Cash Consideration” means [**] dollars ($[**]).

“Base Date” means July 31, 2021.

“Base Date Assets Under Management” has the meaning set forth in Section 3.13(a).

“Bermuda Company Fund” means each Fund formed or incorporated under the laws of Bermuda.

“Bonus Amount Provision” means the provision for the amount of bonuses payable to employees of the Moneda Entities, which shall be an amount equal to (a) the product of (i) Adjusted Net Income, decreased or increased (to the extent reflected in Adjusted Net Income) by any non-operating income or expenses, respectively, increased (to the extent deducted in Adjusted Net Income) by employee-related expenses (excluding Bonus Amount Provision), and increased (to the extent reflected in Adjusted Net Income) by income tax associated with the Bonus Amount Provision (tax shield), multiplied by (ii) 0.5, minus (b) the employee-related expenses (excluding Bonus Amount Provision), in each case of the Moneda Entities, as set forth for illustrative purposes in Exhibit B(ii).2.

“Bonus Amount 2021 Provision” means the provision for the amount of bonuses payable to employees of the Moneda Entities for the year ended December 31, 2021, which shall be an amount equal to (a) the product of (i) ANIBBP, increased (to the extent deducted in ANIBBP) by employee-related expenses (excluding bonus provisions), and increased (to the extent reflected in ANIBBP) by income tax associated with the Bonus Amount 2021 Provision (tax shield), multiplied by (ii) 0.5, minus (b) the employee-related expenses (excluding bonus provisions), in each case of the Moneda Entities for the year ended December 31, 2021, as set forth for illustrative purposes in Exhibit B(ii).1.

“Business” means the business conducted by the Moneda Entities as of the date hereof, including providing investment management, portfolio management and brokerage services to the Company Clients.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks in any of the City of New York; Santiago, Chile; or George Town, Cayman Islands are authorized or required to close for regular banking business.

“BVI Advisor” means Moneda International Inc.

“BVI FSC” means the Financial Services Commission of the British Virgin Islands

“Calculation Time” means 11:59 p.m. (Chilean time) on the day immediately prior to the Closing Date.

“CAMV” means Comité de Acreditación de Conocimientos en el Mercado de Valores of Chile.

“Carlyle Distribution Agreements” means the arrangements set forth in Section 1.1(a) of the Company Disclosure Schedule.

“Carlyle Distribution Business” means the operations, activities, business or results of operations of the Company or any of its Subsidiaries pursuant to the Carlyle Distribution Agreements.

“Carlyle Trigger Event” means the earlier of (a) the termination of any of the Carlyle Distribution Agreements in accordance with their respective terms by The Carlyle Group or its relevant Affiliate and (b) the date on which the Moneda Entity party to any Carlyle Distribution Agreement is notified of the termination thereof, in each case in connection with the public announcement of the Transactions (other than as a result of an action or omission of PIL or any of its Subsidiaries (other than the Moneda Entities prior to the Closing)) within a period of twelve (12) months from the date the first public announcement of the Transactions is made.

“Carlyle Trigger Event Adjustment Amount” means an amount equal to the product of (a) the Net Revenue of any Moneda Entities for the year ended December 31, 2021 (or any such shorter period if the relevant Carlyle Trigger Event occurs prior to December 31, 2021, in which case such net revenue shall be calculated on an annualized basis) accrued by or attributable to the portion of the Carlyle Distribution Business terminated by virtue of the relevant Carlyle Trigger Event (converted into dollars at the Applicable Period Exchange Rate for 2021 or any such shorter period), multiplied by (b) the consolidated Adjusted Net Income Margin for all Moneda Entities for the year ended December 31, 2021 (or any such shorter period if the relevant Carlyle Trigger Event occurs prior to December 31, 2021, in which case such consolidated Adjusted Net Income Margin shall be calculated on an annualized basis), and multiplied by (c) [**] ([**]).

“Carlyle Trigger Event Date” the date on which a Carlyle Trigger Event occurs.

“Cash Adjustment Amount” means an amount (which may be a positive or negative number) equal to (i) the Closing Date Cash minus (ii) the Target Cash.

“Cash Purchase Shares” has the meaning set forth in the recitals hereto.

“Cause” means with respect to any of the individuals listed in Annex A hereto, (a) gross negligence or willful misconduct, or willful and substantial failure to perform their duties (other than due to temporary physical or mental illness or incapacity), (b) commission or conviction of, or plea of guilty or nolo contendere to, or confession to, (x) a misdemeanor involving moral turpitude that has, or could reasonably be expected to have, a material adverse impact on the performance of their duties or result in material injury to the reputation or business of PIL or any of its Subsidiaries, or (y) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States), (c) their material violation of any written policies of PIL or its relevant Subsidiary that continues after receipt of written notice thereof by PIL, including reasonable detail as to such violation, (d) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to PIL, or any of its Subsidiaries or affiliated Funds, (e) their use of illicit drugs that has a materially adverse impact on the performance of their duties, or (f) their ceasing to devote their business time and effort to the business activities and investments of the Moneda Entities substantially as devoted in the three (3) years preceding the Closing.

“Cayman Company Fund” means each Fund formed or incorporated under the laws of the Cayman Islands.

“Chilean Advisor” means Moneda S.A. Administradora General de Fondos.

“Chilean Advisor Minority Equity Interests” means five (5) shares of the Chilean Advisor, currently owned by Inversiones Puerto Aventura Limitada, which as of the date hereof represents approximately [**]% of the issued and outstanding shares of the Chilean Advisor.

“Chilean Antitrust Law” means the Chilean Decree-Law No. 211 of 1973, as amended, and any other similar Law enforced by any Governmental Authority regarding pre-merger notifications for the purpose of competition reviews, that is applicable to the Moneda Shareholders, PIL, the Moneda Entities or the Transactions.

“Chilean Fund” means a Fund organized pursuant to the LUF, including unregistered private Funds (fondos de inversión privados) and Funds registered with the CMF.

“Chilean Income Tax Law” has the meaning set forth in Section 3.17(k)

“Chilean Stock Exchanges” means the Chilean exchanges Bolsa de Comercio de Santiago, Bolsa de Valores and Bolsa Electrónica de Chile, Bolsa de Valores.

“Chilean Tax Authority” means the Chilean Servicio de Impuestos Internos.

“CICA” means the Companies Act of the Cayman Islands.

“CIMA” means the Cayman Islands Monetary Authority.

“Claim Communication” has the meaning set forth in Section 9.5(e).

“Claim Notice” has the meaning set forth in Section 9.5(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash Consideration Payment” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Cash” means, without duplication, the aggregate amount of cash, cash equivalents (including the amount of any received checks, drafts and wires deposited or that are available for deposit for the account of the Moneda Entities), security deposits, marketable securities and including investments in mutual funds and other short-term investments, of the Moneda Entities, but, excluding: (a) any restricted cash (including any funds on deposit with insurance carriers and any amounts held in escrow, as cash collateral, cash security deposit or similar arrangement pursuant to any contract for the purchase of property, assets or services or otherwise, as well as funds relating to the GDI Business restricted pursuant to regulatory requirements), and (b) any insurance proceeds or indemnification payments received, or other funds held, by the Moneda Entities with respect to any casualty loss ((a) and (b), collectively, “Restricted Cash”), in each case without giving effect to the consummation of the Closing, calculated as of the Calculation Time, determined in accordance with IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework used and applied in the preparation of the Example Closing Statement.

“Closing Date Measurement Price” means the Measurement Price for the period composed of (a) the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date on which the execution of this Agreement is publicly announced, and (b) the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the Closing Date.

“Closing Date Net Working Capital” means, without duplication, and without giving effect to the Closing, (a) current assets minus (b) current liabilities, in each case of the Moneda Entities, calculated as of the Calculation Time, determined in accordance with IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework used and applied in the preparation of the Example Closing Statement; provided that “Closing Date Net Working Capital” shall not include any component of the (x) Closing Date Cash or (y) Indebtedness Adjustment Amount.

“Closing Overpayment” has the meaning set forth in Section 2.9(b)(ix)(B).

“Closing Share Consideration” means a number of PIL Class B Shares equal to the quotient of (i) the Closing Share Consideration Value divided by (ii) the Closing Date Measurement Price.

“Closing Share Consideration Value” means [**] dollars ($[**]).

“Closing Statement” has the meaning set forth in Section 2.9(b)(i).

“Closing Underpayment” has the meaning set forth in Section 2.9(b)(ix)(A).

“CMF” means the Comisión para el Mercado Financiero of Chile.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Advisors” means the Chilean Advisor, GDI, the U.S. Advisor and the BVI Advisor and any other entity Affiliate of the Company providing advisory and sub-advisory services to clients (including Company Funds).

“Company Agent for Service of Process” has the meaning set forth in Section 11.12(f).

“Company Client” means any Person that is or has been an investment advisory, investment management, brokerage services, portfolio management, distribution or placement client (including sub-advisory client) of a Company Advisor or GDI in respect of which the Company or any of its Affiliates provide investment management, brokerage, portfolio management, distribution or placement services (including each of the Company Funds, sub-advisory relationships, Managed Accounts and any account in respect of individuals that are clients of the GDI Business); provided that in the case of a Company Fund, the definition of Company Client shall be deemed to refer to the Company Fund, but not to any Company Fund Investors.

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 3 (Representations and Warranties Relating to the Moneda Entities and the Moneda Shareholders).

“Company Employee” means any director, officer or employee of any Acquired Company.

“Company Fund” means any Chilean Fund, UCITS, U.S. Company Fund, Cayman Company Fund, Bermuda Company Fund and other Funds (a) sponsored or controlled by a Moneda Entity or (b) for which a Moneda Entity acts as the principal investment adviser, investment manager, collateral manager, general partner, managing member, manager or in a similar capacity; provided, however, that Company Funds shall not include any Managed Accounts, or sub-advisory relationship. The Company Funds as of the date of this Agreement, are set forth in Section 3.14(a) of the Company Disclosure Schedule.

“Company Fund Investors” means the limited partners, shareholders or other investors of the Company Funds.

“Company Transaction Expenses” means the fees, costs and expenses (including travel expenses) incurred, payable or reimbursable by each of the Moneda Entities or by or on behalf of the Moneda Shareholders, the Representatives or their respective Affiliates and Agents in connection with the preparation, negotiation or execution of this Agreement, the Ancillary Agreements, the Pre-Closing Reorganization and the consummation or performance of any of the Transactions, including (a) the fees and expenses payable by each of the Moneda Entities to any financial advisors engaged by any Moneda Entity or any Moneda Shareholder in connection with the Transactions, (b) the fees and expenses payable by any Moneda Entity or any of their respective Subsidiaries to Skadden, Arps, Slate, Meagher & Flom LLP, Barros & Errázuriz Abogados, Walkers, Guyer & Regules and any other attorneys engaged by any Moneda Entities in connection with the Transactions, (c) the fees and expenses payable by any Moneda Entity to outside accountants or other advisors, which fees and expenses were incurred in connection with this Agreement and the other Transaction Agreements and the Transactions, (d) any success, change of control, retention, “single trigger” severance (or the enhanced or increased amount of any severance that would be caused by the Transactions in the event of a subsequent termination of employment), Tax gross-up payments relating to the forgiveness of any amounts receivable pursuant to any employee loan arrangements, or other special bonuses or compensatory payments (whether deferred or otherwise) payable to any current or former employee or other individual service provider of any Moneda Entity to the extent such payments arise, are triggered by, or are payable by any Moneda Entity as a result of or in connection with the consummation of the Transactions, and (e) the employer portion of any employment, payroll, social security, unemployment or other Taxes or other amounts associated with the amounts set forth in clause (d) of this definition, but excluding for purposes of this definition any portion of fees and expenses incurred by any Moneda Entity (i) that PIL is responsible for paying under this Agreement or (ii) initiated or otherwise incurred at the written request or direction of PIL or any of its Affiliates or Agents.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of December 16, 2019, by and between Patria Finance Limited and the Company (formerly, Moneda Asset Management S.A.).

“Consent Notice” has the meaning set forth in Section 5.2(a).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license, franchise, insurance policy, undertaking, or other legally binding commitment, arrangement or agreement to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Controlling Party” has the meaning set forth in Section 8.6(c).

“COVID-19 Actions” means any commercially reasonable actions that any Moneda Entity determines in good faith are necessary or prudent for any Moneda Entity to take or not take in connection with (a) mitigating the actual or anticipated adverse effects of the pandemic or public health emergency caused by COVID-19 on the business of the Acquired Companies (including to respond to any supply or service disruptions caused by COVID-19 or to preserve intact its relationships or arrangements with clients, suppliers or Governmental Authorities), (b) protecting the health and safety of clients, personnel and other business relationships of the Moneda Entities and (c) ensuring compliance with any Applicable Law, or order of any quasi-governmental authorities having jurisdiction over the Moneda Entities (including any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester Law, directive, guidelines or recommendations) in connection with or in response to COVID-19.

“Current Policy” has the meaning set forth in Section 5.11.

“De Minimis Amount” has the meaning set forth in Section 9.2(b).

“Deferred Restricted Cash” means the Restricted Cash set forth in Exhibit L.

“Dispute Deadline” has the meaning set forth in Section 2.9(b)(iii).

“Dispute Notice” has the meaning set forth in Section 2.9(b)(iii).

“Dispute Response” has the meaning set forth in Section 2.9(b)(iv).

“Dissenter Rights” has the meaning set forth in Section 2.6(d).

“Dissenting Shareholder” has the meaning set forth in Section 2.6(d).

“Dissenting Shares” has the meaning set forth in Section 2.6(d).

“Dollar/Euro Adjusted Net Revenue” means the portion of the Adjusted Net Revenue (excluding the GDI Adjusted Net Revenue) that is generated by the Moneda Entities in Dollars and Euros, including any portion of the Adjusted Net Revenue generated in Dollars or Euros but reflected in the consolidated financial statements of the Moneda Entities in Chilean pesos (converted into dollars at the Applicable Period Exchange Rate for the applicable period), determined in accordance with IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework used and applied in the preparation of the Example Earn-Out Statement.

“Dollar/Euro Adjusted Net Revenue Growth” means the average of (a) and (b), where (a) is the growth rate between the Dollar/Euro Adjusted Net Revenue for the year ended December 31, 2022 compared to the Dollar/Euro Adjusted Net Revenue for the year ended December 31, 2021, and (b) is the growth rate between the Dollar/Euro Adjusted Net Revenue for the year ended December 31, 2023 compared to the Dollar/Euro Adjusted Net Revenue for the year ended December 31, 2022.

“Dollar/Euro Earn-Out Amount” means the portion of any Earn-Out Amount based on the Dollar/Euro Adjusted Net Revenue Growth.

“Earn-Out Amount” means the sum of (a) the Dollar/Euro Earn-Out Amount, plus (b) the Non-Dollar/Euro Earn-Out Amount, plus (c) the GDI Earn-Out Amount.

“Earn-Out Notice” has the meaning set forth in Section 2.11(e).

“Effective Time” has the meaning set forth in Section 2.4.

“Encumbrance” means any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than any restriction on transferability imposed by Applicable Laws) or encumbrance.

“Environmental Laws” means all Chilean Laws relating to (a) the protection or restoration of the environment, including indoor air, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) pollution, contamination or any injury to persons or property from exposure to any hazardous substance.

“Equity Rights” has the meaning set forth in Section 3.4(b).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

“Estimated Closing Statement” has the meaning set forth in Section 2.9(a)(i).

“Estimated Initial Adjustment Amount” has the meaning set forth in Section 2.9(a)(i).

“Example ANI Statement” means the sample schedule setting forth (a) the accounts that shall be the indicative line items used for purposes of determining the Adjusted Net Income 2021 and the ANI Adjustment Amount, and (b) an illustrative calculation for the seven months ended July 31, 2021 converted to an annual basis solely for purposes of the illustrative calculation, using such accounts, which schedule is set forth on Exhibit B hereto.

“Example Carlyle Statement” means the sample schedule setting forth (a) the accounts that shall be the indicative line items used for purposes of determining each Carlyle Trigger Event Adjustment Amount, and (b) an illustrative calculation using such accounts, which schedule is set forth on Exhibit C hereto.

“Example Closing Statement” means (a) the sample indebtedness and cash schedule setting forth (i) the accounts that shall be the indicative line items used for purposes of determining the Indebtedness Adjustment Amount and the Closing Date Cash and (ii) an illustrative calculation, as of 11.59 p.m., Chile Standard Time, on July 31, 2021, using such accounts, and (b) the sample working capital schedule setting forth (i) the accounts that shall be the indicative line items used for purposes of determining Closing Date Net Working Capital and (ii) an illustrative calculation, as of 11.59 p.m., Chile Standard Time, on July 31, 2021, using such accounts, which schedules are set forth on Exhibit D.

“Example Earn-Out Statement” means the schedule setting forth, for illustrative purposes, (a) the accounts that shall be the indicative line items used for purposes of determining (i) the Adjusted Net Revenue (including a detailed breakdown thereof into Dollar/Euro Adjusted Net Revenue, Non-Dollar/Euro Adjusted Net Revenue and GDI Adjusted Net Revenue, including information per Fund, as set forth for indicative purposes in Exhibit E-1), (b) an illustrative calculation of the Weighted Adjusted Net Income Margin, (c) an illustrative calculation of the Adjusted Net Revenue Growth, and (d) an illustrative calculation of the Earn-Out Amount for the period commencing on January 1, 2021 and ending on December 31, 2023, using such accounts, which schedule is set forth on Exhibit E hereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Assets” means the Excluded Real Estate and MARG.

“Excluded Real Estate” means the properties set forth in Section 1.1(b) of the Company Disclosure Schedule.

“Final ANI Adjustment Amount” has the meaning set forth in Section 2.10(c).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc. and its Subsidiaries.

“FNE” means the Fiscalía Nacional Económica of Chile.

“FNE Filing” means any potential pre-merger notification for competition reviews that the Transactions may trigger in Chile, under the provisions of Title IV of the Chilean Antitrust Law.

“Fund” means any investment fund or other collective investment vehicle or collective investment scheme that is a distinct entity (including any general or limited partnership, corporation, trust or limited liability company, fondo de inversion pursuant to the LUF, and including each separate portfolio or series of any of the foregoing and whether or not dedicated to a single investor, or a series thereof).

“Fundamental Representations” means Section 3.1 (Organization and Related Matters), Section 3.2(a) (Authority), Section 3.3 (Non-Contravention), Section 3.4(a) (Capital Structure; Subsidiaries), Section 3.22 (No Broker), Section 4.1 (Organization and Related Matters), Section 4.2(a) (Authority), Section 4.3 (Non-Contravention), Section 4.4(a) and (c) (Capital Structure; Subsidiaries) and Section 4.13 (No Broker).

“GDI” means Moneda Corredores de Bolsa Limitada.

“GDI Adjusted Net Revenue” means the Net Revenue of the GDI Business (without duplication with respect to the Dollar/Euro Adjusted Net Revenue and the Non-Dollar/Euro Adjusted Net Revenue), calculated as the sum of such net revenue of the GDI Business during the relevant period (converted into dollars at the Applicable Period Exchange Rate for such period), excluding the effects of any extraordinary items, determined in accordance with IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework used and applied in the preparation of the Example Earn-Out Statement.

“GDI Adjusted Net Revenue Growth” means the average of (a) and (b), where (a) is the growth rate of the GDI Adjusted Net Revenue for the year ended December 31, 2022 when compared to the GDI Adjusted Net Revenue for the year ended December 31,2021; and (b) is the growth rate of the GDI Adjusted Net Revenue for the year ended December 31, 2023 when compared to the GDI Adjusted Net Revenue for the year ended December 31, 2022.

“GDI Minority Equity Interest” means [**]% of the equity interests of GDI, currently owned by Inversiones y Asesorías Santa Loreto Limitada.

“GDI Assignment Deed” means the public deed of assignment to be executed by the Company, Inversiones y Asesorías Santa Loreto Limitada and PIL Uruguay on the Closing Date, on terms reasonably satisfactory to PIL Uruguay, pursuant to which (i) Inversiones y Asesorías Santa Loreto Limitada sells, assigns and transfers to PIL Uruguay, and PIL Uruguay purchases and receives from Inversiones y Asesorías Santa Loreto Limitada, the GDI Minority Equity Interests, and (ii) the Company and PIL Uruguay amend clause Fifth of the articles of association of GDI in order to reflect that the new and exclusive partners of GDI are the Company and PIL Uruguay.

“GDI Business” means the (i) business conducted by GDI and (ii) any portfolio management and brokerage services conducted by a Moneda Entity for the benefit of clients of GDI, which are not direct clients of any of the Moneda Entities.

“GDI Earn-Out Amount” means the portion of the Earn-Out Amount based on the Average GDI Adjusted Net Revenue Growth.

“Government Official” has the meaning set forth in Section 3.23(a).

“Governmental Authority” means any U.S., Chile or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, CMF or any other authority, agency, department, board, commission or instrumentality of the U.S., any State of the U.S., Chile or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any U.S., Chile or foreign governmental or non-governmental self-regulatory organization, agency or authority, including the Chilean Stock Exchanges and the CAMV.

“Governmental Filings” has the meaning set forth in Section 3.2(b).

“Guaranteed Obligations” has the meaning set forth in Section 10.1(a).

“Guaranteed Moneda Shareholder Equity Interests” means, with respect to each Guarantor (a) during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the number of shares of the Guaranteed Moneda Shareholder set forth opposite such Guarantor’s name in Annex B hereto, and (b) during the period beginning on the fifth (5th) anniversary of the Closing Date and ending on the date on which such Guarantor ceases to be employed, directly or indirectly, by PIL or any of its Affiliates (including the Moneda Entities) (each such date, a “Specified Termination Date”), a number of shares of its Guaranteed Moneda Shareholder equal to (x) the number set forth opposite such Guarantor’s name in Annex B hereto divided by (y) two (2), rounded to the nearest whole number.

“Guaranteed Obligation” has the meaning set forth in Section 10.1(a).

“Guarantor” means, with respect to each Moneda Shareholder, the individual set forth opposite such Moneda Shareholder’s name on Annex B hereto.

“Guarantor’s Agent for Service of Process” has the meaning set forth in Section 10.10.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“Indebtedness” of a Person means (a) all obligations of such Person for borrowed money, together with all accrued but unpaid interest thereon and other payment obligations thereon, (b) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (c) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities, (d) obligations under interest rate swaps, hedges or similar agreements with respect to interest rates, (e) obligations for the deferred purchase price of services, property or assets, including earn-outs and purchase price adjustments, but excluding any trade payables or accrued expenses arising in the ordinary course of business, and (f) all obligations for guarantees of another Person in respect of the obligations set forth in any of the foregoing clauses, but excluding, in each case of clauses (a) through (f) above, intercompany indebtedness amongst the Moneda Entities.

“Indebtedness Adjustment Amount” means, with respect to the Moneda Entities, without duplication (a) any indebtedness for borrowed money, together with all accrued but unpaid interest thereon and other payment obligations thereon (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof), (b) any indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (c) all obligations in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of any of Moneda Entity, (d) obligations under interest rate swaps, hedges or similar agreements with respect to interest rates, (e) obligations for the deferred purchase price of services, businesses, property or assets, including earn-outs and purchase price adjustments or other similar obligation, but excluding any trade payables or accrued expenses arising in the ordinary course of business (to the extent reflected in the Closing Date Net Working Capital), (f) all unpaid Company Transaction Expenses, (g) all unpaid portion of the full bonuses for the year ended December 31, 2021, (h) the outstanding obligation for any long term bonuses granted as of the date hereof by the Moneda Entities pursuant to Section 5.14 (Accrual of Cash Payments), (i) any indebtedness of a Person of a type that is referred to in clauses (a) through (h) above and which is guaranteed by any of the Acquired Companies or their Subsidiaries, but excluding, without duplication, in each case of clauses (a) through (i) above, any such items to the extent existing solely amongst the Moneda Entities, and (j) the amount of any unpaid income Taxes of the Moneda Entities for any tax period ending on or prior to December 31, 2020, or portion thereof, which amount shall be calculated by taking into account any available income Tax assets for any tax period ending on or prior to December 31, 2020, that actually reduce such Tax liabilities in the same jurisdiction as such assets as a matter of applicable Tax Law (provided that the amount in this clause (j) may be a positive or negative number), in each case without giving effect to the Closing, calculated as of the Calculation Time determined in accordance with IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework used and applied in the preparation of the Example Closing Statement.

“Indemnification Basket” has the meaning set forth in Section 9.2(b).

“Indemnified Party” has the meaning set forth in Section 9.5(a).

“Indemnifying Party” has the meaning set forth in Section 9.5(a).

“Indemnity Cap” has the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” means Ernst & Young LLP. In the event that (x) the aforementioned firm is not willing or able to serve as the Independent Accounting Firm, and (y) PIL and the Moneda Shareholders cannot agree on the joint appointment of another internationally recognized, independent and impartial public accounting firm or forensic accounting firm to serve as Independent Accounting Firm within ten (10) Business Days of a written request by any Party to the other for such an appointment, then the Independent Accounting Firm shall be appointed by the ICC upon the written request of any Party hereto, in accordance with the ICC Rules then in force, within ten (10) Business Days of such written request or as soon as practicable thereafter.

“Infringe” has the meaning set forth in Section 3.18(b).

“Initial Adjustment Amount” means an aggregate amount (converted into dollars at the Applicable Exchange Rate for the Business Day immediately preceding the Closing Date, or in respect of the preparation of the Estimated Closing Statement, the Applicable Exchange Rate for the Business Day immediately preceding delivery thereof) equal to (a) the Net Working Capital Adjustment Amount (which may be a positive or negative number), plus (b) the Cash Adjustment Amount (whether positive or negative), minus (c) the Indebtedness Adjustment Amount. For the avoidance of doubt, the Initial Adjustment Amount may be a positive or negative number.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means any intellectual property rights, including (a) patents, patent applications, (b) trademarks, service marks, certification marks, logos, trade dress, trade names, corporate names, brand names, domain names and other indicators of source or origin, including all goodwill associated therewith, (c) copyrights (including copyrights in software), (d) trade secrets and know-how, and (e) renewals, divisionals, continuations, continuations-in-part, reissues, reexaminations and foreign counterparts of any of the foregoing.

“Interest” means an annual rate equal to SOFR plus two percent (2%).

“Interim Period” means the period from and after the date of this Agreement through the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Section 7.1 (Termination).

“Investment Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

“IRS” means the U.S. Internal Revenue Service.

“Key Person” means each of Pablo Echeverría Benítez, Fernando Tisné Maritano, Alfonso Duval García-Huidobro and Juan Luis Rivera Palma.

“Knowledge of PIL” means the actual knowledge, as of the date of this Agreement, after due inquiry, as to the matters set forth herein and qualified by Knowledge, of Alexandre T. de A. Saigh, Olimpio Matarazzo Neto, Otavio Lopes Castello Branco Neto, Marco Nicola D’Ippolito and Paulo Cirulli.

“Knowledge of the Company” means the actual knowledge, as of the date of this Agreement, after due inquiry, as to the matters set forth herein and qualified by Knowledge of Pablo Echeverría Benítez, Fernando Tisné Maritano, Alfonso Duval García-Huidobro, Juan Luis Rivera Palma, Alfredo Reyes Valderrama, Alejandro Olea González, Javier Montero Ser, Esteban Jadresic Marinovic, Vicente Bertrand Donoso, Ezequiel Camus Ibañez and Ruben Felipe Corvalán Lagos.

“Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, regulation, Order, directive, or other pronouncement of any Governmental Authority.

“Leased Real Property” means the real property leased pursuant to the Leases.

“Leases” has the meaning set forth in Section 3.20(b).

“LMV” means Ley 18.045 de Mercado de Valores of Chile, as amended, and the rules and regulations of the CMF thereunder.

“Lock-Up Period” means the period beginning on the Closing Date and ending, with respect to each Guarantor, on the applicable Specified Termination Date.

“Losses” means any and all damages, liabilities, losses, obligations, judgments, awards, sanctions, interest, fines, penalties, assessments, costs, charges, fees and expenses (including reasonable and documented out-of-pocket fees and expenses of attorneys, accountants, consultants and experts); provided that in calculating Losses, no provision or adjustment shall be made for any multiple of earnings, revenue or other measure of operating results, increase factor or any other premium over book or historical value, except with respect to Losses calculated on the basis of a multiple of earnings, revenue or other measure of operating results, if and to the extent that such Losses or reduced earnings, revenue or operating results are reasonably expected to be sustained or to be recurring, in a manner that impacts the long term value of the Company.

“LUF” means Ley 20.712 de Administración de Fondos de Terceros y Carteras Individuales of Chile, as amended, and the rules and regulations of the CMF thereunder.

“made available” means included in the virtual data room created by the Company, maintained by Intralinks and accessible by PIL; filed electronically with the CMF on a non-confidential basis, or otherwise provided to PIL or its Agents, in each case on or prior to September 1, 2021.

“MAM II HoldCo” has the meaning set forth in the recitals hereto.

“Managed Account” means any investment account that is owned by an investor (or any nominee thereof) and in respect of which a Moneda Entity provides advisory services for compensation on a discretionary or non-discretionary basis, provided, however, that a Managed Account does not include a Company Fund.

“MARG” has the meaning set forth in the recitals hereto.

“Material Adverse Effect” on PIL and its Subsidiaries, on the one hand, or the Moneda Entities, on the other hand, as applicable, means any change or event that has a material adverse effect on (a) the assets, condition, or results of operations of PIL and its Subsidiaries, taken as a whole, or the assets, condition, or results of operations of the Moneda Entities, taken as a whole, as applicable, or (b) the ability of PIL, PIL Uruguay, the Moneda Shareholders or the Moneda Entities, as applicable, to perform its or their obligations under this Agreement or to consummate the Merger and the other Transactions, except that in each case, none of the following changes or events shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) general economic, political, regulatory or social conditions in any of the jurisdictions in which PIL or the Moneda Entities, as applicable, operate; (ii) any change in the financial, banking, currency, capital or credit markets in general (whether in any of the jurisdictions in which PIL or the Moneda Entities, as applicable, operate or in any international market), including changes in interest rates, any downgrades or deterioration in the credit markets; (iii) acts of God, epidemics, pandemics (including the COVID-19 pandemic or similar fact, and any restrictions, quarantines, measures or Orders promulgated or adopted as a result, or to mitigate or address such pandemics), natural disasters, weather conditions, national or international political or social conditions, including the engagement in, or escalation or worsening of, hostilities in or by any of the jurisdictions in which PIL or the Moneda Entities, as applicable, operate or any other country or the occurrence of any military or terrorist attack, any regime change or coup d’etat, any cyber-attack or force majeure; (iv) the negotiation or announcement of this Agreement or of any of the Transaction Agreements or the pendency or consummation of the Transactions (including, for the avoidance of doubt, the Pre-Closing Reorganization), or the disclosure of the fact that PIL and PIL Uruguay are the prospective acquirers of the Moneda Entities, or the Business, or parties to the Transaction Agreements, or any communication by PIL or PIL Uruguay regarding plans or intentions of PIL or PIL Uruguay with respect to the Moneda Entities or the Business; (v) any changes in IFRS or other applicable accounting regulations or accounting standards or principles (or interpretations thereof) or any change in Law or the interpretation or enforcement thereof; (vi) the taking of any action expressly required or contemplated by this Agreement or the Ancillary Agreements (including with respect to the Pre-Closing Reorganization), or any action taken, or failure to take action, or such other changes, in each case which PIL or any of its Affiliates, or the Moneda Shareholders or any of their Affiliates, as applicable, has expressly approved or consented to or requested in writing; (vii) any failure by PIL or its Affiliates, or the Moneda Shareholders or their Affiliates, as applicable, to meet any budgets, plans, revenue forecasts, earnings estimates or financial projections; provided that the reason for, or facts or occurrences giving rise to or contributing to, such failure to meet such forecasts, earnings estimates or financial projections may be taken into account in determining a Material Adverse Effect; and (ix) any matters expressly disclosed in the PIL Disclosure Schedule or the Company Disclosure Schedule; except, in the case of clauses (i), (ii), (iii) and (v), to the extent such change or event disproportionately and adversely affects the Moneda Entities, taken as a whole, relative to Persons in the investment management industry operating in the sectors in which the Moneda Entities operate in Chile.

“Material Contract” has the meaning set forth in Section 3.8(a).

“Measurement Price” means the volume-weighted average price per share, rounded to the nearest four decimal points, of PIL Class A Shares on Nasdaq (as reported on Bloomberg L.P. under the function “VWAP”) for the relevant determination period.

“Merger” has the meaning set forth in the recitals hereto.

“Moneda Entities” means, collectively, the Acquired Companies, together with the legal entities set forth in Annex C hereto.

“Moneda Shareholders” has the meaning set forth in the preamble hereto.

“Moneda Shareholders Agent for Service of Process” has the meaning set forth in Section 11.12(e).

“Moneda Shareholder Indemnified Taxes” has the meaning set forth in Section 8.1(a).

“Moneda Shareholder Indemnitees” has the meaning set forth in Section 9.3(a).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or Section 3(37) of ERISA.

“Nasdaq” means the National Association of Securities Dealers Automated Quotations.

“Net Revenue” means, for any period, (a) gross revenue (for avoidance of doubt, net of VAT), minus (b) rebates, minus (c) other distribution costs.

“Net Working Capital Adjustment Amount” means an amount (which may be a positive or negative number) equal to (a) the Closing Date Net Working Capital minus (b) the Target Net Working Capital.

“Next Generation Retention Plan” means an agreement to be entered at the Closing between the parties and on the terms set forth in Exhibit F hereto.

“Newly Formed FIP” means a Fondo de Inversión Privado to be formed by the Moneda Shareholders as part of the Pre-Closing Reorganization and that will own approximately [**] percent ([**]%) of MAM II HoldCo immediately prior to the Merger.

“Nominal Minority Interests” means the Chilean Advisor Minority Interest and the GDI Minority Equity Interest.

“Non-Controlling Party” has the meaning set forth in Section 8.6(c).

“Non-Dollar/Euro Adjusted Net Revenue” means the portion of the Adjusted Net Revenue (excluding the GDI Adjusted Net Revenue) that is generated by the Moneda Entities in a currency other than dollars or Euros (converted into dollars at the Applicable Period Exchange Rate for the applicable period), determined in accordance with IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework used and applied in the preparation of the Example Earn-Out Statement.

“Non-Dollar/Euro Adjusted Net Revenue Growth” means the average of (a) and (b), where (a) is the growth rate between the Non-Dollar/Euro Adjusted Net Revenue for the year ended December 31, 2022 compared to the Non-Dollar/Euro Adjusted Net Revenue for the year ended December 31, 2021; and (b) is the growth rate of the Non-Dollar/Euro Adjusted Net Revenue for the year ended December 31, 2023 compared to the Non-Dollar/Euro Adjusted Net Revenue for the year ended December 31, 2022.

“Non-Dollar/Euro Earn-Out Amount” means the portion of the Earn-Out Amount based on the Non-Dollar/Euro Adjusted Net Revenue Growth.

“Non-Reimbursable Damages” has the meaning set forth in Section 9.4(f).

“Notice Period” has the meaning set forth in Section 9.5(b).

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Operative Documents” means the Organizational Documents, investment advisory or subadvisory agreements (including portfolio management agreements or contratos de administración de cartera), managed account agreements, brokerage services agreements, subscription documents, investor side letters and other advisory agreements and governing documentation, of a Fund (including, for the avoidance of doubt, any subadvisory agreement entered into by a Company Advisor or a PIL Advisor with another adviser or sub-adviser) or of a Company Client account.

“Order” means any order, judgment, injunction, award, decree or writ adopted or imposed by any Governmental Authority.

“Organizational Documents” means, (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (d) with respect to any Chilean Fund, its reglamento interno; (e) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and (f) with respect to any other Person, its comparable organizational documents; in each case, as has been amended or restated and as in effect on the date hereof.

“Outside Date” has the meaning set forth in Section 7.1(a)(v).

“Party” or “Parties” has the meaning set forth in the preamble hereto.

“Permits” means all permits, licenses, registrations, orders, approvals, certificates, waivers and authorizations of a Governmental Authority held, used or required by the applicable Person in connection with its business and operations.

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments or other governmental charges or levies not yet due and payable or due and payable but not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS, (b) warehousemen’s, mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of business or in connection with construction contracts for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with IFRS, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Leased Real Property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above the Leased Real Property, (e) statutory Encumbrances in favor of lessors arising in connection with any property leased to any Moneda Entity, (f) other Encumbrances, defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case and in the aggregate, do not materially interfere with the ordinary conduct of the Business, (g) Encumbrances incurred or deposits made to a Governmental Authority in connection with a Permit; (h) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (i) third-party Encumbrances on the fee title of any Leased Real Property, (j) Encumbrances that do not, and would not reasonably be expected to, individually or in the aggregate, materially detract from the value of any of the properties, rights or assets of the business of the Moneda Entities, taken as a whole, or materially interfere with the use thereof as currently used by the Moneda Entities, and (k) those resulting from (A) the Transaction Agreements or (B) PIL, PIL Uruguay, their identity or their legal, regulatory contractual or corporate status.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, Fund or other entity or organization, including a Governmental Authority.

“PIL” has the meaning set forth in the preamble hereto.

“PIL Advisor” means any of the PIL entities who provide advisory and sub-advisory services to clients (including PIL Funds).

“PIL Agent for Service of Process” has the meaning set forth in Section 11.12(c).

“PIL Class A Shares” has the meaning set forth in Section 4.4(a).

“PIL Class B Shares” has the meaning set forth in Section 4.4(a).

“PIL Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article 4 (Representations and Warranties of PIL and PIL Uruguay).

“PIL Financial Statements” has the meaning set forth in Section 4.5(c).

“PIL Fund” means a Fund for which PIL or any of its Subsidiaries provides advisory or subadvisory services pursuant to its Operative Documents.

“PIL Indemnitees” has the meaning set forth in Section 9.2(a).

“PIL SEC Reports” has the meaning set forth in Section 4.5(a).

“PIL Tax Indemnified Parties” has the meaning set forth in Section 8.1(a).

“PIL Uruguay” has the meaning set forth in the preamble hereto.

“PIL Uruguay Agent for Service of Process” has the meaning set forth in Section 11.12(d).

“Plan” means each employee benefit plan, program, policy, and contract (including but not limited to, any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive, excess benefit, profit sharing, full-week (“semana corrida”), compensation, deferred compensation, agreed deposits (“depósito convenido”), share bonus, share purchase, restricted share, option or other equity-based arrangement, sick leave, leave of absence, short or long-term disability and any employment, termination, retention, acknowledgement of seniority, health and medical insurance plan, life insurance plan, disability insurance plan, bonus, change in control or severance plan or any other plan, program, policy or contract whether written or unwritten, funded or unfunded) for the benefit of any current or former officer, employee, director or consultant of a Moneda Entity in each case (a) that is sponsored, maintained or contributed to by a Moneda Entity or (b) with respect to which a Moneda Entity may have any liability or obligation.

“Plan of Merger” has the meaning set forth in Section 2.4.

“Pledge and Lock-Up Agreement” means each pledge, security, control and lock-up agreement between PIL and each Moneda Shareholder, substantially in the form of Exhibit G hereto.

“Post-Closing Adjustment Dispute” has the meaning set forth in Section 2.9(b)(vii).

“Post-Closing Adjustment Dispute Arbitrator” has the meaning set forth in Section 2.9(b)(vii).

“Post-Closing Tax Period” means any taxable period (or portion thereof) that begins after the Closing Date.

“Pre-Closing Reorganization” has the meaning set forth in the recitals hereto.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Pre-Closing Taxes” means any Taxes that are attributable to any Pre-Closing Tax Period (including by reason of the operation of Section 8.5) or directly resulting from the Pre-Closing Reorganization.

“Privacy Policies” has the meaning set forth in Section 3.19(a).

“Pro Forma Lease Expense” means an amount per annum equal to eleven thousand seventy one point two (11,071.2) UF.

“Pro Rata Share” means, with respect to each Moneda Shareholder, the percentage set forth opposite such Moneda Shareholder’s name on Annex A hereto.

“Proceedings” has the meaning set forth in Section 3.9(a).

“Property Taxes” means real, personal and intangible ad valorem property taxes.

“PTE 84-14” has the meaning set forth in Section 3.11(i).

“Registration Rights Agreement” means a registration rights agreement among PIL and the Moneda Shareholders, substantially in the form of Exhibit H hereto.

“Regulatory Documents” means, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to the Securities Laws or the rules and regulations of any Governmental Authority or foreign governmental or non-governmental or self-regulatory organization agency or authority (including the Chilean Stock Exchanges, CAMV, the BVI FSC, Nasdaq and FINRA).

“Representatives” means any two (2) of the Key Persons, acting together in accordance with Section 11.5(a).

“Requisite Regulatory Approval” has the meaning set forth in Section 5.9(b).

“Restricted Cash” has the meaning set forth in the definition of Closing Date Cash.

“Restricted Period” has the meaning set forth in Section 10.7.

“Sanctioned Person” has the meaning set forth in Section 3.23(c).

“Sanctioned Territory” has the meaning set forth in Section 3.23(c).

“Sanctions” has the meaning set forth in Section 3.23(c).

“SDN List” means OFAC’s list of Specially Designated Nationals and Blocked Persons.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Consent Notice” has the meaning set forth in Section 5.2(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Securities Laws” means the LMV, LUF, Securities Act, the Exchange Act, the Investment Company Act, the Investment Advisers Act, state “blue sky,” securities and investment advisory laws, all applicable foreign securities laws, and, in each case, the rules and regulations promulgated thereunder.

“Shareholder Guaranty” shall have the meaning set forth in Section 10.1(a).

“Similar Law” means any federal, state, local, non-U.S. or other law or regulation that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“SOFR” means the Secured Overnight Financing Rate published by the Federal Reserve Bank of New York on its website (currently at http://www.newyorkfed.org, or any successor source for such rate as identified by such by the Federal Reserve Bank of New York from time to time) for the Business Day immediately prior to the date on which relevant Interest begins to accrue pursuant to this Agreement.

“Specified Acceleration Event” shall mean with respect to a Guarantor, his voluntary termination of employment with, or resignation from, the Company or any of its Affiliates upon the occurrence of a Specified Release Event.

“Specified Exceptions” has the meaning set forth in Section 5.1(a).

“Specified Payment” has the meaning set forth in Section 2.12(a).

“Specified Release Event” shall mean an event that constitutes a material breach by PIL of (a) a Fundamental Representation made by PIL under Sections 4.1, 4.2(c), 4.4(a) and 4.4(c) or (b) of the representation set forth in Section 4.12 (Foreign Corrupt Practices, Anti-Money Laundering and Other Matters), or in the case of (b) if occurring after the Closing, would have resulted in a material breach of Section 4.12 (Foreign Corrupt Practices, Anti-Money Laundering and Other Matters) had such event happened prior to Closing, if following such occurrence or the publicity thereof (x) any director, executive or employee of PIL or its Subsidiaries, excluding, for the avoidance of doubt their portfolio companies (the “Subject Companies”), has been charged with, or detained or imprisoned for, criminal conduct by a Governmental Authority, (y) the reputation of a PIL and its Subsidiaries, taken as a whole, has been materially and repeatedly tarnished publicly, and, as a result of the events resulting in such breach, the average trading price of PIL’s Class A Shares over a 30 day trading period has dropped by 40% with respect to the average trading price thereof during the 30-day period preceding either the occurrence or the publicity of such event.

“Stock Purchase” has the meaning set forth in Section 2.1.

“Straddle Period” has the meaning set forth in Section 8.2(a).

“Subsidiary” means, when used with reference to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or persons performing similar functions, or more than fifty percent (50%) of the outstanding voting securities of which are owned, directly or indirectly, by such Person; provided, however, that none of the following shall be considered to be Subsidiaries of any Acquired Company or any Affiliate of any such Acquired Company: (a) any entity registered as an investment company under the Investment Company Act; (b) any entity that would, but for Section 3(c)(1) or 3(c)(7) of the Investment Company Act, be required to be so registered; (c) any other entity intended to serve as an investment pool of any kind (regardless of the ownership interest of the Company or any such Affiliate); (d) any entity in which an Acquired Company or any Affiliate of such Acquired Company has made a “seed money” investment; or (e) any Company Fund.

“Surviving Corporation” has the meaning set forth in Section 2.2.

“Target Cash” means zero (0).

“Target Net Working Capital” means [**] dollars ($[**]).

“Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item which actually decreases Taxes paid (determined on a “with and without” basis), including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Claim” has the meaning set forth in Section 8.6(a).

“Tax Indemnified Party” has the meaning set forth in Section 8.6(a).

“Tax Indemnifying Party” has the meaning set forth in Section 8.6(a).

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Proceeding” has the meaning set forth in Section 8.6(b).

“Tax Return” means returns, reports, affidavits and other forms filed or required to be filed in connection with the assessment or collection of, any Taxes.

“Taxes” means all taxes (and all inflation adjustments, interest, fines, and penalties thereon and additions thereto imposed by any Taxing Authority, whether disputed or not), including all income, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, estimated, social security, Medicare, unemployment or withholding taxes, or other tax, assessment, fee, duty or charge of any kind whatsoever in the nature of or similar to a tax imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax, including the IRS and the Chilean Tax Authority.

“Third Party Claim” has the meaning set forth in Section 9.5(b).

“Total Cash Consideration” means an aggregate amount of cash in dollars equal to (i) the Base Cash Consideration, plus (ii) the Initial Adjustment Amount (whether positive or negative), as adjusted pursuant to Section 2.10 (Adjusted Net Income Adjustment), Section 2.11 (Earn-Out), Section 2.12 (Deferred Consideration Payment) and Section 2.13 (Carlyle Trigger Event).

“Total Consideration” means (i) the Total Cash Consideration, plus (ii) the Closing Share Consideration Value.

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by the Transaction Agreements.

“Transfer Form” means a traspaso de acciones executed pursuant to the laws of Chile, before two (2) witnesses or a Public Notary, by each Moneda Shareholder and PIL Uruguay in order to effect the transfer of the Cash Purchase Shares (other than the GDI Minority Equity Interests) as agreed hereunder.

“Transfer Taxes” has the meaning set forth in Section 8.4.

“UCITS” means a collective investment scheme governed by the UCITS Directive for which an Acquired Company provides advisory or subadvisory services pursuant to its Operative Documents.

“UCITS Directive” means Directive 2009/65/EC of the European Parliament and of the Council of 13 July 2009 on the coordination of laws, regulations and administrative provisions relating to undertakings for collective investment in transferable securities, as amended by Directive 2014/91/EU of the European Parliament and of council of 23 July 2014 as regards to depositary functions, remuneration policies and sanctions and as amended from time to time.

“UF” means Unidad de Fomento, applicable in Chile.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“U.S.” means the United States of America.

“U.S. Advisor” means Moneda USA, Inc.

“U.S. Advisor Advisory Contract” has the meaning set forth in Section 5.2(a).

“U.S. Company Fund” means a Fund sponsored or managed by the U.S. Advisor.

“VAT” means value added tax applicable in Chile.

“Voting Agreement” means the voting agreement, dated as of the date hereof, by and among Patria Holdings Limited, MAM II HoldCo, the Moneda Shareholders, and the Moneda Partners (as defined therein), a copy of which is attached as Exhibit I hereto.

“Weighted Adjusted Net Income Margin” means the quotient of (a) the sum of (i) the Adjusted Net Income Margin for the year ended December 31, 2022 multiplied by the Adjusted Net Revenue for the year ended December 31, 2022, plus (ii) the Adjusted Net Revenue for the year ended December 31, 2023 multiplied by the Adjusted Net Revenue for the year ended December 31, 2023, divided by (b) the sum of Adjusted Net Revenue for the years ended December 31, 2022 and 2023.

“2021 Employment-Related Expenses” has the meaning set forth in the definition of Bonus Amount 2021 Provision.

ARTICLE 2

THE TRANSACTIONS

Section 2.1 The Company Stock Purchase . On the terms of this Agreement and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article 6 (Conditions to Closing), at the Closing, immediately after or simultaneously with the consummation of the Merger, PIL Uruguay shall, and PIL shall cause PIL Uruguay to, purchase, acquire and accept from each Moneda Shareholder, and the Company shall cause each Moneda Shareholder, and each Moneda Shareholder shall, sell, convey, assign and transfer to PIL Uruguay, the Cash Purchase Shares, in the numbers and for their respective Pro Rata Share (set forth in Annex A hereto) of the Closing Cash Consideration Payment (the “Stock Purchase”).

Section 2.2 The MAM II HoldCo Mergers. On the terms of this Agreement and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article 6 (Conditions to Closing) and in accordance with the applicable provisions of the CICA, at the Closing, immediately prior to or simultaneously with the consummation of the Stock Purchase, PIL shall, as to itself, and each Moneda Entity and each Moneda Shareholder, as to MAM II HoldCo, shall, act to cause and assure that (a) MAM II HoldCo shall merge with and into PIL, with PIL being the surviving entity, and upon the Merger becoming effective, the Registrar of Companies shall strike MAM II HoldCo off the register of companies in the Cayman Islands, such that the separate corporate existence of MAM II HoldCo shall thereupon cease, (b) PIL shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the Cayman Islands and (c) the separate existence of the Surviving Corporation with all its rights, privileges, immunities, powers and franchise shall continue after the Merger. The Parties further agree that the Merger shall not be treated as a realization event for Chilean Tax purposes (and thus that taxable gain or loss will not be realized for Chilean Tax purposes as a result of the Merger) and the Parties shall not take any position on any Tax Return inconsistent with such agreement unless otherwise required by Applicable Law. Without limiting the generality of the foregoing, and subject thereto, on the Closing Date and at the Effective Time, all of the property, rights, privileges, powers and franchises of PIL and MAM II HoldCo shall vest in the Surviving Corporation, and all debts, liabilities and duties of PIL and MAM II HoldCo shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.3 Closing . The consummation of the Transactions (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, commencing at 10:00 a.m., Chilean time, on the date that is ten (10) Business Days following the date on which all of the conditions set forth in Article 6 (Conditions to Closing) have been satisfied or waived, if permissible by the Parties entitled to the benefits thereto (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing), or at such other date, time and place as PIL and the Representatives shall mutually agree in writing (the date on which the Closing actually takes place being referred to herein as the “Closing Date”).

Section 2.4 Effective Time . On the terms of this Agreement and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article 6 (Conditions to Closing), at the Closing, MAM II HoldCo, PIL and the Moneda Shareholders shall (and in the case of the Moneda Shareholders, shall cause the Newly Formed FIP to) execute the plan of merger, substantially in the form attached hereto as Exhibit J (the “Plan of Merger”), and as soon as practicable on the Closing Date, shall file the Plan of Merger and other documents required under the CICA to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA. The Plan of Merger shall specify that the Merger shall become effective upon the registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands (the effective time of the Merger being hereinafter referred to as the “Effective Time”). At the Effective Time, the effect of the Merger will be as provided in this Agreement, and, to the extent not inconsistent herewith, the Plan of Merger and the applicable provisions of the CICA; provided that in the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Plan of Merger, this Agreement shall prevail as between the Parties.

Section 2.5 Consideration for the Transactions .

(a) Stock Purchase Cash Consideration. At the Closing, in consideration for the purchase of the Cash Purchase Shares, PIL Uruguay shall, and PIL shall cause PIL Uruguay to, pay to each Moneda Shareholder, by wire transfer of immediately available funds to the account set forth opposite each such Moneda Shareholder’s name in Annex A hereto (or such other account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices)), its Pro Rata Share of an aggregate amount of cash in dollars (the “Closing Cash Consideration Payment”) equal to (x) the Base Cash Consideration plus or minus, as applicable, (y) the Estimated Initial Adjustment Amount (as calculated by the Representatives in the Estimated Closing Statement).

(b) Merger Consideration. At the Closing, each shareholder of MAM II HoldCo shall receive a number of PIL Class B Shares equal to the Closing Share Consideration Percentage set forth opposite each such Moneda Shareholder’s name in Annex A hereto, and each share of MAM II HoldCo that is issued and outstanding immediately prior to the Closing shall cease to be outstanding, shall automatically be cancelled and retired and shall cease to exist without any action on the part of any holder thereof.

(c) Total Consideration. The aggregate consideration for the Stock Purchase and the Merger shall be the Total Consideration.

Section 2.6 Merger Procedures .

(a) Exchange Procedures. At the Effective Time, PIL shall, in exchange for the MAM II HoldCo shares held by each Moneda Shareholder, deliver to each Moneda Shareholder a certified copy of the register of members of PIL reflecting a number of PIL Class B Shares equal to the Closing Share Consideration Percentage set forth opposite each such Moneda Shareholder’s name in Annex A hereto, duly registered under the name of such Moneda Shareholder.

(b) Organizational Documents. As of the Effective Time, the memorandum & articles of association of PIL, as in effect immediately prior to the Effective Time, shall be the memorandum & articles of association of the Surviving Corporation, until thereafter amended in accordance with Applicable Law, the applicable provisions of such memorandum & articles of association.

(c) Directors and Officers. The directors and officers of PIL existing at the Closing Date, together with any other person designated to the Board of Directors (including the individual designated in accordance with the Voting Agreement), shall be the directors and officers of the Surviving Corporation and shall hold office in accordance with the memorandum & articles of association of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company existing at the Closing Date shall be the officers of the Company immediately after Closing, and the chief executive officer of the Company immediately before the Closing shall report directly to the chief executive officer of PIL after the Closing, in each case, without prejudice to the rights of (x) the Moneda Shareholders and PIL under its Organizational Documents and Applicable Law, and (y) the Moneda Partners under the Voting Agreement.

(d) Statutory Dissenter Rights. Notwithstanding anything in this Agreement to the contrary, any PIL Class B Shares or MAM II HoldCo shares that are issued and outstanding immediately prior to the Effective Time and are held by a holder (each, a “Dissenting Shareholder”) who has validly exercised and not withdrawn or lost its right to dissent from the Merger (“Dissenter Rights”) pursuant to Section 238 of the CICA (collectively, the “Dissenting Shares”) shall be surrendered and cancelled and cease to exist at the Effective Time, but shall not be converted into or exchangeable for or represent the right to receive the Closing Share Consideration, and each such Dissenting Shareholder shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 238 of the CICA. If any Dissenting Shareholder failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his or her rights thereunder, then as of the later of the Effective Time, the occurrence of such event or a court of competent jurisdiction determining that such holder is not entitled to the relief provided by Section 238 of the CICA, the Dissenting Shareholder shall, in respect of its Dissenting Shares surrendered and cancelled at the Effective Time, be entitled to receive consideration in connection with the Merger (without any interest thereon), pursuant to this Section 2.6 (Merger Procedures). PIL, or the Moneda Shareholders, as applicable, shall give the Moneda Shareholders or PIL, respectively, (i) prompt notice of any written notice of exercise of Dissenter Rights, attempted withdrawals of such Dissenter Rights, and any other instruments served pursuant to Applicable Law that are received by PIL or MAM II HoldCo relating to PIL shareholders’ or MAM II HoldCo shareholders’ exercise of Dissenter Rights, as applicable and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of Dissenter Rights under the CICA. PIL or the Moneda Shareholders shall not, except with the prior written consent of the Moneda Shareholders or PIL, respectively, voluntarily make any payment with respect to any exercise of Dissenter Rights, offer to settle or settle any such Dissenter Rights or approve any withdrawal of any such Dissenter Rights. The Parties hereby agree that the Closing Share Consideration represents the fair value of the shares of MAM II HoldCo for purposes of Section 238(8) of the CICA.

Section 2.7 Closing Deliverables .

(a) At the Closing, the Moneda Shareholders shall deliver, or cause to be delivered, to PIL or its designee:

(i) the certificate provided for in Section 6.2(c);

(ii) all the outstanding stock certificates issued and held by each Moneda Shareholder representing their respective ownership of all the Cash Purchase Shares (other than the GDI Minority Equity Interests) held by such Moneda Shareholder;

(iii) Transfer Forms, duly executed by each Moneda Shareholder with respect to the their respective Cash Purchase Shares (other than the GDI Minority Equity Interests);

(iv) the GDI Assignment Deed, duly executed by the Company and Inversiones y Asesorías Santa Loreto Limitada.

(v) the original shareholders register of the Company and the Chilean Advisor, duly updated to reflect the transfer of the Cash Purchase Shares (other than GDI Minority Equity Interests) to PIL Uruguay and evidencing the registration of PIL Uruguay’s ownership as of the Closing of the Cash Purchase Shares (other than the GDI Minority Equity Interests) free and clear of all Encumbrances;

(vi) duly executed written instruments releasing and discharging any Encumbrances existing as of the Closing on the Cash Purchase Shares;

(vii) the special resolutions of the members of MAM II HoldCo, in a form reasonably acceptable to PIL, effective as of the Closing, approving the Merger and Plan of Merger; and

(viii) a counterpart to each Ancillary Agreement to which the Moneda Shareholders, or their Affiliates are a party, duly executed by each Moneda Shareholder and its applicable Affiliates.

(b) At the Closing, PIL shall deliver, or cause to be delivered, to the Moneda Shareholders or their designee:

(i) the certificate provided for in Section 6.3(d);

(ii) a counterpart to each Ancillary Agreement to which PIL or its Affiliates are a party, duly executed by PIL or its applicable Affiliate;

(iii) the special resolutions of the members of PIL, in a form reasonably acceptable to the Moneda Shareholders, effective as of the Closing, (a) approving the Merger and Plan of Merger; and (b) approving the appointment of an individual designated by the Moneda Partners as a director of PIL;

(iv) a counterpart to each Transfer Form delivered pursuant to Section 2.7(a)(iii), duly executed by PIL Uruguay;

(v) the GDI Assignment Deed, duly executed by PIL Uruguay;

(vi) the Closing Cash Consideration Payment; and

(vii) the Closing Share Consideration.

Section 2.8 Proceedings at Closing . All proceedings to be taken, all documents to be executed and delivered, and all payments to be made and consideration to be delivered at the Closing shall be deemed to have been taken, executed, delivered and made simultaneously, and, except as expressly provided hereunder, no proceedings shall be deemed taken nor any documents executed, delivered or made until all have been taken, executed, delivered or made. For accounting purposes, the Closing shall be deemed effective as of 11:59 p.m., Chilean time on the day immediately prior to the Closing Date.

Section 2.9 Stock Purchase Cash Consideration; Adjustments .

(a) Estimated Initial Adjustment Amount.

(i) No later than five (5) Business Days prior to the Closing Date, the Representatives shall provide to PIL a written statement (the “Estimated Closing Statement”) setting forth the Moneda Shareholders’ good faith estimate of the Initial Adjustment Amount (the “Estimated Initial Adjustment Amount”), based on the Moneda Shareholders’ good faith calculations of the (A) Net Working Capital Adjustment Amount, (B) Cash Adjustment Amount, and (C) Indebtedness Adjustment Amount, together with a calculation, based on the foregoing, of the Closing Cash Consideration Payment and the applicable Pro Rata Share payable to each Moneda Shareholder. The Estimated Closing Statement shall be prepared in accordance with (w) IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework and (x) the definitions of Cash Adjustment Amount, Net Working Capital Adjustment Amount, Indebtedness Adjustment Amount and, in each case, with any other component definitions thereof set forth in this Agreement.

(ii) The Moneda Shareholders shall consider in good faith (but otherwise shall not be obligated to implement or execute) any written comments that PIL may provide to the Estimated Closing Statement within forty eight (48) hours of receipt by PIL thereof. For the avoidance of doubt, any failure by PIL to deliver any notice of its disagreement with any portion of the Estimated Closing Statement, or failure by PIL to include in any such notice a portion of the Estimated Closing Statement with which PIL disagrees, shall not affect, modify or otherwise prejudice in any way PIL’s rights and remedies under Section 2.9(b) of this Agreement. To the extent the Moneda Shareholders elect to implement or execute any written comments provided by PIL to the Estimated Closing Statement, the Representatives shall deliver to PIL a revised Estimated Closing Statement reflecting such comments prior to the Closing Date, which revised Estimated Closing Statement shall be deemed to be the definitive Estimated Closing Statement for all purposes under this Agreement, without prejudice to the Moneda Shareholders’ rights under Section 2.9(b) (Initial Adjustment Amount).

(iii) Subject to Section 5.4(a) (Access to Information), following the delivery of the Estimated Closing Statement, the Moneda Shareholders shall provide PIL and its Agents (at PIL’ expense), during normal business hours, with reasonable access to the relevant books and records (including working papers, invoices, receipts and other supporting documentation) of the Company and its Subsidiaries, to the extent in the possession or control of such Party, and otherwise reasonably cooperate in good faith to answer reasonable questions in connection with the Estimated Closing Statement and the preparation thereof.

(b) Initial Adjustment Amount

(i) As soon as practicable, but in any event no later than ninety (90) days after the Closing Date, PIL shall prepare and deliver to the Representatives a statement (the “Closing Statement”) setting forth PIL’s good faith calculation of the (A) Net Working Capital Adjustment Amount, (B) Cash Adjustment Amount and (C) Indebtedness Adjustment Amount, together with a calculation, based on the foregoing good faith calculations, of the Initial Adjustment Amount, in each case including reasonable supporting detail for such calculations. The Closing Statement shall be prepared in accordance with (w) IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework and (x) the definitions of Cash Adjustment Amount, Net Working Capital Adjustment Amount, Indebtedness Adjustment Amount and, in each case, with any other component definitions thereof set forth in this Agreement. If PIL does not deliver the Closing Statement to the Representatives within ninety (90) days after the Closing Date, the Representatives may elect by written notice to PIL to deem the Estimated Closing Statement as the Closing Statement that is final and binding on the Parties or to prepare the Closing Statement as required hereunder but only if prior to the expiration of such period, PIL has received on a timely basis information requested of the Moneda Entities and has been provided the access referred to in the immediately subsequent clause (ii). Upon the Representatives’ preparation of the Closing Statement and delivery of such to PIL, PIL shall have thirty (30) days to review the Closing Statement and the dispute provisions outlined below shall apply mutatis mutandis.

(ii) In connection with PIL’s or the Representatives’ preparation of the Closing Statement, as applicable, and the Representatives’ or PIL’s preparation of the Dispute Notice, as applicable, each Party shall provide reasonable access to its Agents and employees (responsible for and knowledgeable about the relevant information) and assure its Affiliates act in good faith to provide access to, relevant books and records (including working papers, invoices, receipts and other supporting documentation), to the extent in the possession or control of such Party and its Affiliates. Each Party shall promptly, and in any event within such timeframe as may be reasonably required by the other Party, make available such employees and records and respond to the reasonable inquiries of, or requests for information by, the other Party, as set forth in this clause (ii).

(iii) Within thirty (30) days following the Representatives’ receipt of the Closing Statement (the “Dispute Deadline”), the Representatives may provide written notice to PIL disputing all or a part of the Closing Statement (such notice, a “Dispute Notice”). If the Representatives do not deliver a Dispute Notice to PIL within the Dispute Deadline, or if the Representatives accept in writing the Closing Statement before the expiration of such Dispute Deadline, then the Closing Statement shall become final and binding upon the Parties. Any Dispute Notice shall specify in reasonable detail the basis of any dispute so asserted, and the specific amounts or line items of the Closing Statement that are in dispute.

(iv) PIL shall have the right, but not the obligation, to deliver to the Representatives a written response to the Dispute Notice (the “Dispute Response”).

(v) If a Dispute Notice is duly delivered to PIL in accordance with this Section 2.9 prior to the Dispute Deadline, then (x) any such items and amounts not disputed therein shall be final, binding and non-appealable by the Moneda Shareholders, and (y) in respect to any amounts and items that are disputed on the Dispute Notice, the Closing Statement (as revised in accordance with this sentence) shall become final, binding and non-appealable upon the Moneda Shareholders and PIL on the earlier of (A) the date the Representatives and PIL resolve in writing (signed by an authorized representative) any differences they have with respect to the amounts and items specified in the Dispute Notice or (B) the date any disputed matters are finally resolved in writing by the Post-Closing Adjustment Dispute Arbitrator.

(vi) PIL and the Representatives shall use commercially reasonable efforts to resolve the disputed items during the thirty (30)-day period commencing on the date of PIL’s receipt of the Dispute Notice. Any written resolution executed by the Representatives and an authorized representative of PIL as to any amounts and items in dispute shall be final, binding and conclusive.

(vii) At the end of such thirty (30)-day period, either the Representatives or PIL may submit any and all amounts and items that remain in dispute and that were included in the Dispute Notice (the “Post-Closing Adjustment Dispute”) to the Independent Accounting Firm for designation of a neutral and non-conflicted partner thereat to act as arbitrator of the Post-Closing Adjustment Dispute (the “Post-Closing Adjustment Dispute Arbitrator”). The place of arbitration shall be New York, New York. The award of the Post-Closing Adjustment Dispute Arbitrator, which shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., shall be final and binding upon the Parties to the fullest extent permitted by Applicable Law and may be enforced in any court of competent jurisdiction. The Post-Closing Adjustment Dispute Arbitrator shall render his or her award regarding the Post-Closing Adjustment Dispute within thirty (30) Business Days after the date of his or her appointment, or as soon as practical thereafter, which award must be in writing and must set forth, in reasonable detail, the basis therefor. Each of the Representatives and PIL shall execute and deliver a customary engagement letter as may be reasonably requested by the Independent Accounting Firm or the Post-Closing Adjustment Dispute Arbitrator; provided that a Party’s delay or lack of execution or delivery thereof shall not preclude the other Party’s exercise of its rights hereunder. Subject to the provisions of this Section 2.9(b)(vii), the terms of appointment and engagement of the Post-Closing Adjustment Dispute Arbitrator shall be as reasonably agreed upon between the Representatives and PIL, and any associated engagement fees shall be initially borne fifty percent (50%) by the Moneda Shareholders and fifty percent (50%) by PIL; provided that all such fees shall ultimately be borne by the Moneda Shareholders and PIL in inverse proportion as such Party ultimately prevails on the matters resolved by the Post-Closing Adjustment Dispute Arbitrator, which proportionate allocations shall also be determined by the Post-Closing Adjustment Dispute Arbitrator at the time the award of the Post-Closing Adjustment Dispute Arbitrator is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties hereto in connection with resolving any dispute hereunder before the Post-Closing Adjustment Dispute Arbitrator shall be borne by the Party incurring such cost and expense. In resolving the Post-Closing Adjustment Dispute, the Post-Closing Adjustment Dispute Arbitrator shall, and shall be instructed by the Representatives and PIL to, (A) be bound by the provisions of this Section 2.9, and apply the Agreement and the Accounting Framework to resolve any such disputed items, (B) not assign a value to any item higher than the highest value claimed for such item or lower than the lowest value for such item claimed by either PIL or the Moneda Shareholders, (C) base its award solely on the Closing Statement, the Dispute Notice, and the Dispute Response (if applicable) and shall not otherwise conduct an independent investigation and (D) limit its decision to only such items as are in dispute.

(viii) The Parties shall, and shall use reasonable best efforts to cause their respective independent accountants and their respective Affiliates to, cooperate and assist in the calculation of the Initial Adjustment Amount and the components thereof, and in the conduct of the review by the Post-Closing Adjustment Dispute Arbitrator of any proposed calculations of the Initial Adjustment Amount or the components thereof, including making reasonably available within business hours and without any disruption to the business of the Moneda Entities or PIL and its Affiliates (to the extent necessary to resolve the items in dispute and subject to customary confidentiality and indemnity agreements) books, records, work papers and relevant personnel.

(ix) Upon final determination of the Initial Adjustment Amount (and the components thereof) pursuant to this Section 2.9(b):

(A) Closing Underpayment: If the Estimated Initial Adjustment Amount is lower than the Initial Adjustment Amount as finally determined in accordance with this Section 2.9(b) (such shortfall, the “Closing Underpayment”), then PIL shall pay the Closing Underpayment by delivering to each Moneda Shareholder, at PIL’s sole discretion (1) such Moneda Shareholder’s Pro Rata Share (as calculated by the Representatives in a notice delivered to PIL) of an aggregate amount of cash in dollars equal to the Closing Underpayment, by wire transfer of immediately available funds to the account set forth opposite each such Moneda Shareholder’s name in Annex A hereto (or such other account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices)), or (2) such Moneda Shareholder’s Pro Rata Share of an aggregate number of PIL Class A Shares equal to the quotient of (I) the Closing Underpayment divided by (II) the Measurement Price for the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date of payment; provided that PIL may elect to pay the Closing Underpayment in any combination of cash (in accordance with the foregoing sub-clause (1)) and shares (in accordance with the foregoing sub-clause (2)).

(B) Closing Overpayment: If the Estimated Initial Adjustment Amount is higher than the Initial Adjustment Amount as finally determined in accordance with this Section 2.9(b) (such excess, the “Closing Overpayment”), then each Moneda Shareholder shall pay the Closing Overpayment by delivering to PIL, at such Moneda Shareholder’s sole discretion (1) such Moneda Shareholder’s Pro Rata Share of an aggregate amount of cash in dollars equal to the Closing Overpayment, by wire transfer of immediately available funds to the account designated by PIL in accordance with Section 11.8 (Notices), or (2) such Moneda Shareholder’s Pro Rata Share of an aggregate number of shares equal to the quotient of (I) the Closing Overpayment divided by (II) the Measurement Price for the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date of payment, by delivering any PIL Class A Shares that such Moneda Shareholder may have received in accordance with this Agreement, or PIL Class B Shares; provided that the Moneda Shareholders may elect to pay the Closing Overpayment by delivering any combination of cash (in accordance with the foregoing sub-clause (1)) and shares (in accordance with the foregoing sub-clause (2)); provided, further, that in no event shall the aggregate amount which each Moneda Shareholder is obligated to pay PIL pursuant to this clause (B) exceed an amount in dollars equal to such Moneda Shareholder’s Pro Rata Share of the Closing Overpayment.

(x) Any payment of the Closing Underpayment or the Closing Overpayment, as applicable, pursuant to this Section 2.9 shall be payable within ten (10) Business Days after the date the Initial Adjustment Amount is finally determined in accordance with this Section 2.9, together with Interest thereon payable in cash accruing from the date such payment is due until the date of payment, calculated on the basis of a year of three hundred sixty-five (365) days.

Section 2.10 Adjusted Net Income Adjustment .

(a) No later than thirty (30) days after the audited annual consolidated financial statements of the Surviving Corporation for the year ended December 31, 2021 are approved by its board of directors (the “ANI Adjustment Calculation Deadline”), PIL shall provide to the Representatives a written statement setting forth PIL’s good faith calculation of the ANI Adjustment Amount (the “ANI Adjustment Amount Calculation”), including reasonable supporting detail for such calculation, and prepared in accordance with (w) IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework and (x) the definitions of Adjusted Net Income 2021, ANI Adjustment Amount and, in each case, with any other component definitions thereof set forth in this Agreement. If PIL does not deliver the ANI Adjustment Amount Calculation to the Representatives before the expiration of the ANI Adjustment Calculation Deadline, the Representatives may elect by written notice to PIL to prepare the ANI Adjustment Amount Calculation as required hereunder. Upon the Representatives’ preparation of the ANI Adjustment Amount Calculation and delivery of such to PIL, PIL shall have thirty (30) days to review the ANI Adjustment Amount Calculation and the dispute provisions outlined below shall apply mutatis mutandis.

(b) Within thirty (30) days following receipt of the ANI Adjustment Amount Calculation, the Representatives may provide written notice to PIL disputing all or a part of the ANI Adjustment Amount Calculation, in which case the dispute resolution process set forth in Section 2.9(b)(iii)-(viii) shall apply mutatis mutandis to the resolution of any disputes related to the ANI Adjustment Amount Calculation. If the Representatives do not deliver such notice within such thirty (30)-day period, or if the Representatives accept in writing the ANI Adjustment Amount Calculation before the expiration of such thirty (30)-day period, then the ANI Adjustment Amount Calculation delivered by PIL shall become final and binding on the Parties for all purposes hereunder.

(c) Within five (5) Business Days after the date on which the ANI Adjustment Amount (and the components thereof) is finally determined pursuant to this Section 2.10 (such amount, the “Final ANI Adjustment Amount”):

(i) If the Final ANI Adjustment Amount is greater than zero, then PIL shall pay the Final ANI Adjustment Amount by delivering to each Moneda Shareholder, at PIL’s sole discretion (A) such Moneda Shareholder’s Pro Rata Share (as calculated by the Representatives in a notice delivered to PIL) of an aggregate amount of cash in dollars equal to the Final ANI Adjustment Amount, by wire transfer of immediately available funds to the account set forth opposite each such Moneda Shareholder’s name in Annex A hereto (or such other account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices)), or (B) such Moneda Shareholder’s Pro Rata Share of an aggregate number of PIL Class A Shares equal to the quotient of (I) the Final ANI Adjustment Amount divided by (II) the Measurement Price for the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date of payment; provided that PIL may elect to pay the Final ANI Adjustment Amount in any combination of cash (in accordance with the foregoing sub-clause (A)) and shares (in accordance with the foregoing sub-clause (B)); and

(ii) If the Final ANI Adjustment Amount is less than zero, then each Moneda Shareholder shall pay the Final ANI Adjustment Amount by delivering to PIL, at such Moneda Shareholder’s sole discretion (A) such Moneda Shareholder’s Pro Rata Share of an aggregate amount of cash in dollars equal to the Final ANI Adjustment Amount, by wire transfer of immediately available funds to the account designated by PIL in accordance with Section 11.8 (Notices), or (B) such Moneda Shareholder’s Pro Rata Share of an aggregate number of shares equal to the quotient of (I) the Final ANI Adjustment Amount divided by (II) the Measurement Price for the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date of payment, by delivering any PIL Class A Shares that such Moneda Shareholder may have received in accordance with this Agreement, or PIL Class B Shares; provided that the Moneda Shareholders may elect to pay the Final ANI Adjustment Amount by delivering any combination of cash (in accordance with the foregoing sub-clause (A)) and shares (in accordance with the foregoing sub-clause (B)); provided, further, that in no event shall the aggregate amount which each Moneda Shareholder is obligated to pay PIL pursuant to this clause (ii) exceed an amount in dollars equal to such Moneda Shareholder’s Pro Rata Share of the Final ANI Adjustment Amount.

(d) If the ANI Adjustment Calculation Deadline has expired prior to the delivery of the Estimated Closing Statement pursuant to the terms herein, the Moneda Shareholders and PIL, as applicable, shall cooperate in good faith to reflect the ANI Adjustment Amount in the Estimated Closing Statement and Estimated Initial Adjustment Amount, and thereafter in the Closing Statement and the Initial Adjustment Amount, without duplication.

(e) Any payment of the Final ANI Adjustment Amount pursuant to this Section 2.10 shall accrue Interest payable in cash from the date such payment is due until the date of payment, calculated on the basis of a year of three hundred sixty-five (365) days.

(f) Any payment pursuant to this Section 2.10 shall be deemed an adjustment to the Total Cash Consideration.

Section 2.11 Earn-Out .

(a) Calculation of Earn-Out Amount. In addition to the consideration payable to the Moneda Shareholders pursuant to the other provisions of this Article 2, the Moneda Shareholders shall have the right to receive additional consideration for the Cash Purchase Shares from PIL of up to an aggregate amount of [**] dollars ($[**]), subject to the terms and conditions set forth in this Section 2.11; provided that no Earn-Out Amount shall be payable pursuant to this Section 2.11 if the Weighted Net Income Margin of the Moneda Entities for the years ended December 31, 2022 and December 31, 2023 (the “Earn-Out Period”) is less than [**] percent ([**]%).

(b) The Dollar/Euro Earn-Out Amount shall be calculated as follows; provided that the Dollar/Euro Earn-Out Amount shall in no event exceed [**] dollars ($[**]):

(i) If the Dollar/Euro Adjusted Net Revenue Growth is less than [**]percent ([**]%), the Dollar/Euro Earn-Out Amount shall be zero;

(ii) If the Dollar/Euro Adjusted Net Revenue Growth is equal to [**] percent ([**]%), the Dollar/Euro Earn-Out Amount shall be [**] dollars ($[**]);

(iii) If the Dollar/Euro Adjusted Net Revenue Growth is equal to or exceeds [**] percent ([**]%), the Dollar/Euro Earn-Out Amount shall be [**] dollars ($[**]); and

(iv) If the Dollar/Euro Adjusted Net Revenue Growth is equal to or exceeds [**] percent ([**]%) but is less than [**] percent ([**]%), the Dollar/Euro Earn-Out Amount shall be adjusted on a straight linear interpolation basis between [**] dollars ($[**]) and [**] dollars ($[**]), as set forth for illustrative purposes in the Example Earn-Out Statement.

(c) The Non-Dollar/Euro Earn-Out Amount shall be calculated as follows; provided that the Non-Dollar/Euro Earn-Out Amount shall in no event exceed [**] dollars ($[**]):

(i) If the Non-Dollar/Euro Adjusted Net Revenue Growth is less than [**]percent ([**]%), the Dollar/Euro Earn-Out Amount shall be zero;

(ii) If the Non-Dollar/Euro Adjusted Net Revenue Growth is equal to [**] percent ([**]%), the Dollar/Euro Earn-Out Amount shall be [**] dollars ($[**]);

(iii) If the Non-Dollar/Euro Adjusted Net Revenue Growth is equal to or exceeds [**] percent ([**]%), the Dollar/Euro Earn-Out Amount shall be [**] dollars ($[**]); and

(iv) If the Non-Dollar/Euro Adjusted Net Revenue Growth is equal to or exceeds [**] percent ([**]%) but is less than [**] percent ([**]%), the Non-Dollar/Euro Earn-Out Amount shall be adjusted on a straight linear interpolation basis between [**] dollars ($[**]) and [**] dollars ($[**]), as set forth for illustrative purposes in Example Earn-Out Statement.

(d) The GDI Earn-Out Amount shall be calculated as follows; provided that the GDI Earn-Out Amount shall in no event exceed [**] dollars ($[**]):

(i) If the GDI Adjusted Net Revenue Growth is less than [**] percent ([**]%), the GDI Earn-Out Amount shall be zero;

(ii) If the GDI Adjusted Net Revenue Growth is equal to [**] percent ([**]%), the GDI Earn-Out Amount shall be [**] dollars ($[**]);

(iii) If the GDI Adjusted Net Revenue Growth is equal to or exceeds [**] percent ([**]%), the GDI Earn-Out Amount shall be [**] dollars ($[**]); and

(iv) If the GDI Adjusted Net Revenue Growth is equal to or exceeds [**] percent ([**]%) but is less than [**] percent ([**]%), the GDI Earn-Out Amount shall be adjusted on a straight linear interpolation basis between [**] dollars ($[**]) and dollars ($[**]), as set forth for illustrative purposes in Example Earn-Out Statement.

(e) No later than thirty (30) days after the audited annual consolidated financial statements of the Surviving Corporation for the year ended December 31, 2023 are approved by its board of directors, PIL shall provide the Representatives a written statement setting forth PIL’s good faith calculation of the Dollar/Euro Adjusted Net Revenue Growth, the Non-Dollar/Euro Adjusted Net Revenue Growth, the GDI Adjusted Net Revenue Growth and any resulting Earn-Out Amount (the “Earn-Out Notice”), including reasonable supporting detail for such calculations and prepared in accordance with (w) IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework, (x) the definition of Adjusted Net Revenue and with any other component definitions thereof set forth in this Agreement. If PIL does not deliver the Earn-Out Notice to the Representatives within such thirty (30)-day period, the Representatives may elect by written notice to PIL to prepare the Earn-Out Notice as required hereunder. Upon the Representatives’ preparation of the Earn-Out Notice and delivery of such to PIL, PIL shall have thirty (30) days to review the Earn-Out Notice and the dispute provisions outlined below shall apply mutatis mutandis.

(f) Within thirty (30) days following receipt of the Earn-Out Notice, the Representatives may provide written notice to PIL disputing all or a part of the Earn-Out Amount, in which case the dispute resolution process set forth in Section 2.9(b)(iii)-(viii) shall apply mutatis mutandis to the resolution of any disputes related to the determination of the Earn-Out Amount. If the Representatives do not deliver such notice to PIL within such fifteen (15)-day period, or if PIL accepts in writing the Earn-Out Amount before such thirty (30)-day period, then the Earn-Out Amount calculated by PIL shall become final and binding on the Parties for all purposes hereunder.

(g) Within ten (10) Business Days after the date on which any Earn-Out Amount (and the components thereof) is finally determined pursuant to this Section 2.11, PIL shall pay the Earn-Out Amount by delivering to each Moneda Shareholder, at PIL’s sole discretion (A) such Moneda Shareholder’s Pro Rata Share (as calculated by the Representatives in a notice delivered to PIL) of an aggregate amount of cash in dollars equal to the Earn-Out Amount, by wire transfer of immediately available funds to the account set forth opposite each such Moneda Shareholder’s name in Annex A hereto (or such other account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices)), or (B) such Moneda Shareholder’s Pro Rata Share of an aggregate number of PIL Class A Shares equal to the quotient of (1) the Earn-Out Amount divided by (II) the Measurement Price for the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date of payment; provided that PIL may elect to pay the Earn-Out Amount by delivering any combination of cash (in accordance with the foregoing sub-clause (A)) and shares (in accordance with the foregoing sub-clause (B)).

(h) The Parties acknowledge and agree that (i) the split of the Earn-Out Amount payable pursuant to the foregoing clauses (b) and (c) between the Dollar/Euro Earn-Out Amount and the Non-Dollar/Euro Earn-Out Amount in [**] ([**] percent ([**]%) each) is based on the Parties’ assumption that such split will be consistent with the proportion between the Dollar/Euro Adjusted Net Revenue and the Non-Dollar/Euro Adjusted Net Revenue during the Earn-Out Period; and (ii) if the Dollar/Euro Adjusted Net Revenue represents less than [**] percent ([**]%) or more than [**] percent ([**]%) of the total Moneda Entities’ Adjusted Net Revenue for 2023, such [**] percent ([**]%) / [**] percent ([**]%) split of the Earn-Out Amount payable under the foregoing clauses (b) and (c) shall be proportionally adjusted to reflect the proportion that the Dollar/Euro Adjusted Net Revenue and Non-Dollar/Euro Adjusted Net Revenue bear to the total Moneda Entities’ Adjusted Net Revenue for 2023.

(i) During the Earn-Out Period, the Parties shall act in good faith with the intent of ensuring that each of the Moneda Entities act in their own best long-term interest and not in a manner prejudicial to or competitive with the long-term interests of PIL and PIL shall not and shall cause its Subsidiaries (including, after the Closing, the Moneda Entities) not to, take or cause to be taken any action intended to reduce any Earn-Out Amount.

(j) Without limiting the generality of the foregoing, during the Earn-Out Period, with respect to the Moneda Entities or the Business, PIL shall and shall cause its Subsidiaries (including, after the Closing, the Moneda Entities):

(i) not to, without the prior written consent of the Moneda Shareholders, directly or indirectly, either in one or a series of transactions, (1) sell, transfer, assign, otherwise dispose of, or discontinue or otherwise abandon operations in respect of, any portion of the Business or the assets of a Moneda Entity, or equity interests in any Moneda Entity, or (2) consummate any consolidation, merger, combination or other similar transaction of any Moneda Entity; and

(ii) not to negatively impact the Earn-Out Amount by function or costs of PIL or its Affiliates (other than the Moneda Entities) or allocate to any Moneda Entity any costs of PIL or any of its Affiliates that are not related to, associated with or attributable, in whole or in the appropriate portion, to the business, operations or activities of the Moneda Entities, as the case may be.

(k) During the Earn-Out Period, if PIL or any of its Affiliates were to acquire any target company or business in Chile in the investment management sector in which the Moneda Entities operate, PIL and the Representatives shall discuss in good faith with respect to a possible allocation to the Moneda Entities of a portion of the revenues generated by such acquired target company or business.

(l) Any payment of the Earn-Out Amount pursuant to this Section 2.11 shall accrue Interest payable in cash from the date such payment is due until the date of payment, calculated on the basis of a year of three hundred sixty-five (365) days.

(m) Any payment pursuant to this Section 2.11 shall be deemed an adjustment to the Total Cash Consideration.

Section 2.12 Deferred Consideration Payment.

(a) In addition to the consideration payable to the Moneda Shareholders pursuant to the other provisions of this Article 2, PIL shall pay each Moneda Shareholder such Moneda Shareholders’ Pro Rata Share (as calculated by the Representatives in a notice delivered to PIL) of an aggregate amount of cash in dollars equal to [**] dollars ($[**]) (the “Deferred Payment”), by wire transfer of immediately available funds to the account set forth opposite each such Moneda Shareholder’s name in Annex A hereto (or such other account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices)), in two lump sums of [**] dollars ($[**]) each (each a “Specified Payment”), in each case, on the terms and subject to the conditions set forth in the subsequent clauses.

(b) The payment to each Moneda Shareholder of the first Specified Payment shall be subject to the condition precedent that (i) a period of two (2) years after the Closing Date elapses, and (ii) during such period, the individual set forth opposite such Moneda Shareholder’s name in Annex A (each individual, a “Specified Individual”) hereto has not voluntarily resigned its employment with the Moneda Entities or otherwise been terminated for Cause.

(c) The payment to each Moneda Shareholder of the second Specified Payment shall be subject to the condition precedent that (i) a period of three (3) years after the Closing Date elapses, and (ii) during such period, the individual set forth opposite such Moneda Shareholder’s name in Annex A hereto has not voluntarily resigned its employment with the Moneda Entities or otherwise been terminated for Cause.

(d) Notwithstanding anything herein to the contrary (including in the preceding clauses (b) and (c) of this Section 2.12), in the event that a Specified Acceleration Event shall have occurred as to any Guarantor, any portion of Deferred Payment that shall not have been previously paid to the Moneda Shareholder controlled by such Guarantor shall become due and payable within five (5) Business Days following written notice to PIL by such Moneda Shareholder with respect to such Specified Acceleration Event.

(e) For the avoidance of doubt, death or incapacity of any Specified Individual shall not be deemed Cause, and the portion of the Deferred Payment payable to the Moneda Shareholder related to such deceased or incapacitated Specified Individual shall be paid to such Moneda Shareholder. Any payment of the Deferred Payment pursuant to this Section 2.12 shall accrue Interest payable in cash from the date such payment is due until the date of payment, calculated on the basis of a year of three hundred sixty-five (365) days.

(f) Any payment pursuant to this Section 2.12 shall be deemed an adjustment to the Total Cash Consideration.

Section 2.13 Carlyle Trigger Event.

(a) If any Carlyle Trigger Event occurs, PIL shall provide to the Representatives no later than thirty (30) days after such Carlyle Trigger Event Date a written statement setting forth PIL’s good faith calculation of the Carlyle Trigger Event Adjustment Amount (the “CTEAA Calculation”) including the reasonable supporting detail for such calculation. The CTEAA Calculations shall be prepared in accordance with (w) IFRS, applied in a manner consistent with past practices of the Company, and using the Accounting Framework, (x) the definitions of Carlyle Distribution Business, Carlyle Trigger Event Adjustment Amount and, in each case, with any other component definitions thereof set forth in this Agreement.

(b) Within thirty (30) days of receipt of the CTEAA Calculation, the Representatives may provide written notice to PIL disputing all or a part of the CTEAA Calculation, in which case the dispute resolution process set forth in Section 2.9(b)(iii)-(viii) shall apply mutatis mutandis to the resolution of any disputes related to the Carlyle Trigger Event Adjustment Amount. If the Representatives do not deliver such notice within such thirty (30)-day period, or if the Representatives accept in writing the CTEAA Calculation before the expiration of such thirty (30)-day period, then the Carlyle Trigger Event Adjustment Amount as set forth in the CTEAA Calculation shall become final and binding on the Parties for all purposes hereunder.

(c) Within five (5) Business Days after the date on which the Carlyle Trigger Event Adjustment Amount (and the components thereof) is finally determined pursuant to this Section 2.13, each Moneda Shareholder shall pay to PIL, at such Moneda Shareholder’s sole discretion (i) such Moneda Shareholder’s Pro Rata Share of an aggregate amount of cash in dollars equal to the Carlyle Trigger Event Adjustment Amount, by wire transfer of immediately available funds to the account designated by PIL in accordance with Section 11.8 (Notices), or (ii) such Moneda Shareholder’s Pro Rata Share of a number of shares equal to the quotient of (I) the Carlyle Trigger Event Adjustment Amount divided by (II) the Measurement Price for the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date of payment, by delivering any PIL Class A Shares that such Moneda Shareholder may have received in accordance with this Agreement, or PIL Class B Shares; provided that the Moneda Shareholders may elect to pay the Carlyle Trigger Event Adjustment Amount by delivering any combination of cash (in accordance with the foregoing sub-clause (i)) and shares (in accordance with the foregoing sub-clause (ii)); provided, further, that in no event shall the aggregate amount which each Moneda Shareholder is obligated to pay PIL pursuant to this clause (c) exceed an amount in dollars equal to such Moneda Shareholder’s Pro Rata Share of the Carlyle Trigger Event Adjustment Amount.

(d) If any Carlyle Trigger Event has occurred prior to the delivery of the Estimated Closing Statement pursuant Section 2.9, the Moneda Shareholders and PIL shall cooperate in good faith to include the applicable Carlyle Trigger Event Adjustment Amount as part of the Estimated Closing Statement and Estimated Initial Adjustment Amount, and thereafter in the Closing Statement and the Initial Adjustment Amount, without duplication.

(e) If any Carlyle Trigger Event has occurred, any Net Revenue accrued by or attributable to (less any direct cost incurred by or attributable to) the relevant portion of the Carlyle Distribution Business relating to such Carlyle Trigger Event on or after January 1, 2022, shall be for the benefit of the Moneda Shareholders.

(f) Any payment pursuant to this Section 2.13 shall be deemed an adjustment to the Total Cash Consideration.

Section 2.14 Withholding. Each Party and its Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted or withheld with respect to the making of such payment under Applicable Law; provided that each Party and its Affiliates, if applicable, will use commercially reasonable efforts to provide reasonable advanced notice of any such withholding or deduction and shall work with the other Party in good faith to reduce or eliminate any such deduction or withholding (it being agreed and understood that general disclosure of U.S. federal backup withholding of the type customarily included in letters of transmittal and similar forms provided to payees constitutes “reasonable advance notice” for purposes of this Section 2.14). Any Party required to withhold any amount hereunder shall deliver to the other Party (a) evidence of such withholding and (b) evidence of payment of the respective withholding Taxes within fifteen (15) days after payment is to be made to the appropriate Governmental Authority in accordance with Applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.15 Stock Pledge Agreement. Simultaneously with the Closing, the Moneda Shareholders shall pledge to PIL the Closing Share Consideration in accordance with the terms and conditions set forth in each Pledge and Lock-Up Agreement, to be automatically released upon the occurrence of the events and pursuant to the terms specified therein.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE MONEDA ENTITIES

AND THE MONEDA SHAREHOLDERS

Except as set forth in the written disclosure schedule delivered to PIL by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), (a) each Moneda Shareholder hereby represents and warrants to PIL, severally and not jointly, with respect to such Moneda Shareholder and the Company and each Moneda Entity, and (b) the Company hereby represents and warrants to PIL with respect to itself and each Moneda Entity, as follows:

Section 3.1 Organization and Related Matters.

(a) Each Moneda Entity (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, incorporation or formation, (ii) has the requisite corporate power and authority necessary to carry on its respective Business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets and (iii) is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties and assets make such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to such Moneda Entity, or prohibit or materially impair or delay such Moneda Entity’s ability to consummate the Transactions.

(b) Such Moneda Shareholder (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, incorporation or formation, (ii) has the requisite corporate power and authority necessary to carry on its respective business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets, (iii) duly licensed or qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties and assets make such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to be material to such Moneda Shareholder’s ability, or prohibit or materially impair or delay the Moneda Shareholders to consummate the Transactions and (iv) other than as set forth in Schedule 3.1(b), is Controlled by the Specified Individual set forth opposite such Moneda Shareholder’s name on Annex A hereto.

Section 3.2 Authority; No Violations.

(a) The Company has, and each Moneda Entity will have, as of the Closing, all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is or will be a party and to consummate the Transactions. The execution, performance and delivery of this Agreement by the Company have been, and the execution, performance and delivery of the Ancillary Agreements to which each Moneda Entity is or will be a party and the consummation of the Transactions by each Moneda Entity have been, as of the Closing, duly and validly authorized by all requisite action thereof and no other corporate proceedings or shareholder action on the part of any Moneda Entity will be necessary to authorize, or approve its execution and delivery of this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, or to consummate the Transactions, other than (i) the shareholder approval required to effect the Merger and (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the CICA. This Agreement has been (and the execution and delivery of each Ancillary Agreement to which a Moneda Entity will be a party will be) duly executed and delivered by each Moneda Entity, as applicable, constitutes (and each such Ancillary Agreement when so executed and delivered by the applicable Moneda Entity will constitute) a valid, legal and binding agreement of the Moneda Entities (assuming that this Agreement has been, and the Ancillary Agreements to which the Moneda Entity is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the respective Moneda Entity in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, liquidation, insolvency, fraudulent conveyance, reorganization, moratorium, preference or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) No notices to, filings with or authorizations, consents or approvals of any Governmental Authority (collectively, “Governmental Filings”) are necessary to be made by or received by the Company or such Moneda Shareholder for the execution, delivery or performance by the Company and such Moneda Shareholder of this Agreement or the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the Transactions, except for (i) compliance with, and filings related to, the FNE Filing, (ii) filings listed on Section 3.2(b) of the Company Disclosure Schedule, (iii) the filing of the Plan of Merger by MAM II HoldCo and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the CICA (iv) any Governmental Filings of the Company that become applicable as a result of matters specifically related to PIL or its Affiliates and (v) those the failure of which to obtain or make would not reasonably be expected to materially impair or delay Moneda Entities or such Moneda Shareholder’s ability to consummate the Transaction on a timely basis.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, (i) no vote of the holders of any class or series of capital stock of the Moneda Entities is necessary to approve this Agreement, each other Ancillary Agreement to which it is or will be a party or the Pre-Closing Reorganization as applicable to each such Moneda Entity; and (ii) except for dissenter’s rights applicable to MAM II HoldCo upon the Merger, no dissenter’s rights will be applicable with respect to the Transactions.

(d) Each of the Moneda Shareholders has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution and delivery of this Agreement by the Company, and, as of the Closing, the execution and delivery of the Ancillary Agreements to which such Moneda Shareholder will be a party and the consummation of the Transactions by such Moneda Shareholder will have been duly and validly authorized by all requisite action of such Moneda Shareholder and no other corporate proceedings or shareholder action on the part of such Moneda Shareholder are necessary to authorize, or approve its execution and delivery of this Agreement and the Ancillary Agreements to which such Moneda Shareholder is a party, to perform its obligations hereunder and thereunder, or to consummate the Transactions. This Agreement has been (and the execution and delivery of each Ancillary Agreement to which such Moneda Shareholder will be a party will be) duly executed and delivered by such Moneda Shareholder and constitutes (and each such Ancillary Agreement when so executed and delivered by such Moneda Shareholder will constitute) a valid, legal and binding agreement of such Moneda Shareholder (assuming that this Agreement has been, and the Ancillary Agreements to which such Moneda Shareholder is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against such Moneda Shareholder in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, liquidation, insolvency, fraudulent conveyance, reorganization, moratorium, preference or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(e) Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, no vote of the holders of any class or series of capital stock of any of the Moneda Shareholders is necessary to approve this Agreement, each other Ancillary Agreement to which such Moneda Shareholder is or will be a party or the Pre-Closing Reorganization as applicable to each such Moneda Shareholder.

Section 3.3 Non-Contravention.

(a) Except as set forth in Section 3.3 of the Company Disclosure Schedule, assuming all Governmental Filings described in Section 3.2(b) (Company’s Governmental Filings) and Section 4.2(b) (PIL’s Governmental Filings) have been obtained or made (and any applicable waiting period has expired or terminated), and the execution and delivery by the Company of this Agreement and, as of the Closing, of the Ancillary Agreements to which each Moneda Entity is or will be a party, and the performance of its obligations hereunder and thereunder (including the consummation of the Transactions) do not or will not (a) violate any provision of the Organizational Documents of such Moneda Entity, (b) violate any Law to which such Moneda Entity is subject, (c) require any consent of or notice to any Person under, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any Material Contract or (d) except as contemplated by this Agreement or the Ancillary Agreements, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of the Moneda Entities, except for any creation of an Encumbrance that would not materially impair or delay such Moneda Entity’s ability to consummate the Transaction.

(b) Except as set forth in Section 3.3 of the Company Disclosure Schedule, assuming all material Governmental Filings described in Section 3.2(b) (Company’s Governmental Filings) and Section 4.2(b) (PIL’s Governmental Filings) have been obtained or made (and any applicable waiting period has expired or terminated), and the execution and delivery by each Moneda Shareholder of this Agreement and the Ancillary Agreements to which such Moneda Shareholder is or will be a party and the performance of its respective obligations hereunder and thereunder (including the consummation of the Transactions) do not or will not (a) violate any provision of the Organizational Documents of any Moneda Shareholder, (b) violate any Law to which such Moneda Shareholder is subject, (c) require any consent of or notice to any Person under, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any Material Contract or (d) except as contemplated by this Agreement or the Ancillary Agreements, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of the Company, except, as to (b) and (c) as would not, individually or in the aggregate, reasonably be expected to be material to such Moneda Entity.

Section 3.4 Capital Structure; Subsidiaries.

(a) As of the date hereof, the authorized capital stock of the Company consists of 34,710 issued and outstanding common shares of a single series. Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, rights of first refusal or any similar rights and are owned free and clear of any Encumbrance by each of the Moneda Shareholders as set forth in Section 3.4(a) of the Company Disclosure Schedule. Except as set forth in Section 3.4(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns beneficially or of record any equity interest in any Person, other than the Subsidiaries of the Company, and other than any such interest of any Person held in accordance with Applicable Law for investment purposes in the ordinary course of business.

(b) Other than as set forth in Section 3.4(b) of the Company Disclosure Schedule, there are no outstanding securities, options, warrants, calls, or other similar rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) (i) obligating any Moneda Entity to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any shares or any other equity interests in any Moneda Entity or in any of their respective properties or assets or any instruments or obligations convertible or exchangeable into or exercisable for any Shares or any other equity interests in any Moneda Entity or in any of their respective properties or assets, (ii) giving any Person a right to subscribe for or acquire any Shares or any other equity interests in any Moneda Entity or in any of their respective properties or assets or (iii) obligating any Moneda Entity to issue, grant, adopt or enter into any such Equity Right.

(c) None of the Moneda Entities have outstanding any bonds, debentures, notes or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Moneda Entities on any matter. Except as set forth in Section 3.4(c) of the Company Disclosure Schedule; (i) there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company and (ii) there are no stockholder agreements, voting trusts or other agreements or understandings to which such Moneda Shareholder is a party with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or (after the Closing) PIL.

(d) Section 3.4(d) of the Company Disclosure Schedule, sets forth a correct and complete list, as of the date of this Agreement, of each Subsidiary of the Company, indicating the type of entity and jurisdiction of organization. Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding equity interests in, and other securities of, each Subsidiary of the Company, free and clear of any Encumbrances. All of the issued and outstanding equity interests of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are free of preemptive rights. Each Subsidiary of the Company (i) is duly organized and validly existing under the Laws of the jurisdiction of its formation, (ii) has the requisite power and authority necessary to carry on its respective Business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets and (iii) is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties and assets make such qualification necessary, except where the failure to be so qualified as would not, individually or in the aggregate, reasonably be expected be material to such Moneda Entity.

Section 3.5 Financial Statements.

(a) The Company has made available to PIL copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020, December 31, 2019, and December 31, 2018, and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018, with respect to the Company and its Subsidiaries (collectively, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of July 31, 2021 (the “Balance Sheet Date”), and the related unaudited statements of income for the three-month period ended July 31, 2021, with respect to the Company and its Subsidiaries (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in all material respects in accordance with IFRS applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein). The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (A) all transactions are executed in accordance with the general or specific authorization of the management of the Company and (B) transactions are recorded as necessary to permit the preparation of financial statements for external purposes in conformity with IFRS.

(b) The records, systems, controls, data and information of the Moneda Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Moneda Entities or their respective accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the Moneda Entities’ ability to make the representations contained in Section 3.5(a). The Company maintains accounting records that fairly and accurately reflect, in all material respects, the transactions of its Subsidiaries, including the Moneda Entities, and the Company has devised, implemented and maintains internal controls sufficient to provide reasonable assurances regarding the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has, since January 1, 2019, through the date hereof, received written notice of any substantive complaint, allegation, assertion or claim that the Moneda Entities has engaged in questionable accounting or auditing practices.

Section 3.6 Absence of Liabilities.

(a) The Moneda Entities do not have any liabilities other than (i) liabilities disclosed or reserved for in the Financial Statements (ii) liabilities incurred under or in accordance with the Transaction Agreements (including in connection with the Pre-Closing Reorganization) and (iii) liabilities incurred by the Moneda Entities after December 31, 2020, in the ordinary course of business consistent with past practice that would not reasonably be expected, individually or in the aggregate, to (x) be material to the Moneda Entities, taken as a whole or (y) prohibit or materially impair the Moneda Entities’ or the Moneda Shareholders’ ability to consummate the transactions contemplated hereby or thereby or perform their obligations hereunder on a timely basis.

(b) No order has been notified to the Moneda Shareholders, or any of the Moneda Entities, nor have any of the foregoing submitted or received any request, for the purpose of discussing or adopting a resolution aimed at the liquidation of the Moneda Entities or Moneda Shareholders or for the appointment of an interim liquidator. No lawsuit has been notified either to the Moneda Entities or the Moneda Shareholders requesting the appointment of a financial controller in relation to the Moneda Entities or the Moneda Shareholders, and no liquidator has been appointed with respect to all or part of any of the properties, goods and/or obligations of the Moneda Shareholders or the Moneda Entities. Neither the Moneda Shareholders nor the Moneda Entities have been notified of any administrative or judicial decision, restraining order, attachment, order of seizure, confiscation, execution or another process in respect of all or part of any of the properties, assets and/or obligations of the Moneda Entities or the Moneda Shareholders nor there are known situations that reasonably might give rise to one or more of those.

Section 3.7 Absence of Certain Changes. Since the Balance Sheet Date, there has not occurred any Material Adverse Effect on the Company or any development, or combination of developments that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on the Moneda Entities.

Section 3.8 Contracts.

(a) Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, none of the Moneda Entities is a party to or bound by, or by which any of their assets or properties are bound or affected, any of the following as of the date hereof (collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness (other than any Indebtedness of the type referred to in clause (e) of the definition thereof) by such Moneda Entity with an outstanding principal amount in excess of $50,000;

(ii) any Contract prohibiting or restricting in any material respect the ability of any Moneda Entity to engage in any business, to operate in any geographical area or to compete with any Person, or that requires any Moneda Entity to deal exclusively with any Person;

(iii) except as set forth on Section 3.8(a)(iii) of the Company Disclosure Schedule, any Advisory Agreement involving aggregate payments or consideration of such Moneda Entity of more than $100,000 in any year;

(iv) any joint venture, partnership or similar agreement material to the Business, as currently conducted;

(v) any Contract that requires that a Moneda Entity after the Closing to make referrals of business or make available business opportunities or products or services to any person on a priority or exclusive basis;

(vi) any Contract relating to the acquisition or disposition of any business, capital stock or assets of any Person (whether by merger, sale of stock, sale of assets or otherwise) for consideration greater than $50,000 or that has any remaining obligations under any “earn-out” or other contingent consideration provisions;

(vii) any Contract entered into relating to the disposition or acquisition of any line of business by any Moneda Entity (other than this Agreement);

(viii) any Contract involving a remaining commitment by such Moneda Entity to pay capital expenditures in excess of $50,000;

(ix) any custodial arrangement, brokerage agreement or other Contract for the provision of custodial, brokerage or other similar services involving aggregate payments or consideration of more than $50,000 in any year;

(x) any Contract, including any side letters, amendments, supplements or ancillary documents to any such Contracts, providing for future aggregate annual payments by or to such Moneda Entity of more than $50,000 and that is not terminable on less than sixty (60) days’ notice by such Moneda Entity;

(xi) any Contract by which a Moneda Entity has agreed to cap, rebate or discount its fees, share its fees or other payments, share its expenses, waive its fees, set its fees off against any other fees due to any Moneda Entity or to reimburse or assume any or all of its fees or expenses thereunder;

(xii) any Contract providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a transfer of equity interests or assets of any of the Moneda Entities;

(xiii) any Contract providing for the placement, distribution or sale of shares, units or other ownership interests of a Company Fund that required, or is reasonably expected to require, the provision of payments to, or the provision of payments from, the Moneda Entities in excess of $50,000 in 2020 or 2021;

(xiv) any Contract under which any Moneda Entity has agreed not to disclose, or to maintain the confidentiality of, any information of another Person in any way relating to the Business or not to solicit or hire employees of any Person other than (A) confidentiality provisions contained in subscription agreements, separate managed account arrangements and related side letters, agreements with respect to research services, research databases, libraries or software, or third party engagement letters, in each case entered into in the ordinary course of business and (B) any such Contract entered into by any Moneda Entity with respect to a potential investment by one or more Moneda Entities in the ordinary course of business;

(xv) any Contract that is primarily a Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to liabilities of any Person other than the Moneda Entities or, with respect to Company Funds, Subsidiaries of such Company Funds other than portfolio companies where the potential exposure under such Contract is more than $50,000;

(xvi) any administration agreement or any other Contract providing for administrative services to a Company Fund that is required, or is reasonably expected to require, the provision of payments to, or for the provision of payments from, the Moneda Entities in 2020 or 2021 in excess of $50,000 and by its terms is not terminable without penalty upon notice of thirty (30) days or less;

(xvii) any Contract requiring any Moneda Entity (A) to co-invest with any other Person; (B) to provide seed capital or similar investment or (C) to invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions to any Company Fund);

(xviii) any Contract that (A) purports to restrict or limit any Moneda Entity or any of their respective Affiliates, before or after the Closing, in their respective business or (B) that contains an exclusivity provision or provisions regarding priority with respect to the allocation of investment opportunities;

(xix) any Contract with any Governmental Authority (other than sovereign wealth funds with respect to which a Company Advisor acts as investment manager or investment adviser);

(xx) any settlement agreements under which any Moneda Entity has continuing liabilities in excess of $50,000;

(xxi) any hedging, derivatives or similar contract or arrangements in excess of $50,000;

(xxii) any Contract containing (A) a “clawback,” or similar undertaking by the Moneda Entities requiring the reimbursement or refund of any fees or which contains a “net loss carryforward” provision or (B) a “most favored nation” or similar provision;

(xxiii) any Contract that contains (A) “key person” or similar provisions pertaining to employees of a Moneda Entity (as defined in the applicable Operative Documents thereof), (B) any of the following rights provided to a Company Fund Investor with respect to a Company Client advised or managed by a Moneda Entity (1) special withdrawal or redemption rights, (2) designation rights regarding advisory boards, directors or similar provisions, (3) anti-dilution rights or (4) special notice or reporting requirements or (C) early termination rights with respect to a Company Fund; or

(xxiv) any Contract by which (A) a third Person licenses Intellectual Property to such Moneda Entity that is material to its Business, taken as a whole, as currently conducted (except for any licenses for “off-the-shelf” or commercially available software or other commercially available technology) or (B) a Moneda Entity licenses material Intellectual Property to a third Person, other than non-exclusive licenses in the ordinary course of business.

(b) The Company has delivered or made available to PIL correct and complete copies of each Material Contract, in each case, in effect on the date hereof. Assuming each such Material Contract is binding and enforceable against the other parties thereto (other than the Moneda Entities), each Material Contract is a legal, valid and binding agreement of the applicable Moneda Entity and is in full force and effect, except as may be limited by applicable bankruptcy, liquidation, insolvency, fraudulent conveyance, reorganization, moratorium, preference or other Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law) and except where such failure to be so legal, valid, binding and in full force and effect as would not have a material adverse impact on the Moneda Entities, taken as a whole. Except as otherwise disclosed in Section 3.8(b) of the Company Disclosure Schedule, as of the date hereof, no Moneda Entity has received written notice of (i) a material breach or default under such Material Contract, or (ii) cancellation or termination of, or intent to cancel or terminate, such Material Contract. Except as otherwise disclosed in Section 3.8(b) of the Company Disclosure Schedule, no Moneda Entity is in material breach of or default under any Material Contract to which such Moneda Entity is a party and, to the Knowledge of the Company, no counterparty to any Material Contract is in material breach or default of such Material Contract and no event has occurred that (with the giving of notice or the lapse of time or both) would constitute such a material breach or default by any Moneda Entity.

Section 3.9 Legal Proceedings.

(a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, as of the date of this Agreement, (i) there are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations or inquiries of any nature, in each case, by or before a Governmental Authority (collectively, “Proceedings”) that are pending (and have been duly notified to a Moneda Entity in a written notice addressed and delivered to such Moneda Entity) or, to the Knowledge of the Company, threatened in writing against any Moneda Entity or any of their respective properties, assets or businesses that, if adversely determined, would likely have a material negative impact on such Moneda Entity, or prohibit or delay the consummation of the Transactions, and (ii) there is no Order imposed upon any Moneda Entity or any of their respective properties, assets or business, in each case, that would reasonably be expected, individually or in the aggregate, to have a material negative impact on such Moneda Entity.

(b) As of the date of this Agreement, (i) there are no Proceedings that are pending or, to the Knowledge of the Company, threatened in writing against any Moneda Shareholder or any of their respective properties, assets or businesses that, if adversely determined, would likely have a material negative impact on such Moneda Shareholder, or prohibit or delay the consummation of the Transactions, and (ii) there is no Order imposed upon any Moneda Shareholder or any of their respective properties, assets or business (that has been notified in writing to, or is otherwise known by, such Moneda Shareholder), in each case, that would reasonably be expected, individually or in the aggregate, to have a material negative impact on such Moneda Shareholder or prohibit or delay the consummation of the Transactions.

Section 3.10 Compliance with Applicable Law.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, (i) since January 1, 2019, each Moneda Entity and each Moneda Shareholder is operating the Business in compliance with all Applicable Laws, and (ii) as of the date hereof no Moneda Entity or Moneda Shareholder has received any written notice from any Governmental Authority with legal or supervisory authority over such Moneda Entity or Moneda Shareholder asserting any material violation (or any investigation with respect thereto) by such Moneda Entity or Moneda Shareholder of any Applicable Law, except, as to (i) and (ii) for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities, taken as a whole, or such Moneda Shareholder.

(b) The Moneda Entities hold, and at all times since January 1, 2019, have held, all Permits necessary for the conduct of the Business as conducted on the date hereof, except as set forth in Section 3.10(b) of the Company Disclosure Schedule or where any such failure would not, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities, taken as a whole (excluding the Excluded Assets). All material Permits of the Business are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened.

Section 3.11 Other Compliance Matters.

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, since January 1, 2019, the applicable Moneda Entities have timely filed all Regulatory Documents that were required to be filed with any Governmental Authority and have timely paid in full all fees and assessments due and payable in connection therewith other than such failures to timely file or pay that would not, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities, taken as a whole.

(b) None of the Moneda Entities, nor to the Knowledge of the Company, any of their directors, officers or employees is ineligible pursuant to Applicable Law to serve as or at an investment adviser, depositor, corredora de bolsa, administradora de cartera or administradora general de fondos, nor is there any Proceeding pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority, that would result in the ineligibility of any of the Moneda Entities or any of their respective directors, officers or employees to serve in any such capacities. Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, the directors, officers and employees of the Chilean Advisor and GDI that pursuant to LMV and the regulation issued by the CMF require to be certified by CAMV, have obtained the certification corresponding to its position or role by the CAMV.

(c) No Governmental Authority has provided notice of or, to the Knowledge of the Company or the Moneda Shareholders, initiated any investigation into the Moneda Entities or the Moneda Shareholders. There is no deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of the Moneda Entities or Moneda Shareholders that has not been resolved, except for a deficiency, violation or exception that would not, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities or the respective Moneda Shareholder, as applicable. Except to the extent restricted from doing so by Applicable Law, the Company has made available to PIL complete and correct copies of all (i) material investigation, examination, audit or inspection reports or letters provided by any Governmental Authority in respect of the Moneda Entities, the Moneda Shareholders or any Company Fund, (ii) material, written responses to any such reports or letters made by the Moneda Entities or the Moneda Shareholders or, to the Knowledge of the Company, any Company Fund and (iii) other material correspondence relating to any investigation, examination, audit or inspection of or in respect of the Moneda Entities, the Moneda Shareholders or, to the Knowledge of the Company, any Company Fund by any Governmental Authority, in each case since January 1, 2019, through the date hereof. To the extent the Company or a Moneda Shareholder has made available to PIL a copy of correspondence relating to an investigation, examination, audit or inspection of or in respect of a Moneda Entity, the Moneda Shareholders or a Company Fund by a Governmental Authority, any such copy of correspondence that the Company or a Moneda Shareholder has made available to PIL is a complete and correct copy of such correspondence.

(d) The books and records of the Moneda Entities and the Company Funds (i) have been maintained in accordance with Applicable Laws in all material respects, (ii) are, to the Knowledge of the Company, true and complete in all material respects and (iii) do not, to the Knowledge of the Company, contain any inaccuracies or discrepancies that would, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities, taken as a whole.

(e) Each Company Advisor and each Moneda Entity has in effect and, at all times required by Applicable Law since January 1, 2019, has had in effect, to the extent necessary to comply with Applicable Law, the following written policies and procedures reasonably designed to effectuate the purposes thereof: (i) a code of ethics and a written policy regarding insider trading and material non-public information, as required under the Investment Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder) and the LUF; (ii) written policies and procedures regarding: risk management and internal control; management and use of relevant information for the market; conflict of interest; confidentiality; insider trading; related party transactions; anti-money laundering; anti-corruption; bribery; privacy and any other written policies and procedures required pursuant to the LMV, the LUF, the Anti-Money Laundering Laws, Anti-Corruption Laws and the regulations issued by the CMF, the Chilean Financial Analysis Unit (Unidad de Análisis Financiero) or any Governmental Authority; and (iii) such other written policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act (collectively, “Adviser Compliance Policies”), except, in each of (i)-(iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Moneda Entities. All such Adviser Compliance Policies comply in all material respects with the applicable Law (to the extent applicable), including Sections 204A and 206 of the Investment Advisers Act and Rule 204A-1 and Rule 206(4)-7 thereunder, and there have been no material violations or allegations by any current or former employee, client or Company Fund Investor of the Moneda Entities or any Governmental Authority of material violations of such Adviser Compliance Policies. Each Moneda Entity has conducted a review of the adequacy of such Adviser Compliance Policies for each of the twelve (12) month periods ended December 31, 2018, December 31, 2019, and December 31, 2020, and has determined, based upon such review, that such Adviser Compliance Policies are adequate and have been effectively implemented in all material respects. All “supervised persons” (as defined in the Investment Advisers Act) of the Moneda Entities have been provided with copies of such Adviser Compliance Policies and have executed acknowledgments that they are bound by the provisions of the code of ethics and Business Conduct of the Company.

(f) The Moneda Entities have complied in all material respects with Applicable Law and the rules and regulations issued by the CMF or any Governmental Authority (including, Ruling (Circular) No. 2,054 of 2011, General Ruling (Norma de Carácter General) No. 380 of 2015 and Ruling (Circular) No. 2,108 of 2013 issued by the CMF and Resolution No. 150 of December 2, 2020 (“Resolution No. 150”) issued by the Chilean Tax Authority) governing (i) the receipt, use or provision of brokerage services, (ii) the portfolio management services (administradores de carteras), (iii) the custody of securities services (custodia de valores de terceros), (iv) the acting as an agente responsable para fines tributarios en Chile pursuant to Resolution No. 150, and (iv) the receipt, use or provision of “brokerage and research services” (as such term is defined in Section 28(e) of the Exchange Act) through “soft dollar” arrangements or otherwise, to the extent applicable.

(g) No Moneda Entity and, to the Knowledge of the Company, none of the Company Funds or the officers, directors, partners or employees of any Moneda Entity, to the extent it would reasonably be expected to be material to the Moneda Entities, taken as a whole: (A) has ever been indicted for or convicted of any felony or any crime involving fraud, misrepresentation or insider trading, (B) has experienced any of the “Bad Actor” disqualifications described in Rule 506(d)(1) under the Securities Act or (C) is subject to any outstanding order barring, suspending or otherwise materially limiting the right to engage in any activity conducted as part of the Business as currently conducted. No Moneda Entity has a reasonable basis to believe that it or any of the officers, directors, partners or employees of any of the Moneda Entities, to the extent it would reasonably be expected to be material to Moneda Entities (taken as a whole), is the subject of or, to the Knowledge of the Company, has been threatened with, any on-going investigation by any Governmental Authority.

(h) As of the date hereof, except as set forth in Section 3.11(e)(i)(iii) and (iv) of the Company Disclosure Schedule, no Moneda Entity or Company Fund (i) is required to be registered, licensed or qualified as a bank, trust company, investment company, commodity trading advisor, commodity pool operator, commodity broker-dealer, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company or insurance broker; (ii) is required to be registered as an investment adviser under United States Law; (iii) is required to be registered as a broker-dealer; (iv) is required to report to the SEC or a U.S. state securities authority as an “exempt reporting adviser” under United States Law; or (v) is, by reason of any failure to be so registered, licensed or qualified, subject to any liabilities or disabilities that would, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities, taken as a whole. No Moneda Entity has received notice of any proceeding concerning any failure to obtain any bank, trust company, investment company, commodity trading advisor, commodity pool operator, commodity broker-dealer, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor, insurance company or insurance broker registration, license or qualification.

(i) Neither (i) any Moneda Entity nor (ii) any affiliate thereof (as defined in Section VI(d) of Department of Labor Class Exemption 84-14 (“PTE 84-14”)) who is an officer, director or employee of a Moneda Entity has been charged with, convicted of or released from imprisonment with respect to any predicate offense of Law No. 20,393 of Corporate Criminal Liability, felony or other crime that would prevent PIL from qualifying as a qualified professional asset manager as defined in PTE 84-14 after the Closing. Each Moneda Entity has complied in all material respects with its obligations under ERISA and has no liability for any violation of Section 406 of ERISA or Section 4975 of the Code.

(j) The Moneda Entities currently maintain the investment management performance per vehicle listed in Section 3.11(f) of the Company Disclosure Schedule. The performance history set forth therein is accurate and complete in all material respects.

(k) Each of the Moneda Shareholders, and each Moneda Entity is, and each has at all times during the prior five (5) years been, in material compliance with applicable provisions of the Chilean Money Laundering Law 19,913, as amended, any rules and regulations promulgated thereunder, the U.S. Bank Secrecy Act of 1970, as amended and any rules and regulations promulgated thereunder, in each case to the extent applicable to such Moneda Entity or such Moneda Shareholder (“Anti-Money Laundering Laws”).

Section 3.12 Company Advisors.

(a) The Company Advisors have been duly registered, licensed or qualified as an administradora general de fondos, administradora de cartera, a registered investment adviser under the Investment Advisers Act or similar term under Applicable Law or are exempt therefrom, and each such registration or license is in full force and effect. The Form ADV filings of the Company Advisors in effect on the date of this Agreement, do not contain any untrue statement of material fact or omit any material fact required to be stated therein, except for any statements or omissions, individually or in the aggregate, which would not reasonably be expected to be material to the Moneda Entities, taken as a whole. The Company Advisors currently maintain and, have maintained, a net capital equal to or in excess of the minimum net capital required to be maintained by it under all Applicable Law, if applicable. Section 3.12(a) of the Company Disclosure Schedule lists the jurisdictions in which the Company or any of its Subsidiaries (1) is registered as an investment adviser, or (2) is required to give notice that it is acting as an investment adviser.

(b) Each Company Advisor has provided its investment advisory services to each Company Client in compliance with Applicable Law, to the extent applicable, except for such failures to comply as, individually or in the aggregate, would not reasonably be expected to be material to the Moneda Entities, taken as a whole.

(c) Except as otherwise indicated in Section 3.12(c) of the Company Disclosure Schedule, no Person, other than the Moneda Entities, is entitled to receive fees, carry or other compensation or payments (other than ordinary course distributions to limited partners) or performance or incentive fees from the Company Clients.

(d) No Company Advisor or any “person associated with” (as defined in the Investment Advisers Act) a Company Advisor in each case, solely to the extent such Company Advisor is subject to the Investment Advisers Act is (i) ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, (ii) subject to limitations placed by the SEC on the activities, functions or operations of such Person pursuant to Section 203(e) or 203(f) of the Investment Advisers Act, or (iii) subject to any disqualification that would be a basis for the denial, suspension or revocation of registration of, or the placement of limitations on the activities, functions, operations or associations of, any Moneda Entity under Section 203(e) or 203(f) of the Investment Advisers Act. As of the date of this Agreement, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened that could result in any such ineligibility, disqualification, denial, suspension or revocation or in the placement of any such limitations.

Section 3.13 Company Clients.

(a) Except as otherwise indicated thereon, Section 3.13(a) of the Company Disclosure Schedule sets forth: (i) a complete and correct list, as of the Base Date, of each Company Client (other than a client of the GDI Business); and (ii) the total net assets under management by the Company and its Subsidiaries for each Company Client (other than a client of the GDI Business) as of the Base Date (collectively, the “Base Date Assets Under Management”) calculated in the same manner as provided for in the calculation of base investment management fees payable in respect of each such Company Client account pursuant to the terms of the Operative Documents applicable to such account.

(b) Section 3.13(b) of the Company Disclosure Schedule lists the balance as of July 31, 2021, in any “loss carryforward” or “high-water mark” account (or other similar accrued or pending offsets, liabilities or obligations) pursuant to the Company Client or Company Fund Operative Documents. No return of previously paid or allocated incentive or performance compensation or other distributions or allocations to the general partners (or other similar managing entities) of the Company Clients is currently required or expected with respect to any Company Client or Company Fund Investor.

(c) Since January 1, 2019, except for Transactions contemplated hereby, no event has occurred that would permit the removal or termination of a Company Advisor with respect to any Company Client (whether now cured or uncured) and no event (whether now cured or uncured) that, with the giving of notice or the passage of time or both, would constitute any such event has occurred in connection with any Company Client and no allegation that any such event has occurred has been made in writing to any of the Moneda Entities.

(d) Except as indicated on Section 3.13(d) of the Company Disclosure Schedule, each Operative Document with respect to each Company Fund and each Company Client includes all provisions required by and complies in all respects with Applicable Law and each offering memorandum and marketing material distributed to or made available to existing or prospective Company Clients or Company Fund Investors since January 1, 2019, (i) has complied in all material respects with Applicable Law and (ii) to the extent such Company Fund is subject to the Exchange Act, or the offering memorandum or marketing material (as applicable) is subject to Section 206 of the Investment Advisers Act or Rule 206(4)-8 thereunder, has not contained any untrue statement of a material fact, or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.

(e) Except as would not reasonably be expected to be material to the Moneda Entities, taken as a whole, the U.S. Advisor has, since January 1, 2019, complied with Rule 206(4)-2 under the Investment Advisers Act with respect to all Company Client funds and securities of which the U.S. Advisor has “custody,” as defined in such rule.

(f) The Moneda Entities have complied in all material respects with Applicable Law and the rules and regulations issued by the CMF or any Governmental Authority (including, the Ruling (Circular) No. 1,962 of 2010, Ruling (Circular) No. 1,963 of 2010 and General Ruling (Norma de Carácter General) No. 271 of 2009 issued by the CMF) governing the custody of securities by brokerage companies or securities agents (custodia de valores de terceros por corredores de bolsa y agentes de valores) with respect to all Company Clients.

Section 3.14 Company Funds.

(a) Section 3.14 (a) of the Company Disclosure Schedule lists each Company Fund. Each Company Fund that is a Chilean Fund is, and at all times required under Applicable Law has been, duly registered with the CMF. Each UCITS is, and at all times required under Applicable Law has been, duly registered as an investment company (or comparable company) in accordance with Applicable Law. Each Cayman Company Fund is, and at all times required under Applicable Law has been duly registered with CIMA under the Cayman Mutual Funds Act or the Private Funds Act of the Cayman Islands (as applicable). No Company Client is registered or required to be registered with the SEC as an investment company under the Investment Company Act.

(b) Each Company Fund that is a juridical entity is duly organized, validly existing and, with respect to entities in jurisdictions that recognize the concept of “good standing,” in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where any failure to be so duly organized, validly existing, in good standing, licensed or qualified or to have such power would not, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities taken as a whole. No Company Fund is in material violation of any provision of its Organizational Documents.

(c) Except as indicated on Section 3.14(c) of the Company Disclosure Schedule, each Company Fund is, and has since the later of January 1, 2019, and its inception date, operated in compliance (i) with Applicable Law and (ii) with its respective investment policies and restrictions, as set forth in the applicable prospectus and registration statement for such Company Fund, except, in each case, where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities, taken as a whole. Since the later of January 1, 2019, and its inception date, each Company Fund has filed all Regulatory Documents in compliance with Applicable Law, except where such failure would not, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities, taken as a whole.

(d) The shares, units or other ownership interests of each Company Fund: (i) are duly authorized, validly issued, fully paid and non-assessable, and no such shares or other ownership interests have been issued in violation of Applicable Law, (ii) other than shares of the Chilean Funds, since their initial offering have been offered for sale pursuant to, and in compliance with, the securities Laws of each jurisdiction in which they have been sold or offered for sale and in all cases. The shares of the Chilean Funds, since their initial offering have been offered in compliance with Applicable Law. In addition, none of the Company Funds that have offered securities in the U.S. in reliance on the private placement exemption under the Securities Act, or to the Knowledge of the Company, any “covered persons” relating to such Company Funds, have been subject to any of the disqualifying events specified in Rule 506(d) of Regulation D promulgated under the Securities Act.

(e) To the Knowledge of the Company, solely based on the representations and covenants made by either (x) each Company Fund Investor at the time of its admission to the applicable Company Fund or (y) each Company Client at the time of entering into the agreement with the U.S. Advisor, as applicable, (i) each Company Fund Investor of a U.S. Company Fund is, and was at the time it acquired its interest therein, an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and a “qualified purchaser” (as defined under the Investment Company Act), (ii) each Company Fund Investor in a Company Fund incorporated, organized or formed in any jurisdiction outside the United States is, and was at the time it acquired its interest therein, either (A) an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and a “qualified purchaser” (as defined under the Investment Company Act), or (B) is a Person that (1) is not a “U.S. person” (as defined in Regulation S promulgated under the Securities Act) and (2) purchased its interest in the relevant Company Fund in an “offshore transaction” (as defined in Regulation S promulgated under the Securities Act), and (iii) each Company Client of the U.S. Advisor in respect of a Managed Account is a “qualified institutional buyer” (as defined under the Securities Act). Each Company Fund that is not a U.S. Company Fund is incorporated, organized or formed in a jurisdiction outside the United States.

(f) Since January 1, 2019, prior to the acceptance of any subscription agreement from any Company Fund Investor, and on an annual basis thereafter, a Moneda Entity has confirmed (either directly or indirectly through a third-party administrator) that such investor is not identified on the SDN List or otherwise subject to sanctions administered by OFAC or owned or controlled by or acting on behalf of any person listed on the SDN List, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to be material to the Moneda Entities, taken as a whole.

(g) None of the Moneda Entities (or any predecessors thereto) has since September 3, 2019, (i) acted as the sponsor or promoter of any collective investment vehicle, issuer or other Person required to be registered as an investment company under the Investment Company Act or (ii) provided investment management services to or through any issuer or other Person that is required to be registered under the Applicable Laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities, other than as disclosed in Section 3.17 of the Company Disclosure Schedule.

(h) The audited balance sheet of each Company Fund as of each such Company Fund’s two most recently completed fiscal years and the related other audited financial statements for such two most recently completed fiscal years have been prepared in accordance with IFRS (or in the case of a UCITS, generally accepted accounting practice in Luxembourg), and to the Knowledge of the Company present fairly in all material respects the financial position and other financial results of such Company Fund at the dates and for the periods stated therein.

(i) None of the assets of any of the Company Funds or of Company Clients for whom the Company and its subsidiaries otherwise provide investment management services constitute (i) “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA or (ii) assets of any plan subject to Similar Law and neither the Company nor its Subsidiaries or Affiliates have agreed contractually to conduct its investment management activities with respect to a Company Fund or Company Client as though the Company Funds or Company Clients were subject to ERISA or Similar Law.

(j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, no consent from the Company Funds, (nor from their shareholders, investors and comités de vigilancia) is required to the assignment or deemed assignment of any Advisory Agreement resulting from the Transactions contemplated hereby pursuant to its Operative Documents or Applicable Law.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedule identifies each material insurance policy and bond covering the Moneda Entities, the Company Funds or any of their assets, properties, obligations or employees (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect, all premiums due and payable thereon have been paid and, in the past twelve (12) months from the date hereof, no Moneda Entity has received written notice from any insurer or agent of any intent to cancel, prematurely terminate or not renew any such Insurance Policy. The insurance amounts of the Insurance Policies provide adequate coverage of the risks of the Moneda Entities’ operations as required by applicable Laws.

Section 3.16 Employees; Employee Benefit Plans; ERISA.

(a) Section 3.16(a) of the Company Disclosure Schedule lists all material Plans and identifies each such Plan that is an Assumed Plan. The Company has made available to PIL complete and correct copies of, to the extent applicable, with respect to each Assumed Plan, the plan document (or in the case of any such Assumed Plan that is unwritten, a description of such Assumed Plan and with respect to any Plan that is not an Assumed Plan, a summary thereof), any trust documents or other funding vehicles, the most recent summary plan description, the most recent IRS determination letter, the most recent annual report (Form 5500 series) and any material communication with any Governmental Authority relating to any such Assumed Plan.

(b) Each Assumed Plan (and any related trust or other funding vehicle) has been maintained and administered in material compliance with its terms, the applicable requirements of ERISA, the Code and any other Applicable Law. All contributions, premiums and expenses required to be made to or paid in respect of a Plan on behalf of an employee, officer or director of a Moneda Entity, whether by Law or by the terms of an Assumed Plan or any agreement relating thereto has been timely made or to the extent not yet required to be made or paid, have been fully accrued and reflected on the books and records of the Moneda Entities in accordance with normal accounting practices and Applicable Law, in either case, except as would not reasonably be expected to have a material effect on the Moneda Entities. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, (i) no Plan is a Multiemployer Plan or a defined benefit plan or a plan that is subject to Title IV of ERISA or subject to 412 of the Code or Section 302 of ERISA, and (ii) no Plan provides health or other welfare benefits to former employees of a Moneda Entity other than health continuation coverage pursuant to Section 4980B of the Code. Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter.

(c) There are no pending or, to the Knowledge of the Company, threatened claims, administrative proceedings, lawsuits, arbitrations or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of the Moneda Entities, including directors, managers, employees, advisors or unions, or any applicant for employment alleging breach of any express or implied employment contract, any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct or infraction of fundamental rights in connection with the employment relationship, related to unfair or anti-union labor practices or to work-related accidents and professional diseases, which have been asserted or instituted.

(d) Except as disclosed on Section 3.16(d) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, will not (alone or in combination with any other event) result in (i) severance pay or benefits, a material increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer or director of the Moneda Entities, (ii) any materially increased or accelerated funding obligation with respect to any Assumed Plan, (iii) any amount being nondeductible by any Moneda Entity or PIL or any of its Affiliates under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code, in each case to the extent applicable, or (iv) the termination of any agreement entered into between any Moneda Entity and its respective officers, employees, unions or workers associations. In this regard, the Moneda Entities have not given or received written notice of termination of any employment contracts, nor have they received any written notice from any officer indicating the officer’s intention to terminate his or her employment with the applicable Moneda Entity due to the execution, delivery and performance of this Agreement by the Moneda Entities, and the consummation of the Transactions. None of the Moneda Entities is a party to any plan or agreement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 or 409A of the Code (or any corresponding provisions of state or local Law relating to Tax).

(e) (i) None of the Moneda Entities has any liability under Title IV of ERISA or Section 412, 430 or 4971 of the Code or a defined benefit plan within the meaning of section 3(35) of ERISA (without regard to whether such plan is subject to ERISA, including any Plan maintained outside the U.S.), and (ii) no event has occurred that is reasonably likely to result in any Moneda Entity or any entity, whether or not incorporated, that is under common control with any Moneda Entity within the meaning of Section 4001 of ERISA or is part of a group that includes any Moneda Entity and that is treated as a single employer under Section 414 of the Code, incurring material liability under Title IV of ERISA or the Code which liability under clauses (i) and (ii) is or could reasonably be expected to become a liability of a Moneda Entity or PIL or any of its Affiliates on or after the Closing, other than as a withholding agent under Applicable Law.

(f) No Moneda Entity is a party to or is otherwise bound by any collective bargaining agreement or similar agreement with any union or employees’ association, and as of the date hereof, there are no labor unions, worker’s assemblies, committees, works council or other organizations or groups representing, or to the Knowledge of the Company, purporting to represent or attempting to represent any employees employed by the Moneda Entities. There is no pending or, to the Knowledge of the Company, threatened, strike, dispute, corporate campaign, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any employees of any Moneda Entity.

(g) The Company has made available to PIL a list containing the following information with respect to each employee of a Moneda Entity (including officers and key executives): complete name; original date of hire and any subsequent hire date, job title; employment status (full- or part-time, absent or on leave); internal job code; work location and legal entity that employs such employee; current rate of annual base salary or current wage rate; fiscal year 2020 bonus and estimate target fiscal year 2021 bonus; number of accrued vacation days; and long-term cash or cash appreciation awards including vesting date.

(h) Except as set forth in Section 3.16(h) of the Disclosure Schedule, since January 1, 2019, the Moneda Entities are and have been, in compliance with all Applicable Laws respecting employment and employment practices, but not limited to, as applicable, terms and conditions of employment, immigration, wages, overtime, vacations, hours of work, full week (semana corrida), occupational safety and health, labor accidents and diseases, severances, bonuses, whether under the Law and/or their individual employment agreements, and family allowances, all social security obligations and debts arising in connection with but not limited to social security contributions, pension fund contributions, mandatory health care contributions, unemployment insurance contributions, welfare payments and insurance for work-related accidents and illnesses; and any other applicable labor and social security Laws and fair employment practices, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(i) There are no pending debts, obligations, liabilities, claims or demands pending or to the Knowledge of the Company threatened in any forum by or on behalf of any present or former director of the Moneda Entities in respect of or in connection with their position of members of the boards of directors.

(j) Except as set forth on Section 3.16(i) of the Disclosure Schedule there are no personnel providing fee-based services to any Moneda Entity. The personnel who render fee-based services to the Moneda Entities provide their services without subordination and dependency of the respective Moneda Entity.

(k) Section 3.16(j) of the Disclosure Schedule includes a list of all the contractors’ companies that provide services to the Moneda Entities under Chilean subcontracting law. The abovementioned contractors as well as their employees, render the services in accordance with the respective services agreements executed by and between the contractors’ companies and the respective Moneda Entity, without any tie of subordination and dependency not existing an employment relationship with the respective Moneda Entity. Except as set forth in Section 3.16(i) of the Disclosure Schedule there are no other services agreements executed with contractors’ companies currently in force in the Moneda Entities, stating the Company that these contractors are up to date in the compliance of the labor and social security obligations of their employees.

(l) The Moneda Entities have implemented all material measures in order to effectively protect the life and health of their employees and also of the contractors’ employees pursuant to article 184 of the Chilean Labor Code, Law No. 16,744 of Working Accidents and Professional Diseases and complementary laws and rules. Additionally, there is no evidence of an employee suffering from work related diseases and no employee has sick leave for work related accidents or diseases.

Section 3.17 Company Tax Representations.

(a) All material Tax Returns required to be filed by the Moneda Entities have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (whether or not shown as due on such Tax Returns) required to be paid with respect to, or that could give rise to an Encumbrance (other than a Permitted Encumbrance) on the assets of, the Moneda Entities have been duly and timely paid. All material monies required to be withheld by the Moneda Entities in connection with any amounts paid or owing to any Company Employee, independent contractor, creditor, equity holder or any other Person for Taxes have been duly and timely withheld, and such withheld Taxes have been either duly and timely filed and paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of the applicable Moneda Entity. Specifically, in cases where the corresponding material withholding Tax has not been filed and paid or has been filed and paid at a reduced rate, due to the application of a double tax treaty agreement in force between Chile and the country of residence of the third-party, the relevant Moneda Entity has complied in all material respects with the necessary legal and administrative requirements not to withhold the full amounts of the corresponding material withholding Tax and has kept the relevant tax residence certificates and affidavits, as required under Applicable Law.

(b) The unpaid Taxes of the Moneda Entities (i) did not as of the Balance Sheet Date materially exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto) and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Moneda Entities in filing their Tax Returns.

(c) No written agreement or consent waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes of any of the Moneda Entities are currently in effect, no written requests for any such waivers or extensions are currently pending, and no written power of attorney with respect to any Moneda Entity has been filed or entered into with any Governmental Authority.

(d) No material Tax Returns of any of the Moneda Entities are under audit, examination or investigation, in each case that has been initiated by written notice by any Governmental Authority (including notifications and observations made electronically or in the web portal), and no such audit, examination or investigation has been threatened in writing; and no Governmental Authority has asserted in writing any deficiency, adjustment or claim with respect to material Taxes against any of the Moneda Entities that has not been resolved with respect to any taxable period for which the period of assessment or collection remains open.

(e) Except as set forth in Section 3.17(e) of the Company Disclosure Schedule, none of the Moneda Entities (i) has received or applied for a material Tax ruling or entered into a material closing agreement, (ii) is, or during any taxable period for which the period of assessment or collection remains open has been, a member of any affiliated, consolidated, combined or unitary group (other than any such group of which the Company is the common parent and which consists only of the Moneda Entities or a subset thereof) for purposes of filing income Tax Returns or (iii) has any material liability for the Taxes of any Person other than the applicable Moneda Entities.

(f) None of the Moneda Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) that begins after the Closing Date as a result of any (i) change in or incorrect method of accounting for a taxable period ending on or before the Closing Date, (ii) installment sale or open transaction disposition made or existing on or before the Closing Date, (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (iv) any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Applicable Law) executed on or before the Closing Date.

(g) No written claim has been made by any Governmental Authority in a jurisdiction where any Moneda Entity has not filed a Tax Return that it is or may be subject to material Taxes by, or required to file material Tax Returns in, such jurisdiction.

(h) There are no Encumbrances for material Taxes upon the assets of any of the Moneda Entities, other than Permitted Encumbrances.

(i) None of the Moneda Entities is a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person (excluding agreements entered into in the ordinary course of business that are not primarily related to Taxes).

(j) Material Tax deductions (including tax losses) and tax basis in material assets and investments, as well as Tax credits have been duly and properly determined and claimed or deducted in accordance with Applicable Law and are duly supported in accordance with Applicable Law, current instructions of the Governmental Authority and accounting principles.

(k) Except as set forth in Section 3.17(i) of the Company Disclosure Schedule, each of the Moneda Entities is in compliance in all material respects with all applicable transfer pricing laws and regulations and as applicable, all transactions entered into by any of the Moneda Entities with any Affiliate or related party have been carried out at arm’s-length conditions and in accordance with Applicable Law and regulations, and consequently are free of material penalty Taxes imposed under Article 21 of the Chilean Law Decree No. 824 of 1974 (the “Chilean Income Tax Law”), of assessment or appraisal authority of the Chilean Tax Authority under Article 64 of the Law Decree No. 830, Chilean Tax Code, and are in compliance with Article 41 E of the Chilean Income Tax Law, when applicable.

(l) No Moneda Entity that is organized in the United States has benefitted from any tax relief measures introduced in the Applicable Laws of granted by any Governmental Authorities by reason of the COVID-19 pandemic.

(m) Such Moneda Shareholder is resident for all Tax purposes in Chile.

Except for the express representations and warranties made in Section 3.16 and this Section 3.17, neither the Moneda Shareholders nor the Company make any representation or warranty, express or implied, concerning Taxes or Tax matters.

Section 3.18 Intellectual Property .

(a) No Affiliate other than the Company and its Subsidiaries owns any material proprietary Intellectual Property used in the business of the Moneda Entities.

(b) Except as set forth in Section 3.18(a) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Moneda Entities, (i) to the Knowledge of the Company, the operation of the Business by each Moneda Entity does not infringe, violate or misappropriate (“Infringe”) any Intellectual Property of third Persons, (ii) all Intellectual Property owned by the Moneda Entities is owned free and clear of all Encumbrances other than Permitted Encumbrances, and such items are subsisting and unexpired, and to the Knowledge of the Company, valid and enforceable, (iii) to the Knowledge of the Company, no Person is infringing any Intellectual Property owned by the and (iv) no claims are pending (or to the Knowledge of the Company, threatened) against the Moneda Entities alleging that their Business Infringes the Intellectual Property of any third Person.

(c) The Moneda Entities use commercially reasonable efforts to protect the security of the personal information that they collect and store in the operation of the Business, and there have been no material breaches or, to the Knowledge of the Company, unauthorized accesses to same, other than those that were resolved without material cost or liability or the duty to notify any third Person. The Moneda Entities are in compliance in all material respects with their internal and posted written policies relating to privacy, and the collection, destruction, storage, use and onward transfer of third party information, including any personally identifiable information of any person used or held for use by the Moneda Entities. Except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Moneda Entities, to the Knowledge of the Company since January 1, 2019, there has been no unauthorized access to, use of, or disruption of any of the Moneda Entities’ products, services, systems (including IT systems), or applications.

Section 3.19 Cybersecurity and Data Protection.

(a) Except as would not have a Material Adverse Effect on the Moneda Entities, each of the Moneda Entities has in effect, and since January 1, 2019, has had in effect (i) internal written policies and procedures with respect to the protection of non-public personal information about customers, clients and other third parties that comply with Applicable Law (“Privacy Policies”) and (ii) written policies and procedures with respect to business continuity plans in the event of business disruptions. All such policies and procedures comply in all material respects with Applicable Law (to the extent applicable) and there have been no material violations or allegations by any employee or client of the Acquired Companies or any Governmental Authority of material violations of such Adviser Compliance Policies.

(b) Each Moneda Entity and each Company Fund has complied in all material respects with its Privacy Policies, and the Moneda Entities have not received any written complaints, notices or allegations by any Person alleging otherwise.

Section 3.20 Real Estate.

(a) As of the Closing, after giving effect to the Pre-Closing Reorganization, no Moneda Entity will own any real property.

(b) Section 3.20(b) of the Company Disclosure Schedule lists all real estate leases and subleases to which any Moneda Entity is a party (the “Leases”). Correct and complete copies of the Leases have been delivered or made available to PIL. Except as otherwise disclosed in Section 3.20(b) of the Company Disclosure Schedule, no Moneda Entity is, and, to the Knowledge of the Company, no other party is, in material breach or default of any material Lease and, to the Knowledge of the Company, no event has occurred that (with the giving of notice or the lapse of time or both) would constitute such a material breach or default by any Moneda Entity or, to the Knowledge of the Company, any other party thereto.

(c) Each of the Moneda Entities is complying and, since January 1, 2019, has complied with all applicable Environmental Laws that pertain to any of the activities or properties of the Moneda Entities (other than with respect to, or on behalf of, any Company Fund) and the use and ownership thereof and the operation of the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.21 Contracts with Affiliates. Section 3.21 of the Company Disclosure Schedule lists all Contracts to which a Moneda Entity, on the one hand, and the Moneda Shareholders or any of their Affiliates (other than the Moneda Entities), on the other hand, are parties or are otherwise bound (collectively, the “Affiliate Contracts”), all of which, except as described in Section 3.21 of the Company Disclosure Schedule, are on arm’s length terms.

Section 3.22 No Broker. Except for Servicios Financieros Altis S.A., the fees and expenses of which will be borne by the Moneda Shareholders or the Company (and included in the calculation of Company Transaction Expenses), no broker, finder, financial advisor or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission from, the Moneda Shareholders or any Moneda Entity or any of their Affiliates in connection with this Agreement, the Ancillary Agreements, or the Transactions.

Section 3.23 Foreign Corrupt Practices, Anti-Money Laundering and Other Matters.

(a) No Moneda Entity, or any of their respective directors or officers, or, to the Knowledge of the Company, any of their respective agents, employees or other Persons (in their capacities as such) that act for or on behalf of any Moneda Entity (each, a “Moneda Entity Representative”), has, since January 1, 2016, (i) made any bribe, rebate, payoff, influence payment, kickback or other payment that would be unlawful under any Applicable Laws related to combating corruption, bribery or improper payments to government officials, politicians, political parties or persons related to any of the above, including the Chilean Legal Entities Criminal Liability Law 20,393 and the U.S. Foreign Corrupt Practices Act of 1977, as amended (“Anti-Corruption Laws”); (ii) without limiting the foregoing, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Authority, for any political party or official thereof, or for any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances where the Moneda Entity or Moneda Entity Representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, in each case, for the purpose of (A) influencing any act or decision of such Government Official in that Person’s official capacity, (B) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to unlawfully assist any of the Moneda Entities or any Moneda Entity Representative in obtaining or retaining business for or with, or in directing business to, any Person; (iii) acted in material violation of the economic and trade sanctions administered by OFAC, to the extent applicable in the jurisdictions in which the Business is conducted or (iv) acted in material violation of applicable Anti-Money Laundering Laws. No Moneda Entity Representative is a Government Official. Since January 1, 2015, neither the Moneda Entities nor, to the Knowledge of the Company, any “covered associate” of the Moneda Entities has made a “contribution” to an “official” of a “government entity” that is (or was at the time of, or during the two (2)-year period following, the contribution date) a Company Client or prospective Company Client (or an investor or prospective investor in a “covered investment pool” that is a Company Client or prospective Company Client), or has otherwise taken any action or entered into any Contract or other arrangement, which, in each case, would disqualify or would have disqualified a Moneda Entity from providing investment advisory services for compensation to such “government entity” either directly or through a “covered investment pool” pursuant to Rule 206(4)-5 under the Investment Advisers Act. None of the U.S. Advisor, BVI Advisor or, to the Knowledge of the Company, any “covered associate” of such Company Advisors has made a “contribution” to an “official” of a “government entity” during the two-year period preceding the date of this Agreement (in each case, within the meaning of Rule 206(4)-5 under the Investment Advisers Act). No Company Client or Company Fund Investor is a “government entity” within the meaning of Rule 206(4)-5 under the Investment Advisers Act.

(b) As of the date of this Agreement, the Moneda Entities have disclosed all material facts known to them regarding (i) all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, and/or allegations of any kind or nature that are asserted against, paid or payable by the Moneda Entities or Moneda Entity Representatives in connection with non-compliance with any Anti-Corruption Laws in the jurisdictions in which the Business is conducted by the Moneda Entities or, to the Knowledge of the Company, the Moneda Entity Representatives, and (ii) any investigations (whether formal or informal, external or internal) involving possible non-compliance with any Anti-Corruption Laws by the Moneda Entities or, to the Knowledge of the Company, the Moneda Entity Representatives. No Moneda Entity is a corporation, business or other Person that has been formed by or for the benefit of any Government Official.

(c) No Moneda Entity or, to the Knowledge of the Company, any Moneda Entity Representative is: (i) the subject of any sanctions administered by OFAC, the United Nations, the European Union, Her Majesty’s Treasury of the United Kingdom, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, or other applicable sanctions authority (collectively, “Sanctions”), (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (each, a “Sanctioned Territory,” and each such Person described in clauses (i) and (ii), a “Sanctioned Person”), (iii) acting for or on behalf of any Sanctioned Person or (iv) the subject of any proceedings, inquiry or investigation (whether formal or informal, external or internal) regarding compliance with Sanctions.

(d) During the last five (5) years, no Moneda Entity or, to the Knowledge of the Company, any Moneda Entity Representative has engaged in or is now engaged in any dealings or transactions with or involving any Sanctioned Person, or in or involving any Sanctioned Territory, in violation of applicable Sanctions.

(e) None of the Moneda Shareholders or their Guarantors shall use or contribute any part of the Closing Cash Consideration Payment (i) in violation of any applicable Anti-Corruption Laws, or (ii) to, or for the benefit of, any Sanctioned Person.

Section 3.24 Investigation; No Additional Representations. In entering into this Agreement, each of the Moneda Shareholders and the Company acknowledges and agrees, without limiting its right to rely on the representations, warranties, covenants and agreements contained herein, that it (a) has conducted its own independent investigation, review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of PIL and (b) has had access to publicly available information as filed with the SEC by PIL, received management presentations on selected matters requested by the Company and opportunities to ask questions of PIL’s senior executives as to the business, assets, condition, operations and prospects of PIL and (c) has such knowledge and experience as to be aware of the risks and uncertainties inherent in the holding of capital stock of PIL as contemplated by this Agreement and the Ancillary Agreements, and has independently made its own analysis and decision to enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, each Moneda Shareholder and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 4 (Representations and Warranties of PIL and PIL Uruguay), none of PIL, any of its Affiliates, their Agents, nor any other Person on behalf of any of them, makes or shall be deemed to make any representation or warranty to the Moneda Shareholders, the Moneda Entities or any other Person with respect to PIL or the Transactions, express or implied, at law or in equity (including any implied warranty or representation as to the business of PIL, or the value, condition, merchantability or suitability or non-infringement of intellectual property as to any of the assets of PIL). It is understood that any estimates, forecasts, projections or other predictions, or multiple of earnings, revenues or other financial measure and any other information or materials that have been or shall hereafter be provided or made available to such Moneda Shareholder or any of its Affiliates or their respective Agents (including in any presentation by PIL, any of its Affiliates, their respective Agents or otherwise), are not, and shall not be deemed to be, representations and warranties of PIL or any of its Affiliates or any of their respective Agents. Each Moneda Shareholder hereby expressly disclaims (and shall cause its Affiliates, shareholders and any other interest holders of any kind whatsoever to expressly disclaim, as and when requested) any reliance whatsoever on any representation, warranty or other statement of PIL, its Affiliates or any of their Agents, whether made prior, during or after the execution of this Agreement, except for the representations and warranties set forth in Article 4 (Representations and Warranties of PIL and PIL Uruguay).

Section 3.25 Sufficiency of Assets. The assets, properties and rights, of any nature whatsoever, owned or held for use by the Moneda Entities immediately following the Pre-Closing Reorganization and immediately following the Closing comprise all of the assets, property, employees and rights necessary to permit PIL and the Moneda Entities to conduct the Business in substantially the same manner as conducted by the Moneda Entities in the ordinary course in the six (6) months prior to the date hereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PIL AND PIL URUGUAY

Except (a) as set forth in the PIL SEC Reports furnished or filed with the SEC and publicly available at least three (3) Business Days prior to the date hereof, excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature or (b) as set forth in the written disclosure schedule delivered to the Company by PIL concurrently with the execution and delivery of this Agreement (the “PIL Disclosure Schedule”), PIL and PIL Uruguay hereby represent and warrant to the Moneda Shareholders and the Company as follows:

Section 4.1 Organization and Related Matters. Each of PIL and PIL Uruguay (a) is duly organized and validly existing under the Laws of its jurisdiction of organization, incorporation or formation, (b) has the requisite corporate power and authority necessary to carry on its business substantially in the manner as it is now being conducted and to own, lease and operate all of its properties and assets, and (c) is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties and assets make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to PIL and its Subsidiaries, taken as a whole, or materially impair or delay PIL’s or PIL Uruguay’s ability to consummate the Transactions.

Section 4.2 Authority; No Violation.

(a) Each of PIL and PIL Uruguay has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions. The execution, performance and delivery of this Agreement and the Ancillary Agreements to which PIL or PIL Uruguay is or will be a party and the consummation of the Transactions by PIL and PIL Uruguay have been duly and validly authorized by all requisite action of PIL and PIL Uruguay, as applicable, and no other corporate proceedings or shareholder action on the part of PIL or PIL Uruguay are necessary to authorize, or approve its execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, or to consummate the Transactions, other than: (i) the shareholder approval to effect the Merger and (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and publication of notice of the Merger in the Cayman Islands Government Gazette pursuant to the CICA. This Agreement has been (and the execution and delivery of each of the Ancillary Agreements to which PIL and PIL Uruguay will be a party will be) duly executed and delivered by PIL and PIL Uruguay, and constitutes (and each such Ancillary Agreement when so executed and delivered by PIL and PIL Uruguay will constitute) a valid, legal and binding agreement of PIL and PIL Uruguay (assuming that this Agreement has been, and the Ancillary Agreements to which PIL or PIL Uruguay is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against PIL and PIL Uruguay in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, liquidation, insolvency, fraudulent conveyance, reorganization, moratorium, preference or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b) No Governmental Filings are necessary to be made by or received by PIL or PIL Uruguay for the execution, delivery or performance by PIL or PIL Uruguay of this Agreement or the Ancillary Agreements to which PIL or PIL Uruguay is a party or the consummation by PIL or PIL Uruguay of the Transactions, except for (i) such filings and approvals as are required to be made or obtained under the Securities Act and the securities or “blue sky” laws of various states in connection with the issuance of PIL Class B Shares pursuant to this Agreement, (ii) compliance with, and filings related to, the FNE Filing, (iii) any Governmental Filings of PIL or PIL Uruguay that become applicable as a result of matters specifically related to the Company or its Affiliates and (iv) those the failure of which to obtain or make would not, reasonably be expected to have materially impair or delay PIL’s or PIL Uruguay’s ability to consummate the Transactions on a timely basis.

(c) (i) No vote of the holders of any class or series of capital stock of PIL or PIL Uruguay is necessary to approve this Agreement or to consummate the Transactions; and (ii) no dissenter’s rights will be applicable with respect to the Transactions.

Section 4.3 Non-Contravention. Except as set forth in Section 4.3 of the PIL Disclosure Schedule, assuming all Governmental Filings described in Section 3.2(b) (Company’s Governmental Filings) and Section 4.2(b) (PIL and PIL Uruguay’s Governmental Filings) have been obtained or made (and any applicable waiting period has expired or terminated) and the execution and delivery by PIL and PIL Uruguay of this Agreement and the Ancillary Agreements to which PIL and PIL Uruguay will be a party, and the performance of their obligations hereunder and thereunder (including the consummation of the Transactions) do not or will not (a) violate any provision of the Organizational Documents of PIL or PIL Uruguay, (b) violate any Law to which PIL or PIL Uruguay is subject, (c) require any consent of or notice to any Person under, or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any material Contract or (d) except as contemplated by this Agreement or the Ancillary Agreements, result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any asset of PIL or PIL Uruguay.

Section 4.4 Capital Structure; Subsidiaries.

(a) The authorized share capital of PIL consists of one billion (1,000,000,000) shares, par value $0.0001, five hundred million (500,000,000) of which are designated Class A common shares (“PIL Class A Shares”), two hundred fifty million (250,000,000) of which are designated Class B common shares (“PIL Class B Shares”) and (iii) two hundred fifty million (250,000,000) are as yet undesignated. As of the date hereof, (i) fifty-four million two hundred forty-seven thousand five hundred (54,247,500) shares of PIL’s Class A common stock were issued and outstanding and (ii) eighty-one million nine hundred thousand 81,900,000 PIL Class B Shares were issued and outstanding. Since the close of business on January 26, 2021 through the date hereof, neither PIL nor any of its Subsidiaries have issued any equity securities, or any securities convertible into, or exchangeable or exercisable for, any PIL Class B Shares or other equity securities. Other than as disclosed in Section 4.4(a) of the PIL Disclosure Schedule, all of the issued and outstanding shares of capital stock of PIL are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, rights of first refusal or any similar rights. The PIL Class B Shares are sufficient to issue and deliver the Closing Share Consideration, and, subject to the limitations set forth in Section 10.9 (Lock-Up) and in each Pledge and Lock-Up Agreement, such Closing Share Consideration shall be automatically converted to an equal number of PIL Class A Shares in accordance with its terms upon written request by the Moneda Shareholders.

(b) Other than as set forth in Section 4.4(b) of the PIL Disclosure Schedule, there are no Equity Rights (i) obligating PIL or any of its Subsidiaries to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any shares of capital stock or any other equity interests in PIL or any of its properties or assets or any instruments or obligations convertible or exchangeable into or exercisable for any shares of capital stock or any other equity interests in PIL or any of its Subsidiaries or in any of their respective properties or assets, (ii) giving any Person a right to subscribe for or acquire any shares of capital stock or any other equity interests in PIL or in any of its properties or assets or (iii) obligating PIL to issue, grant, adopt or enter into any such Equity Right.

(c) Neither PIL nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of PIL on any matter. PIL does not have a shareholder rights plan, “poison pill” or similar arrangement in place. There are no shareholder agreements, voting trusts or other agreements or understandings to which PIL or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition, or that restricts the transfer of, any capital stock or other voting securities or equity interests of PIL.

(d) The PIL Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Select Market under the symbol “PAX.” There is no Proceeding or investigation pending or, to the Knowledge of PIL, threatened in writing against PIL by Nasdaq or the SEC with respect to any intention by Nasdaq or the SEC to deregister the PIL Class A Shares or to terminate the listing of the PIL Class A Shares. None of PIL or any of its Affiliates has taken any action in an attempt to terminate the registration of the PIL Class A Shares under the Exchange Act.

Section 4.5 SEC Reports; Financial Statements.

(a) PIL has timely filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since January 1, 2021 (such documents and other any documents filed by PIL with the SEC, as have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, and also including those filed or furnished subsequent to the date hereof, collectively, the “PIL SEC Reports”). As of their respective filing or furnishing dates (or, if supplemented, modified or amended since the time of filing or furnishing, as of the date of the most recent supplement, modification or amendment), none of the PIL SEC Reports contained (and no PIL SEC Reports filed with or furnished to the SEC subsequent to the date hereof will contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The PIL SEC Reports complied as to form in all material respects with applicable requirements of Securities Laws, in each case as in effect on the date each such document was filed with or furnished to the SEC.

(b) As of the date hereof, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to any of the PIL SEC Reports and, as of the date hereof, to PIL’s Knowledge, none of the PIL SEC Reports is the subject of ongoing SEC review.

(c) The financial statements (including all related notes and schedules thereto), contained or that will be contained in the PIL SEC Reports (or incorporated therein by reference) (the “PIL Financial Statements”) have been prepared in all material respects in accordance with IFRS applied on a consistent basis and fairly present, in all material respects, the consolidated financial position of PIL and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended, in each case, subject, in the case of the (x) audited PIL Financial Statements, to the notes therein and such exceptions and qualifications as may be reflected in such financial reports, and (y) unaudited PIL Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein. PIL has established and maintains a system of internal accounting controls sufficient to, in all material respects, provide reasonable assurances that (i) all transactions are executed in accordance with the general or specific authorization of the management of PIL and (ii) transactions are recorded as necessary to permit the preparation of financial statements for external purposes in conformity with IFRS.

Section 4.6 Absence of Liabilities. Except as set forth in Section 4.6 of the PIL Disclosure Schedule, and except for liabilities and obligations (a) incurred in the ordinary course of business since March 31, 2021, (b) incurred under or in accordance with the Transaction Agreements or in connection with the Transactions or (c) that would not be required to be disclosed on a consolidated balance sheet for PIL and its Subsidiaries prepared in accordance with IFRS in a manner consistent with the PIL Financial Statements, since March 31, 2021, neither PIL nor its Subsidiaries has incurred liabilities or obligations that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PIL.

Section 4.7 Absence of Certain Changes. Since March 31, 2021, there has not occurred any Material Adverse Effect on PIL or any development, or combination of developments that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on PIL.

Section 4.8 Legal Proceedings. Except as set forth in Section 4.8 of the PIL Disclosure Schedule, as of the date of this Agreement, (a) there are no Proceedings that are pending or, to the Knowledge of PIL or PIL Uruguay, threatened in writing against PIL or PIL Uruguay, that, if adversely determined, would likely have a material negative impact on PIL and its Subsidiaries, taken as a whole, or prohibit or delay the consummation of the Transactions and (b) there is no Order imposed upon PIL or any of its properties, assets or business that would reasonably be expected, individually or in the aggregate, to have a material negative impact on PIL taken as a whole.

Section 4.9 Compliance with Applicable Law.

(a) Except as set forth in Section 4.9 of the PIL Disclosure Schedule, (i) since January 1, 2019, PIL and its Subsidiaries are operating their business in compliance with all Applicable Laws and (ii) as of the date hereof PIL and its Subsidiaries have not received any written notice from any Governmental Authority with legal or supervisory authority over PIL or its Subsidiaries asserting any material violation (or investigation with respect thereto) by PIL and its Subsidiaries of any Applicable Law, except, as to (i) and (ii) for violations that would not, individually or in the aggregate, reasonably be expected to be material to PIL and its Subsidiaries, taken as a whole.

(b) PIL and its Subsidiaries hold, and at all times since January 1, 2019, have held, all material Permits necessary for the conduct of their respective businesses as conducted on the date hereof, except as set forth in Section 4.9(b) of the PIL Disclosure Schedule or where any such failure would not, individually or in the aggregate, reasonably be expected to be material to PIL or its Subsidiaries, taken as a whole. All material Permits of PIL and its Subsidiaries are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to be material to PIL and its Subsidiaries.

Section 4.10 Purchase for Investment. PIL Uruguay is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. PIL, indirectly through PIL Uruguay, is acquiring the Cash Purchase Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling such Cash Purchase Shares in violation of applicable Securities Laws. PIL (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Cash Purchase Shares, is capable of bearing the economic risks of such investment. PIL acknowledges that the Cash Purchase Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Cash Purchase Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign Securities Laws, in each case, to the extent applicable.

Section 4.11 PIL Tax Representations. All material Tax Returns required to be filed by PIL and its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (whether or not shown as due on such Tax Returns) required to be paid by PIL and its Subsidiaries in connection with any amounts paid or owing to any employee, independent contractor, creditor, equity holder or any other Person for Taxes have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or set aside in accounts for such purpose, or accrued, reserved against, and entered on the books and records of PIL and its Subsidiaries.

Section 4.12 Foreign Corrupt Practices, Anti-Money Laundering and Other Matters.

(a) Neither PIL nor any of its Subsidiaries, nor any of their respective directors or officers, or, to the Knowledge of PIL, any of their respective agents, employees or other Persons (in their capacities as such) that act for or on behalf of PIL or any of its Subsidiaries (each, a “PIL or Subsidiary Representative”), has, in any material respect since January 1, 2016, (i) made any bribe, rebate, payoff, influence payment, kickback or other payment that would be unlawful under any Anti-Corruption Laws; (ii) without limiting the foregoing, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any “Government Official” or to any Person under circumstances where PIL or any of its Subsidiaries, or a PIL or Subsidiary Representative knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, in each case, for the purpose of (A) influencing any act or decision of such Government Official in that Person’s official capacity, (B) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to unlawfully assist PIL, any of its Subsidiaries or any PIL or Subsidiary Representative in obtaining or retaining business for or with, or in directing business to, any Person; (iii) acted in material violation of the economic and trade sanctions administered by OFAC, to the extent applicable in the jurisdictions in which PIL or any of its Subsidiaries conduct business; or (iv) acted in material violation of applicable Anti-Money Laundering Laws. Neither PIL nor any of its Subsidiaries, or PIL or Subsidiary Representative, is a Government Official.

(b) As of the date of this Agreement, PIL has disclosed all material facts known to it regarding (i) all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, and/or allegations of any kind or nature that are asserted against, paid or payable by PIL, any of its Subsidiaries or a PIL or Subsidiary Representative in connection with non-compliance with any Anti-Corruption Laws in the jurisdictions in which PIL or any of its Subsidiaries or, to the Knowledge of PIL, a PIL or Subsidiary Representative, conducts business and (ii) any investigations (whether formal or informal, external or internal) involving possible non-compliance with any Anti-Corruption Laws by PIL or any of its Subsidiaries or, to the Knowledge of PIL, a PIL or Subsidiary Representative. Neither PIL nor any of its Subsidiaries, or PIL or Subsidiary Representative, is a corporation, business or other Person that has been formed by or for the benefit of any Government Official.

(c) Neither PIL nor any of its Subsidiaries nor, to the Knowledge of PIL, any PIL or Subsidiary Representative is: (i) the subject of any Sanctions, (ii) located, organized or resident in a Sanctioned Territory, (iii) acting for or on behalf of any Sanctioned Person or (iv) the subject of any proceedings, inquiry or investigation (whether formal or informal, external or internal) regarding compliance with Sanctions.

(d) During the last five (5) years, neither PIL nor any of its Subsidiaries nor, to the Knowledge of PIL, any PIL or Subsidiary Representative has engaged in or is now engaged in any dealings or transactions with or involving any Sanctioned Person, or in or involving any Sanctioned Territory, in violation of applicable Sanctions.

(e) PIL represents that the funds or assets used to pay the Moneda Shareholders in connection with the Transactions were not illegally derived or obtained, directly or indirectly, from a Sanctioned Person, in violation of Sanctions or the Anti-Money Laundering Laws.

Section 4.13 No Broker. Except for J.P. Morgan Chase & Co, the fees and expenses of which will be borne by PIL, no broker, finder, financial advisor or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission from, PIL or any of its Affiliates in connection with this Agreement, the Ancillary Agreements, or the Transactions.

Section 4.14 Investigation; No Additional Representations. In entering into this Agreement, each of PIL and PIL Uruguay acknowledges and agrees, without limiting its right to rely on the representations, warranties, covenants and agreements contained herein, that it (a) has conducted its own independent investigation, review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Moneda Entities, (b) has been furnished with information about the Moneda Entities, businesses and operations as it has reasonably requested, and (c) has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests in the Acquired Companies of the type contemplated by this Agreement, as well as the knowledge of the Moneda Entities and their operations in particular, and has independently made its own analysis and decision to enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, each of PIL and PIL Uruguay acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 3 (Representations and Warranties Relating to the Moneda Entities and the Moneda Shareholders), neither the Moneda Shareholders, nor any of their Affiliates, their Agents, nor any other Person on behalf of any of them, makes or shall be deemed to make any representation or warranty to PIL or any other Person with respect to the Moneda Shareholders, the Moneda Entities, the Business or the Transactions, express or implied, at law or in equity (including any implied warranty or representation as to the business of the Moneda Entities, or the value, condition, merchantability or suitability or non-infringement of intellectual property as to any of the assets of the Moneda Entities). It is understood that any estimates, forecasts, projections or other predictions, or multiple of earnings, revenues or other financial measure and any other information or materials that have been or shall hereafter be provided or made available to PIL or any of its Affiliates or their respective Agents (including in any presentation by the Moneda Shareholders, any of their Affiliates, management of the Moneda Entities, their respective Agents or otherwise), are not, and shall not be deemed to be, representations and warranties of the Moneda Shareholders, the Moneda Entities, any of their Affiliates or any of their respective Agents. Each of PIL and PIL Uruguay hereby expressly disclaims (and shall cause its Affiliates, shareholders and any other interest holders of any kind whatsoever to expressly disclaim, as and when requested) any reliance whatsoever on any representation, warranty or other statement of the Moneda Shareholders, the Moneda Entities, their Affiliates or any of their Agents, whether made prior, during or after the execution of this Agreement, except for the representations and warranties set forth in Article 3 (Representations and Warranties Relating to the Moneda Entities and the Moneda Shareholders).

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business.

(a) During the Interim Period, except (i) as required or prohibited by Applicable Law or fiduciary or contractual obligation contained in documents made available to PIL prior to the date hereof, (ii) as required, contemplated or permitted by this Agreement, or necessary to consummate the Transactions, including in relation to the Pre-Closing Reorganization, (iii) as set forth in Section 5.1 of the Company Disclosure Schedule or Section 5.1(d), (iv) for commercially reasonable deviations therefrom due to COVID-19 Actions or similar epidemic or health emergencies or (v) with the prior written consent of PIL (which consent shall not be unreasonably withheld, conditioned or delayed) (items (i)-(v), the “Specified Exceptions”), the Company shall, and the Moneda Shareholders shall cause each Moneda Entity to use commercially reasonable efforts to (x) carry on its business in the ordinary course, consistent with past practice and (y) preserve its present business organization and material business relationships.

(b) Without limiting the generality of the foregoing, during the Interim Period, subject to the Specified Exceptions, the Company shall not, and the Moneda Shareholders shall cause each of the Moneda Entities not to, directly or indirectly:

(i) amend its Organizational Documents in any material respect that is adverse to PIL or the Moneda Shareholders, as the case may be;

(ii) amalgamate, merge with or into or consolidate with any other Person;

(iii) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, recapitalization or other reorganization of the Company or any other Moneda Entity;

(iv) authorize, issue, split, combine, subdivide or reclassify any capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, or other equity or voting interests, other than the issuance of capital stock, or securities exercisable for, exchangeable for or convertible into capital stock, of a Moneda Entity, as applicable, to any other Subsidiary or Moneda Entity, as applicable;

(v) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its material assets (except for existing financial assets sold for cash in connection with the Pre-Closing Reorganization), other than pursuant to existing Contracts not in excess of $50,000;

(vi) enter into any new line of business outside its existing businesses as of the date hereof;

(vii) acquire any other Person, including by way of merger, consolidation or purchase of all or a material portion of the capital stock or assets of such Person, other than the purchase of (A) assets or securities on behalf of clients in the ordinary course of business or (B) the purchase of an interest in a proprietary seed capital account or portfolio in the ordinary course of business.

(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (a) dividends or other distributions paid by any wholly owned Subsidiary of the Company or of the Acquired Companies to the Company, the Acquired Companies or to any of their wholly owned Subsidiaries or (b) dividends that would not, individually or in the aggregate, leave the Moneda Entities with cash lower than the Target Cash;

(ix) except for Indebtedness expected to be discharged prior to the Closing, incur, create, assume or otherwise become liable for any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof (or, to the extent relating thereto, clause (d) of the definition thereof) in excess of $50,000;

(x) except as set forth in Section 5.1(b) of the Company Disclosure Schedule, other than in the ordinary course of business, enter into any swap or hedging transaction or other derivative agreements with respect to foreign exchange or interest rate swaps;

(xi) except as required by Applicable Law, IFRS or any other applicable accounting principles or regulations, make any change in its accounting methods or practices;

(xii) other than in the ordinary course of business, enter into, amend or modify in any material respect or assign (other than to another Moneda Entity) or terminate any Material Contract or any Contract that would be a Material Contract if existing on the date hereof (other than the expiration or termination of any Contract due to the lapse of time, in accordance with its terms);

(xiii) except to the extent required by any Plan, policy or agreement as in effect on the date of this Agreement, (A) with respect to any employee of the Company, an Acquired Company, and any of their Subsidiaries, grant any (x) increase in the compensation, commissions or benefits, including severance pay, other than increases in employee base salaries or wage rates or employee benefits in the ordinary course of business consistent with past practice and other compensation granted to newly hired employees consistent with clause (B) below and in the ordinary course of business consistent with past practice or (y) accelerate the payment or vesting of, conditionally or otherwise, any bonus, equity-based awards or benefits; (B) hire (other than to replace departing employees), or terminate (other than for cause) the employment of, any officer or employee having a title that is at or above director; (C) grant any equity award or other long-term incentive compensation; or (D) enter into any agreement which provides for, or amend any agreement to provide for, payment in connection with a change in control (either alone or together with any other event) of a Moneda Entity;

(xiv) make, change, or revoke any entity classification or other material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into any material closing agreement, request any ruling from, or initiate or enter into any voluntary disclosure with, a Governmental Authority with respect to material Taxes, surrender any right to claim a material Tax refund, settle or compromise any material Tax claim or assessment, or consent to any settlement or extension or waiver of the limitations period applicable to any material Tax claim or assessment;

(xv) settle any Proceeding, other than settlements that result solely in monetary obligations of the Moneda Entities (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on behalf of the Moneda Entities) involving payment by the Moneda Entities in an amount not greater than $50,000;

(xvi) initiate any Proceeding against any Client or Governmental Authority (except for counterclaims with respect to proceedings initiated by Governmental Authorities in the ordinary course of business);

(xvii) make or incur any capital expenditures in excess of $50,000 in the aggregate;

(xviii) enter into any lease capitalized in accordance with IFRS; or

(xix) agree or commit to do any of the foregoing.

(c) Other than the Company’s consent rights with respect to the foregoing matters, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), nothing contained in this Agreement is intended to give PIL, directly or indirectly, any right to control or direct the operations of a Moneda Entity or any of their Affiliates, as applicable, prior to the Closing. Subject to the foregoing sentence, prior to the Closing, the Moneda Shareholders and the Moneda Entities shall exercise complete control and supervision over their respective operations.

(d) For the avoidance of doubt, and without limitation of any other action not constituting a prohibited action under Section 5.1(b), any action (including any distributions, payments or transfers by or to the Moneda Entities) pursuant to and in compliance with the Pre-Closing Reorganization and Section 5.3 hereof, shall not constitute prohibited action under Section 5.1(b) with respect to each Moneda Entity prior to the Closing.

Section 5.2 Client Consents.

(a) U.S. Advisor Clients. Section 5.2(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of each “investment advisory contract” (as defined in Section 205(d) of the Investment Advisers Act) to which the U.S. Advisor is a party (each such contract, a “U.S. Advisor Advisory Contract”), indicating the names of the other parties to each such contract and the dates of each such contract. The Company shall, and shall cause the U.S. Advisor to, as soon as reasonably practicable following the date hereof, use its reasonable best efforts to: (i) ensure that each U.S. Advisor Advisory Contract is compliant with Section 205 of the Investment Advisers Act and make any amendment to such contracts that is necessary to ensure such compliance, provided that any such amendment shall be effected in accordance with the existing terms and conditions of the applicable contract, and (ii) solicit and obtain, by no later than three (3) Business Days prior to the Closing Date, (A) the affirmative written consent of a majority in interest of the limited partners of Moneda Latin American Equities Fund (Delaware), LP to the assignment or deemed assignment of the limited partnership agreement of Moneda Latin American Equities Fund (Delaware), LP, (B) the affirmative written consent of Best Investment Corporation to the assignment or deemed assignment of the discretionary investment management agreement (including any supplemental agreements thereto) currently in effect between the U.S. Advisor and Best Investment Corporation, (C) the affirmative written consent of both Mercer Global Investments Europe Limited and Mercer QIF Fund Plc to the assignment or deemed assignment of the sub-investment management agreement currently in effect among the U.S. Advisor, Mercer Global Investments Europe Limited and Mercer QIF Fund Plc, (D) the affirmative written consent of the Chilean Advisor to the assignment or deemed assignment of the investment advisory and marketing support agreement currently in effect between the U.S. Advisor and the Chilean Advisor and (E) the affirmative written consent of the BVI Advisor to the assignment or deemed assignment of the investment advisory and marketing support agreement currently in effect between the U.S. Advisor and the BVI Advisor, in each case in reference to the assignment or deemed assignment of the applicable U.S. Advisor Advisory Contract (within the meaning of Section 205 of the Investment Advisers Act) resulting from the Transactions contemplated hereby and the continuation of the U.S. Advisor’s performance of its management or advisory services pursuant to the applicable U.S. Advisor Advisory Contract following consummation of the Transactions pursuant to its current terms, it being understood that the respective consents shall be solicited and obtained, and that the assignment of the U.S. Advisor Advisory Contracts shall be effected, (1) in a manner consistent with Applicable Law and with the applicable terms and conditions of the U.S. Advisor Advisory Contracts and of other related Operative Documents of the relevant Company Clients and (2) without any concessions or waivers having been provided to any such Company Clients in connection therewith and without modification or waiver of the existing terms or conditions set forth in the applicable Operative Documents (other than any amendments made to such Operative Documents solely in furtherance of the Company’s obligation under clause (i) of this Section 5.2(a)). In connection with obtaining any consent from any Person (including any consent pursuant to this Section 5.2(a)), (x) without the prior written consent of PIL, none of the Moneda Shareholders shall impose on the Business any obligation to pay or commit to pay to any Person any cash or other consideration, make any commitment or incur any liability and (y) none of PIL or its Affiliates shall be required to pay or commit to pay to any Person any cash or other consideration, make any commitment, amend any contract or incur any liability. Promptly after the date of this Agreement, but in any event at least forty-five (45) days in advance of the Closing Date, the Company shall, in furtherance of its obligations under clause (ii) of this Section 5.2(a), cause the U.S. Advisor to send a consent notice (a “Consent Notice”), on terms mutually reasonably satisfactory to each Party, to each of the Persons referenced in such clause (ii). If the requisite consent is not yet received from any Person referenced in such clause (ii) within twenty (20) days after the Consent Notice is sent to such Person and such Person has not affirmatively withheld or denied consent, then the Company shall, no more than twenty (20) days after the Consent Notice is sent to such Person, cause the U.S. Advisor to send that Person a follow-up notice (the “Second Consent Notice”) in a form agreed to between the Company and PIL promptly following the date of this Agreement. Each Consent Notice and Second Consent Notice shall be delivered via e-mail and followed up by mail and/or facsimile or such other form of delivery as required for the particular Person from whom consent is being solicited pursuant to the applicable U.S. Advisor Advisory Contract and any other applicable Operative Documents (as applicable).

(b) Cooperation. The Parties shall provide all cooperation necessary or advisable in connection with obtaining the consents sought pursuant to this Section 5.2. Without limiting the foregoing, (i) PIL agrees to provide promptly in writing all information concerning itself and its Affiliates required to be included in the proxy solicitation, or other consent solicitation or materials contemplated by this Section 5.2. Each Moneda Shareholder, the Company and PIL agree that such information supplied by it or on its behalf shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall, to the extent permitted by Applicable Law, upon the request of PIL, consult in good faith with PIL regarding the consent solicitation process set forth in this Section 5.2, and shall use reasonable best efforts to communicate with PIL on a regular basis to keep PIL apprised of such consent solicitation efforts and to inform PIL as soon as practicable of any material developments related to such efforts (including any failure by the U.S. Advisor to obtain any of the requisite consents under this Section 5.2). Subject to Section 5.4, upon reasonable request, the Company shall promptly make available to PIL copies of all executed consents and other documents evidencing satisfaction of the foregoing.

Section 5.3 Pre-Closing Reorganization.

(a) The Moneda Shareholders and the Company agree that, from the date hereof and until the Closing Date, the Moneda Shareholders and the Company shall, and shall cause each other Moneda Entity to, promptly take any necessary or advisable action to implement, prior to or simultaneously with the Closing, the Pre-Closing Reorganization in accordance with Applicable Law and regulations issued by the Chilean Tax Authority or any Governmental Authority.

(b) The Moneda Shareholders agree to provide PIL with a reasonable opportunity to review and comment on relevant documentation related to the Pre-Closing Reorganization prior to implementation. As soon as reasonably practicable following the implementation of each step of the Pre-Closing Reorganization, the Moneda Shareholders agree to provide PIL with copies of all documentation reflecting the completion of each such step. The Moneda Shareholders shall be responsible for all costs and expenses directly resulting from the Pre-Closing Reorganization and Taxes set forth in Section 8.1(a)(i) of this Agreement.

Section 5.4 Access to Information; Confidentiality; Books and Records.

(a) Subject to Applicable Law, during the Interim Period, upon reasonable advance notice, the Company shall, and shall cause the other Moneda Entities to, provide to PIL and its Agents (at PIL’s expense) during normal business hours reasonable access to all books and records of the Moneda Entities and their employees. In exercising its rights hereunder, PIL shall conduct itself in a manner so as to not interfere with the normal business operations of the Moneda Entities prior to the Closing. PIL acknowledges and agrees that any contact by PIL and its Agents with Agents of the Acquired Companies hereunder shall be arranged and supervised by Agents of the Moneda Shareholders previously agreed in writing, unless the Representatives otherwise expressly consent in writing with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither the Moneda Shareholders nor any of their Affiliates (including the Moneda Entities) shall be required to disclose to PIL or any Agent thereof any information, (A) if in doing so, (1) could reasonably violate any Law (including any privacy Law) or Contract to which a Moneda Shareholder or any of its Affiliates (including any Acquired Company) is a party or is subject, (2) the Moneda Shareholders or such Affiliate of the Moneda Shareholders, as applicable, believe in good faith that such disclosure could impair the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or (3) would result in the disclosure of any competitively sensitive information of the Moneda Shareholders or of any of their Affiliates, or (B) the disclosure of which requires the consent of any employee or other individual associated with the Moneda Entities, the Moneda Shareholders or any of their Affiliates, until such time as such consent has been obtained. Nothing herein shall require the Moneda Shareholders or any Moneda Entities to violate any copyright of any third party.

(b) In addition, during the Interim Period, subject to Section 5.4(a), the Company and, with respect to clause (iii) below, the Moneda Shareholders, if applicable, shall provide PIL with (i) each copy of the Company’s audited consolidated and quarterly interim financial statements, including any related notes (to the extent, and in the same form, issued in the ordinary course of business), no later than five (5) Business Days following the date on which they are approved by the board of directors of the Company, (ii) with financial and operating information provided to the Company’s board of directors promptly following any meeting of its board of directors at which such information is provided and (iii) such information as PIL may reasonably request in respect of the Moneda Entities in order to prepare and file an information statement in respect of the Transactions to be provided to PIL’s shareholders, promptly as practicable following such request.

(c) All information provided to PIL or to which PIL obtains access in connection with the Transaction Agreements and the Transactions shall be held by PIL as confidential and as Confidential Information (as defined in the Confidentiality Agreement) under the terms of the Confidentiality Agreement and shall be subject to the Confidentiality Agreement in all respects, the terms of which are incorporated herein by reference. Effective upon, and only upon, the occurrence of the Closing, the Confidentiality Agreement shall terminate with respect to information and other Confidential Information (as defined in the Confidentiality Agreement) relating solely to the Acquired Companies.

(d) PIL shall promptly advise the Representatives, and the Representatives shall promptly advise PIL, in writing, of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which such party is aware (i) that has had or is reasonably likely to have a Material Adverse Effect on PIL or the Company, respectively, or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6. The Company may, from time to time prior to the date that is three (3) Business Days prior to the Closing Date, by notice given to PIL in accordance with this Agreement, supplement or amend the Company Disclosure Schedule; provided that no such disclosure shall (i) be deemed to have cured or to cure any past breach or past partial breach of any representation or warranty given by the Company contained in this Agreement, including for purposes of indemnification in accordance with Article 8 and Article 9, or (ii) be considered for purposes of determining whether the conditions set forth in Section 6.2(a) or Section 6.2(b) have been satisfied.

Section 5.5 Post-Closing Access.

(a) PIL shall, and shall cause its Affiliates (including, after the Closing, the Moneda Entities) to, preserve and keep all books and records and all information relating to the accounting, legal, Tax, regulatory, business and financial affairs of the Moneda Entities or assets that are obtained by PIL hereunder, for a reasonable period, which shall in no event be less than ten (10) years after the Closing Date, or for any longer period as may be (i) required by Applicable Law or any Governmental Authority or (ii) reasonably necessary with respect to the prosecution or defense of any Proceeding (including for these purposes, under Article 2 (The Transactions), Article 8 (Tax Matters) or Article 9 (Indemnification)) that is then pending or threatened in writing, or audit and with respect to which a Moneda Shareholder has notified PIL as to the need to retain such books, records or information.

(b) Following the Closing, for so long as such information is retained by PIL in accordance with Section 5.5(a), PIL shall, and shall cause the Moneda Entities to, subject to Applicable Law, permit the Moneda Shareholders and their authorized Agents to have reasonable access and duplication rights during normal business hours, upon reasonable prior notice to PIL, to the information described in Section 5.5(a) and the Agents of PIL and the Moneda Entities to the extent that such access may be reasonably required in connection with (i) the preparation of any Tax Return, or with any audits or similar proceedings, (ii) any Proceeding (including for these purposes, under Article 2 (The Transactions), Article 8 (Tax Matters) or Article 9 (Indemnification)) relating to a Moneda Shareholder or any Acquired Company or (iii) any Governmental Authority or regulatory matter.

Section 5.6 Contact with Clients, Employees, Etc. . Prior to the Closing, neither PIL nor any of its Affiliates or Agents shall contact or communicate with the Agents, independent contractors or clients of the Moneda Entities regarding, or in connection with, the Transactions without the consent of the Representatives, which may be withheld in their sole discretion.

Section 5.7 Further Assurances. From and after the Closing, each Party shall when requested by the other Party from time to time after the Closing, and at its own expense, cooperate with the other Party, execute and deliver, or cause to be executed and delivered, to such other Party such further acknowledgements, consents, assignments, documents and other instruments reasonably necessary to perfect or evidence the Transactions.

Section 5.8 Public Announcements. Neither PIL, PIL Uruguay, the Moneda Shareholders, or the Company shall make, nor permit any of their respective Affiliates or Agents to make, any public announcement or filing, or issue any public communication or proxy solicitation in respect of this Agreement, the Ancillary Agreements or the Transactions, without the prior written consent of (a) PIL (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of an announcement, filing, communication or proxy solicitation by the Moneda Shareholders or any of their Affiliates or Agents, or (b) the Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), in the case of an announcement, filing, communication or proxy solicitation by PIL or any of its Affiliates, except, in each case, if such announcement, filing, communication or proxy solicitation is (i) required by IFRS or any Law (including disclosure obligations; provided that each Party shall consider in good faith any reasonable comments provided by the other Parties, as applicable) applicable to PIL, PIL Uruguay, the Moneda Shareholders, the Company or any of their respective Affiliates, or (ii) in a manner consistent with the terms set forth in Exhibit K hereto; provided that, in the case of an announcement, filing, communication or proxy solicitation described in clauses (a) or (b), the Parties shall discuss and coordinate such announcement or communication with the other Parties, as applicable, prior to such announcement, filing or issuance.

Section 5.9 Regulatory Matters; Third Party Consents.

(a) During the Interim Period, subject to the terms and conditions herein provided, each of PIL, PIL Uruguay and the Company shall, and, if required by Applicable Law, shall cause its Subsidiaries to, use their respective reasonable best efforts to take, agree to take or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper or advisable so as to consummate and make effective as promptly as practicable the Transactions (including the satisfaction of the conditions precedent set forth in Article 6 (Conditions to Closing)), and each such Party shall, and shall cause its respective Subsidiaries to, cooperate fully to that end.

(b) Without limiting the generality of Section 5.9(a), PIL, PIL Uruguay and the Company shall, and, if required by Applicable Law, shall cause their Subsidiaries to, use reasonable best efforts to (i) obtain any action, approval, authorization, clearance, order, Permit or waiver of all Governmental Authorities required to consummate the Transactions (including the FNE Filing and, prior to, or reasonably promptly after, the Closing, the consent of the Chilean Electronic Stock Exchange in connection with the indirect change of control of GDI) (each a “Requisite Regulatory Approval”), and (ii) complete any registrations that may be necessary, proper or advisable before the Registrar of Companies of the Cayman Islands with respect to the Merger (the “Specified Registration”). In connection therewith, (i) PIL, PIL Uruguay and the Company shall, and, if required by Applicable Law, shall cause their Subsidiaries to, (x) prepare and file as promptly as required by Applicable Law, but in any event no later than thirty (30) days from the date hereof, all filings, registrations and notifications necessary or advisable to make in connection with the Requisite Regulatory Approvals, and (y) on the Closing Date, make all Governmental Filings necessary or advisable to make in connection with the Specified Registration and, in each case of (x) and (y), thereafter promptly make any other submissions and responses required under any Applicable Law with respect to the Transactions; provided that pursuing consents or approvals with respect to Advisory Agreements shall be governed by Section 5.2, and (ii) PIL and the Company shall, and, if required by Applicable Law, shall cause their Subsidiaries to, (A) subject to appropriate confidentiality protections, deliver as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to Applicable Law in connection with the Transactions, (B) promptly notify the other Parties of any substantive written communication made to or received by PIL or the Company (or their respective Subsidiaries), as the case may be, from any Governmental Authority regarding this Agreement or any of the Transactions, and, if permitted by Applicable Law and reasonably practicable, permit the other Parties hereto to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate such other Parties’ (and any of its outside counsel’s) reasonable comments to such proposed written communication, (C) not agree to participate in any meeting or engage in any substantive discussion with any Governmental Authority in respect of any filing, investigation or inquiry regarding this Agreement or any of the Transactions unless, to the extent reasonably practicable, it consults with such other Parties in advance and, to the extent permitted by Law or not prohibited by such Governmental Authority, gives such other Parties the opportunity to attend or participate and (D) act in good faith and reasonably cooperate with the other Party in connection with any filing, including by furnishing the other Parties with copies of all such filings to the non-filing Party and, if requested by the other Party, consider all reasonable additions, deletions or changes suggested to any such correspondence; provided, however, that no Party shall have any obligation to provide to any other party documents or portions thereof that contain confidential or competitively sensitive information, and that information and materials may be redacted or withheld (x) as necessary to comply with legal obligations and bona fide contractual arrangements, (y) to the extent that they concern or refer to matters other than the Moneda Entities, the Business or the Transactions (including with respect to other business segments of PIL, the Moneda Shareholders or their respective Affiliates); provided, further, that the Parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 5.9 as “outside counsel only material.” To the extent not prohibited by Applicable Law, the Parties shall promptly advise each other upon receiving any communication from any Governmental Authority in connection with the Requisite Regulatory Approvals set forth in Annex D hereto that causes such Party to believe that there is a reasonable likelihood that any such Requisite Regulatory Approvals will not be obtained or that the receipt of any such approval will be materially delayed.

(c) Notwithstanding anything to the contrary in this Agreement, nothing herein shall obligate or be construed to obligate the Company or any of its Affiliates (including any of the Moneda Entities) to make, or to cause to be made, any payment to, or forgo any rights against, any third Person in order to obtain the consent, waiver, confirmation, novation or approval of such third Person under any Contract. The failure by any Moneda Entity to obtain any consent, waiver, confirmation, novation or approval with respect to any Contract (including any Advisory Agreement) shall not (i) constitute a failure to satisfy any condition set forth in Article 6 (Conditions to Closing) or (ii) relieve PIL or PIL Uruguay from its obligation to consummate the Transactions.

(d) From the date of this Agreement until the Closing, neither PIL nor any of its Subsidiaries or controlled Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or securities of a company focused on the asset management business in Chile, or enter into a joint venture or similar arrangement with respect thereto, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition or joint venture other similar arrangement would reasonably be expected to (individually or in the aggregate) (i) result in a material delay in obtaining, or materially increase the risk of not obtaining, the Requisite Regulatory Approvals, (ii) materially increase the risk of the FNE seeking or entering an Order prohibiting or conditioning the consummation of the Transactions, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise, or (iv) otherwise prevent, condition or materially delay the consummation of the Transactions.

(e) Notwithstanding the foregoing, nothing in this Section 5.9 shall require, or be construed to require, PIL, the Moneda Shareholders, the Company or any of their respective Affiliates to agree to, unless agreed in their sole discretion, (i) sell, hold, divest, discontinue, limit or take any other action with respect to, before or after the Closing Date, any assets, businesses or interests of PIL, the Moneda Shareholders, the Company or any of their respective Affiliates; (ii) terminate existing relationships, contractual rights or obligations of the Company, the Moneda Shareholders or PIL or their respective Affiliates; (iii) terminate any joint venture or other arrangement of the Company, the Moneda Shareholders or PIL or their respective Affiliates; (iv) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to adversely impact the economic or business benefits to PIL of the Transactions contemplated by this Agreement or (v) any modification or waiver of the terms and conditions of this Agreement.

Section 5.10 Non-Solicitation of Alternative Transactions.

(a) Unless and until this Agreement has been terminated in accordance with its terms, each Moneda Shareholder shall not, and each Moneda Shareholder shall cause the Company, the Acquired Companies and their Subsidiaries not to, and shall direct its and their Agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate the submission of any proposal to acquire or purchase any capital stock of, or concerning a merger consolidation, combination, sale of all or any material portion of the assets of, or similar transaction involving, the Acquired Companies or the Business (an “Acquisition Proposal”), (ii) (A) enter into or participate in any discussions or negotiations with, (B) furnish any non-public information relating to the Acquired Companies or the Business (other than as to the existence of these provisions) to, or (C) otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, in each case of this clause (ii), any Person, other than PIL and its Affiliates, in connection with making an Acquisition Proposal, (iii) enter into any agreement with any party other than PIL and its Affiliates with respect to such an Acquisition Proposal or (iv) authorize any of the foregoing actions.

(b) Each Moneda Shareholder shall, and shall cause the Company, the Acquired Companies and their Subsidiaries to, immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than PIL and its Affiliates) conducted heretofore with respect to any of the foregoing actions described in Section 5.10(a). The Moneda Shareholders shall not, and shall cause their controlled Affiliates not to, release any third party from any confidentiality or use restrictions to the extent relating to non-public information concerning the Acquired Companies or the Business to which the Moneda Shareholders, the Company or any of their controlled Affiliates is a party and relating to any Acquisition Proposal.

Section 5.11 D&O Indemnification and Insurance. PIL shall, or shall cause one or more Moneda Entities to, at PIL’s cost, obtain with effect from and after the Closing Date and shall, or shall cause such Moneda Entities to, maintain in effect for six (6) years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy (the “Current Policy”) covering the directors and officers of the Moneda Entities and the officers of the Company Funds and members of the Fund Boards with respect to matters occurring prior to the Closing and having coverage limits in the same aggregate amount as provided in the current policy for such six-year (6-year) period and terms and conditions otherwise no less advantageous to the indemnitees than the terms and conditions of the current policy covering the directors and officers of the Moneda Entities and officers of the Company Funds and members of the Fund Boards.

Section 5.12 Affiliate Agreements. The Company shall cause all Affiliate Contracts with respect to which there would otherwise be liability on the part of PIL or any of its Affiliates (including any Moneda Entity after the Closing), to be settled or otherwise terminated effective upon the Closing, without any liability on the part of PIL or any of its Affiliates (including liability arising from such termination), except for this Agreement, the Ancillary Agreements and those Contracts or other transactions set forth in Section 5.12 of the Company Disclosure Schedule.

Section 5.13 Board of Directors. The Moneda Shareholders and the Company shall use reasonable best efforts to cause such members of the boards of directors or comparable governing body of the Company, the Acquired Companies and their Subsidiaries indicated in writing by PIL prior to the Closing, to tender their resignation from such position to be effective upon the Closing, and in the event any such individual does not tender his/her resignation, the Moneda Shareholders and the Company shall take such actions necessary to remove such individuals from such positions at or prior to the Closing; provided that no such members of the board of directors or comparable governing bodies shall be removed to the extent that such removal would result in requiring prior regulatory consent in Luxembourg to the Transactions with respect to any Moneda Entity.

Section 5.14 Accrual of Cash Payments. Following the date hereof, the Company shall accrue all amounts payable by the Company or its Subsidiaries for employee bonuses (including, for the avoidance of doubt, bonuses payable to senior employees under profit share pools or similar arrangements), management fee rebates for Fiscal Year 2021, which amounts shall be considered Indebtedness Adjustment Amount under this Agreement.

Section 5.15 Political Contributions. During the Interim Period, unless PIL otherwise consents in writing, no Moneda Entity nor any Guarantor shall make any “contribution” to an “official” of a “government entity” (in each case, within the meaning of Rule 206(4)-5 under the Investment Advisers Act).

Section 5.16 Allocation of Bonus Amounts to Moneda Entities’ Executives. For the 2022 – 2026 calendar years, an amount calculated in accordance with the definition of Bonus Amount Provision shall be reserved for the Moneda Entities’ executives and employees. After the expiration of such five-year period, all bonus amounts payable to such executives and employees shall be determined by reference to the compensation and benefits policies (including fee-related earnings allocation) of PIL; provided, that the Company’s executives and employees shall be treated no less favorably with respect thereto at any time, than similarly situated executives and employees of PIL and its Affiliates.

Section 5.18 Bonus Amount 2021. The Moneda Shareholders and the Company shall cause the Moneda Entities to allocate an amount equal to the Bonus Amount 2021 to the payment of bonuses to employees of the Moneda Entities for 2021.

Section 5.19 Deferred Restricted Cash. As soon as reasonably practicable after any portion of Deferred Restricted Cash becomes unrestricted, and ceases to be Restricted Cash, PIL shall on or before the first anniversary of the Closing transfer or cause to be transferred to the Moneda Shareholders by wire transfer of immediately available funds to the account set forth opposite each such Moneda Shareholder’s name in Annex A hereto (or such other account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices)) an amount equal to each such Moneda Shareholder’s Pro Rata Share of the such portion of Deferred Restricted Cash that ceases to be Restricted Cash; provided that no such transfers to Moneda Shareholders shall be required unless such Deferred Restricted Cash was released without meaningful countervailing payments, offsets or objections not assumed by the Moneda Entities and the cumulative amount of such released funds shall be in excess of $[**] for each such distribution. Any payment pursuant to this Section 5.19 shall be deemed an adjustment to the Total Cash Consideration.

Section 5.20 Certain Regulatory Matters. Prior to the Closing, the Moneda Entities shall, at their sole cost and expense, use reasonable best efforts to take the actions set forth in Annex E hereto, acting in accordance with Section 5.9 as to such actions.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.1 Mutual Conditions. The respective obligations of each Party to consummate the Transactions and to effect the Closing shall be subject to the satisfaction (or waiver in writing by each Party, if permissible) prior to or at the Closing, of each of the following conditions:

(a) Regulatory Approvals. The Requisite Regulatory Approvals set forth in Annex D shall have been received and in full force and effect, and any related waiting period (and applicable extensions) required by Law shall have expired or been terminated.

(b) No Injunction, etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other Order enacted, issued, promulgated, enforced or entered by any Governmental Authority having competent jurisdiction or other legal restraint or prohibition enjoining or otherwise preventing the consummation of the Transactions shall be in effect.

(c) Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been carried out and consummated and be in full force and effect.

Section 6.2 Conditions to the Obligations of PIL and PIL Uruguay. The obligations of PIL and PIL Uruguay to consummate the Transactions and to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by PIL and PIL Uruguay prior to or at the Closing:

(a) Representations and Warranties.

(i) The Fundamental Representations of the Company, and the representation and warranty set forth in Section 3.7 (Absence of Certain Changes) shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) in all respects as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing; and

(ii) The representations and warranties contained in Article 3 of this Agreement (other than the Fundamental Representations of the Company, and the representation and warranty set forth in Section 3.7 (Absence of Certain Changes)) (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) except for such failures to be true and correct as would not have a Material Adverse Effect on the Company.

(b) Covenants and Agreements. The Company and the Moneda Shareholders shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have delivered to PIL a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions contained in Section 6.2(a) and Section 6.2(b).

(d) Key Person. Each Key Person shall (i) continue to devote its business time to the Moneda Entities substantially as devoted as of the date hereof, or otherwise be employed on active status by a Moneda Entity as of the Closing, and (ii) not have provided notice, resigned or otherwise indicated in writing that such individual will terminate or cease its duties, role or employment on or after the Closing.

Section 6.3 Conditions to the Obligations of the Company, and the Moneda Shareholders. The obligations of the Company, the Moneda Shareholders to consummate the Transactions and to effect the Closing shall be subject to satisfaction of each of the following conditions, any which may be waived in writing by the Company and the Representatives prior to or at the Closing:

(a) Representations and Warranties.

(i) The Fundamental Representations of PIL and PIL Uruguay, and the representation and warranty set forth in Section 4.7 (Absence of Certain Changes) shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing; and

(ii) The representations and warranties contained in Article 4 of this Agreement (other than the Fundamental Representations of PIL and PIL Uruguay, and the representation and warranty contained in Section 4.7 (Absence of Certain Changes)) (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of the Closing (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except for such failures to be true and correct as would not have a Material Adverse Effect on PIL.

(b) Covenants and Agreements. PIL and PIL Uruguay shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by PIL or PIL Uruguay at or prior to the Closing.

(c) Voting Agreement. The Voting Agreement shall have been duly executed and delivered and remain in full force and effect and the covenants therein to be performed before or at Closing shall have been performed in all material respects.

(d) Officer’s Certificate. PIL shall have delivered to the Company and the Representatives a certificate, dated as of the Closing Date, signed by a duly authorized officer of PIL, certifying as to the satisfaction of the conditions contained in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE 7

TERMINATION

Section 7.1 Termination.

(a) This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(i) by the mutual written agreement of PIL and the Moneda Shareholders;

(ii) by either PIL or the Moneda Shareholders, if (A) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any statute, rule, regulation, executive order, decree, restraining order, injunction or other Order of any Governmental Authority having competent jurisdiction permanently enjoining or otherwise preventing the consummation of the Transactions is enacted, issued, promulgated, enforced or entered and such statute, rule, regulation, executive order, decree, restraining order, injunction or other Order shall have become final and non-appealable; provided that (A) the Moneda Shareholders shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if they or the Company are in breach of any representation or warranty contained herein and (B) PIL shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(ii) if PIL or PIL Uruguay are in breach of any representation, warranty or other agreement herein;

(iii) by the Moneda Shareholders, if there shall be a breach by PIL or PIL Uruguay of any of their representations, warranties, covenants or agreements contained herein that would result in a failure to satisfy one or more of the conditions set forth in Section 6.3(a) or Section 6.3(b), and such breach is either (A) not capable of being cured prior to the Outside Date or (B) is capable of being cured and has not been cured within the earlier of (1) sixty (60) days after the receipt by PIL of a written notice of such breach from the Moneda Shareholders and (2) five (5) Business Days prior to the Outside Date; provided that the Moneda Shareholders shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if the Company or any of the Moneda Shareholders is then in breach of any of its representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b);

(iv) by PIL, if there shall be a breach by the Company or any Moneda Shareholder of any of their representations, warranties, covenants or agreements contained herein that would result in a failure to satisfy one or more of the conditions set forth in Section 6.2(a) or Section 6.2(b), and such breach is either (A) not capable of being cured prior to the Outside Date or (B) is capable of being cured and has not been cured within the earlier of (1) sixty (60) days after the receipt by the Moneda Shareholders of a written notice of such breach from PIL and (2) five (5) Business Days prior to the Outside Date; provided, that PIL shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if PIL or PIL Uruguay is then in breach of any of its respective representations, warranties, covenants or agreements contained herein and such breach would result in a failure to satisfy one or more of the conditions set forth in Section 6.3(a) or Section 6.3(b); or

(v) by the Moneda Shareholders, on the one hand, or PIL, on the other hand, if the Closing shall not have occurred by 5:00 P.M. (New York City time) on April 30, 2022 (the “Outside Date”); provided that (A) the Moneda Shareholders shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if the Moneda Shareholders’ failure to fulfill any obligation or covenant under this Agreement (or breach of any representation, warranty or other agreement herein) shall have been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date and (B) PIL shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if its or PIL Uruguay’s failure to fulfill any obligation or covenant under this Agreement (or breach of any representation or warranty contained herein) shall have been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; provided that if on or prior to the Outside Date, all of the conditions set forth in Article 6 (Conditions to Closing) have been satisfied or waived, if permissible by the Parties entitled to the benefits thereto (other than conditions which by their nature are to be satisfied or waived at the Closing and are expected to be satisfied at the Closing), except for the condition set forth in Section 6.1(a), and the Parties have not received from a Governmental Authority, notice in writing that the Requisite Regulatory Approvals will not be obtained, then the Outside Date shall be deemed to be the date that is thirty (30) days from the initial Outside Date; provided further that neither PIL nor the Moneda Shareholders shall have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) in the event the other Party has initiated Proceedings seeking specific performance in accordance with Section 11.9 (Specific Performance) and such Proceedings are pending.

(b) The termination of this Agreement shall be effectuated by the delivery by the Party seeking to terminate this Agreement to the other Party of a written notice of such termination and the basis under this Agreement for such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 7.2 (Survival).

Section 7.2 Survival. If this Agreement is terminated in accordance with Section 7.1 (Termination) hereof and the Transactions are not consummated, this Agreement shall become null and void and of no further force and effect, no Party (or any of its Affiliates or its or their respective Agents) will have any liability or further obligation to any other Party (and the Parties shall be relieved and released from any related liabilities), and the Transactions shall be abandoned without further action by the Parties; provided that the provisions of Section 5.8 (Public Announcements), this Section 7.2, Article 11 (Miscellaneous), and the Confidentiality Agreement shall survive any termination hereof and remain in full force and effect. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any Party of liability resulting from fraud or intentional breach of this Agreement occurring prior to such termination.

ARTICLE 8

TAX MATTERS

Section 8.1 Tax Indemnification.

(a) From and after the Closing, the Moneda Shareholders hereby agree, on a several and not joint basis, to indemnify PIL and each of its Affiliates (including the Acquired Companies after the Closing Date) (collectively, the “PIL Tax Indemnified Parties”) and hold the PIL Tax Indemnified Parties harmless from and against (i) any Pre-Closing Taxes (including any Taxes directly resulting from the Pre-Closing Reorganization) imposed on or in respect of the Acquired Companies, (ii) any Pre-Closing Taxes of any other person (including the Moneda Shareholders or any of their Affiliates (other than the Acquired Companies)) for which an Acquired Company is liable as a transferee or successor, by contract entered into prior to the Closing Date or otherwise (excluding agreements entered into in the ordinary course of business that are not primarily related to Taxes), (iii) any Taxes directly resulting from the MAM II HoldCo Merger described in Section 2.2 of this Agreement which are imposed on the Moneda Shareholder or MAM II HoldCo or its subsidiaries, and (iv) reasonable legal fees and expenses attributable to any item in clause (i) through (iii) above; provided that the Moneda Shareholders shall not be required to pay or cause to be paid, or to indemnify or hold harmless the PIL Tax Indemnified Parties from and against any Taxes to the extent such Taxes (i) were included as a liability in the calculation of the Total Cash Consideration, (ii) arise as a result of the violation of Section 8.3 (Amendment of Tax Returns; Similar Items), or (iii) were incurred by reason of a transaction outside of the ordinary course of business entered into after the Closing on the Closing Date, other than as otherwise expressly contemplated by this Agreement (the Taxes for which the Moneda Shareholders are required to indemnify PIL pursuant to this Section 8.1(a), the “Moneda Shareholder Indemnified Taxes”). Notwithstanding anything to the contrary herein, the amount of Moneda Shareholder Indemnified Taxes payable by each Moneda Shareholder shall not exceed such Moneda Shareholder’s Pro Rata Share of the aggregate Moneda Shareholder Indemnified Taxes payable by the Moneda Shareholders.

(b) Subject to the provisions of Section 8.6 (Tax Audits), any indemnity payment required to be made pursuant to this Section 8.1 or otherwise pursuant to this Article 8 shall be made within thirty (30) days after the indemnified party makes written demand containing reasonable details of the relevant facts and calculations upon the indemnifying party, but in no case earlier than five (5) days prior to the later of the date on which (i) the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority (including pursuant to a Tax Return filing in the ordinary course of business or otherwise) and (ii) the applicable Taxing Authority may commence a collection action in respect of the relevant Taxes, which action may not reasonably be contested or appealed.

Section 8.2 Tax Returns.

(a) PIL shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed after the Closing Date (taking into account any extension) by or with respect to the Acquired Companies and, subject to Section 8.1(a), pay all Taxes due with respect thereto. In the case of any such Tax Return that relates to any Pre-Closing Tax Period or any period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) such Tax Return shall be prepared and timely filed in a manner consistent with past practices, elections and methods of the relevant Acquired Company (or the Moneda Shareholders or their relevant Affiliates, as applicable), except as required by Applicable Law, (ii) PIL shall deliver any such Tax Return to Representatives for their review and comment at least thirty (30) days prior to the due date therefor in the case of annual income Tax Returns (taking into account any extensions) or upon a reasonable timeframe for other Tax Returns, and (iii) PIL shall reflect comments received from the Representatives that are more likely than not necessary to comply with Applicable Law (or required to comply with subsection (i) above) no later than thirty (30) days prior to the due date therefor (taking into account any extensions), in the case of income Tax Returns, or as soon as reasonably practicable (taking into account any extensions) in the case of all other Tax Returns.

(b) Company and PIL shall make (and shall cause their relevant Affiliates to make) an election, if available under Applicable Law, to treat, or to the extent permitted or required under Applicable Law shall treat, the taxable year of each of the Acquired Companies as closing on the Closing Date.

Section 8.3 Amendment of Tax Returns; Similar Items. Unless otherwise required by Applicable Law, PIL and its Subsidiaries shall not amend, or permit any Acquired Company to amend, any Tax Return of any Acquired Company or agree to any waiver or extension of the statute of limitations relating to Taxes with respect to any Acquired Company for a Pre-Closing Tax Period or Straddle Period or that reflects (or is required to reflect) any Moneda Shareholder Indemnified Taxes, in each case, without the prior written consent of Representatives, which consent shall not be unreasonably withheld or delayed if such action would not adversely affect the Moneda Shareholders or any of their Affiliates. Without the prior written consent of the Representatives, PIL shall not, and shall not permit its Affiliates to, (x) make any Tax election with respect to an Acquired Company, which Tax election would be effective for any Pre-Closing Tax Period or Straddle Period, (y) make an election under Section 338(g) of the Code (or any similar provision of U.S. state or local Law) with respect to an Acquired Company, or (z) or voluntarily approach any Taxing Authority on or after the Closing Date with respect to any Tax position taken by any Acquired Company (or the Moneda Shareholders or any of their Affiliates with respect to an Acquired Company) on a Tax Return for any Pre-Closing Tax Period or Straddle Period if such action would reasonably be expected to increase the amount of Moneda Shareholder Indemnified Taxes; provided that nothing herein shall limit the ability of PIL or any of its Affiliates to respond to mandatory requests for information (including information document requests) from any Taxing Authority or engage in any discussions with any Taxing Authorities in the course of any Tax Proceeding.

Section 8.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes (including any penalties and interest) incurred in connection with the Transactions (including any real property transfer tax and any similar Tax, “Transfer Taxes”) but excluding (for the avoidance of doubt) any Taxes imposed on net income or under the Chilean Income Tax Law, shall be borne by PIL, except that fifty percent (50%) of any Transfer Taxes imposed in Chile or the Cayman Islands shall be treated as a current liability in the calculation of Company Transaction Expenses. Transfer Taxes shall be paid to the appropriate Governmental Authority when due by the Person having the obligation to pay such Transfer Taxes under Applicable Law. The party responsible under Applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall timely file all such Tax Returns and other documentation with respect thereto and shall promptly provide a copy of such Tax Returns and other documentation to the other party.

Section 8.5 Allocation of Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) all Property Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, based on the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period, and (b) all other Taxes shall be apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, as though such taxable period terminated as of the close of business on the Closing Date; provided that (i) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, in proportion to the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period, (ii) all Tax Items resulting from any Company Transaction Expenses will (to the extent permitted by Applicable Law) be allocated to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date, and (iii) all Tax Items related to the Excluded Assets will be allocated to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date.

Section 8.6 Tax Audits.

(a) If one party is responsible for, or would reasonably be expected to be responsible for, the payment of or indemnification in respect of Taxes pursuant to this Article 8 (the “Tax Indemnifying Party”), and the other party to this Agreement (the “Tax Indemnified Party”) receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim with respect (in whole or in part) to such Taxes (a “Tax Claim”), the Tax Indemnified Party shall promptly (and in any event within ten (10) Business Days) notify the Tax Indemnifying Party in writing of such Tax Claim; provided that a delay to so notify shall not relieve the Tax Indemnifying Party of its obligations hereunder, except to the extent that such party is prejudiced by such delay. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) In the case of any Tax audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority (“Tax Proceeding”) of or with respect to any of the Acquired Companies or any of their Subsidiaries for any taxable period ending on or before the Closing Date, the Representatives shall have the exclusive right to control such Tax Proceeding; provided that (i) the Representatives shall keep PIL reasonably informed regarding the conduct of such Tax Proceeding, (ii) PIL shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority to the extent reasonably permitted to do so, and (iii) the Moneda Shareholders shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of PIL (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) In the case of a Tax Proceeding (i) of or with respect to any of the Acquired Companies for any Straddle Period or (ii) involving Taxes that are Moneda Shareholder Indemnified Taxes and Taxes that are not Moneda Shareholder Indemnified Taxes (and such Tax Proceeding for Taxes that are Moneda Shareholder Indemnified Taxes is not separable from such Tax Proceeding for Taxes that are not Moneda Shareholder Indemnified Taxes), the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided that (i) the Controlling Party shall keep the Non-Controlling Party reasonably informed regarding the conduct of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences with the relevant Taxing Authority and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Agreement, “Controlling Party” shall mean the Moneda Shareholders if the Moneda Shareholders, taken as a whole, and their Affiliates are reasonably expected to bear the majority of the Tax liability in connection with such Tax Proceeding (provided that the Moneda Shareholders may elect in such case to not be the Controlling Party), or PIL if PIL and its Affiliates are reasonably expected to bear the majority of the Tax liability in connection with such Tax Proceeding. “Non-Controlling Party” means whichever of the Moneda Shareholders or PIL is not the Controlling Party with respect to such Tax Proceeding.

Section 8.7 Tax Refunds and Credits. The Moneda Shareholders shall be entitled to any refund of Taxes for which the Moneda Shareholders are responsible under this Article 8. PIL shall be entitled to any refund of Taxes of the Acquired Companies other than refunds to which the Moneda Shareholders are entitled pursuant to the immediately preceding sentence. Any refunds of Taxes of the Acquired Companies for any Straddle Period shall be equitably apportioned between the Moneda Shareholders and PIL in accordance with the principles set forth in Section 8.5 and the first sentence of this Section 8.7. PIL shall, if the Representatives so reasonably requests and at the Moneda Shareholders’ expense, file for and obtain or cause its relevant Affiliates (including the Acquired Companies) to file for and obtain refunds. The Representatives shall have the right to control the conduct of any such claim. If the Moneda Shareholders pay (or if the Acquired Companies pay prior to the Closing) estimated Taxes for any Straddle Period in excess of the amount ultimately determined to be due for the portion of such Straddle Period ending on the Closing Date (as determined pursuant to Section 8.5), and PIL or its Affiliates (including the Acquired Companies) obtains the benefit of such excess payment (either as a cash refund or as a reduction in cash Taxes actually payable), PIL shall promptly refund such excess to the Moneda Shareholders. Payments pursuant to this Section 8.7 shall be made in readily available funds within fifteen (15) days of the actual receipt or realization of the applicable refund or credit (and shall include, for the avoidance of doubt, any interest paid thereon, but shall be net of any Taxes to the party receiving such refund in respect of the receipt or accrual of such refund).

Section 8.8 Cooperation. PIL and each Acquired Company, on the one hand, and the Moneda Shareholders, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns pursuant to this Article 8 and the conduct of any Tax audit or other proceeding relating to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding, making employees and personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the provision of any reasonably requested power of attorney. The Party requesting such cooperation shall bear the reasonable out-of-pocket costs of the other Party. From and after the date hereof, the Moneda Shareholders shall cause each Acquired Company to, and, after the Closing, PIL shall cause each Acquired Company to, retain all books and records with respect to Tax matters relating to all taxable periods beginning before the Closing Date, and to abide by all record retention agreements entered into with any Governmental Authority. PIL shall retain all Tax Returns, schedules, and work papers and all material records and other documents relating thereto of the Acquired Companies until the expiration of the later of (a) the tenth (10th) anniversary of the Closing Date or (b) the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof. Thereafter, PIL shall not destroy or dispose of any such Tax Returns, schedules, work papers or any other material records or other documents relating thereto without giving written notice to the Moneda Shareholders of such pending destruction or disposal and offering the Moneda Shareholders the right to copy such documents and information.

Section 8.9 Tax Sharing Agreements. To the extent relating to the Acquired Companies, the Moneda Shareholders shall terminate or cause to be terminated, on or before the Closing Date, all tax sharing agreements or similar arrangements (excluding this Agreement and any agreement entered into in the ordinary course of business that is not primarily related to Taxes), if any, to which any of the Acquired Companies, on the one hand, and the Moneda Shareholders or any of their Subsidiaries (other than the Acquired Companies), on the other hand, are parties, and neither the Moneda Shareholders or any of their Affiliates nor any of the Acquired Companies shall have any rights or obligations thereunder after the Closing with respect to any past, current or future period.

Section 8.10 Coordination; Survival. Notwithstanding anything to the contrary in this Agreement, claims for indemnification with respect to Taxes shall be governed exclusively by this Article 8, and the indemnification provisions of this Article 8 represent the sole and exclusive remedy of a Party for any such claims (subject to the limitations expressly applied to this Article 8 as are set forth in Article 9 (Indemnification)). The indemnification provisions of this Article 8 shall survive until sixty (60) days after the expiration of the relevant Tax statutes of limitations.

ARTICLE 9

INDEMNIFICATION

Section 9.1 Survival.

(a) All representations and warranties made in this Agreement, or in any certificate delivered pursuant to Section 6.2(c) or Section 6.3(d), and the right to commence any claim with respect thereto shall terminate eighteen (18) months after the Closing Date, other than (i) the Fundamental Representations (other than the representations and warranties set forth in Section 3.1 (Organization and Related Matters), Section 3.2 (Authority; No Violations), Section 3.4 (Capital Structure; Subsidiaries), Section 4.1 (Organization and Related Matters), Section 4.2 (Authority; No Violations), and Section 4.4 (Capital Structure; Subsidiaries)) and the representations and warranties set forth in Section 3.16 (Employees; Employee Benefit Plans; ERISA) which shall survive for a period of five (5) years after the Closing Date, (ii) the representations and warranties set forth in Section 3.1 (Organization and Related Matters), Section 3.2 (Authority; No Violations), Section 3.4 (Capital Structure; Subsidiaries), Section 4.1 (Organization and Related Matters), Section 4.2 (Authority; No Violations), and Section 4.4 (Capital Structure; Subsidiaries) which shall survive for a period of ten (10) years after the Closing Date, and (iii) the representations and warranties set forth in Section 3.17 (Company Tax Representations) and Section 4.11 (PIL Tax Representations), which shall not survive the Closing.

(b) All covenants and agreements of the Parties contained in this Agreement which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing Date in accordance with their respective terms and until fully performed, but not to exceed the applicable statute of limitations in the event of a breach of any such covenant. All other covenants and agreements contained herein shall survive for a period of eighteen (18) months after the Closing Date.

(c) Notwithstanding the preceding clauses, any representation, warranty, covenant or agreement in respect of which any Claim Notice shall have been given in accordance with Section 9.5 (Notification of Claims; Third Party Claims) to the Party against whom such indemnity is sought under this Agreement, within the applicable survival periods specified in Section 9.1(a) and Section 9.1(b) shall survive as to such claim until the final resolution of such claim.

Section 9.2 Indemnification by the Moneda Shareholders.

(a) From and after the Closing, and subject to this Article 9, the Moneda Shareholders shall, severally and not jointly, indemnify and hold harmless PIL and each of its Subsidiaries and Affiliates and each of their respective officers, directors, employees and agents (collectively, the “PIL Indemnitees”) from and against all Losses incurred by a PIL Indemnitee to the extent based on or resulting from (i) any breach of any representation or warranty set forth in Article 3 (Representations and Warranties Relating to the Moneda Entities and the Moneda Shareholders) (other than the representations and warranties set forth in Section 3.17 (Company Tax Representations), (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed at or prior to the Closing, (iii) any breach by the Moneda Shareholders of any of their covenants or agreements contained herein, (iv) the matters set forth on Annex E hereto or (v) any Proceeding initiated by a Person (other than PIL or any of its Affiliates) after the Closing Date in connection with the Excluded Assets.

(b) Notwithstanding anything to the contrary contained in this Section 9.2, the PIL Indemnitees shall not be entitled to indemnification, or to otherwise make a claim for indemnity, under Section 9.2(a)(i) (i) unless and until the aggregate amount of Losses that would otherwise be payable exceeds, on a cumulative basis, an amount equal to [**] dollars ($[**]) (the “Indemnification Basket”), in which case the PIL Indemnitees shall be entitled to the full amount of such Losses from the first dollar thereof and (ii) where the amount of Losses with respect to such claim (or related series of claims arising from the same facts and circumstances) does not exceed [**] dollars ($[**]) (the “De Minimis Amount”) (and the amount of such Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the Indemnification Basket in the preceding clause (b)(i)); provided, however, that neither the Indemnification Basket nor the De Minimis Amount shall apply with respect to any claim by a PIL Indemnitee for indemnification for any breach of any Fundamental Representation of the Company.

Section 9.3 Indemnification by PIL.

(a) From and after the Closing, and subject to this Article 9, PIL shall indemnify and hold harmless the Moneda Shareholders and each of their Affiliates and each of their respective officers, directors, employees and agents (collectively, the “Moneda Shareholder Indemnitees”) from and against any Losses incurred by a Moneda Shareholder Indemnitee to the extent based on or resulting from (i) any breach of any representation or warranty set forth in Article 4 (Representations and Warranties of PIL and PIL Uruguay), or (ii) any breach by PIL, PIL Uruguay or the Surviving Corporation of any of its covenants or agreements contained herein.

(b) Notwithstanding anything to the contrary contained in this Section 9.3, the Moneda Shareholder Indemnitees shall not be entitled to indemnification under Section 9.3(a)(i) (i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds, on a cumulative basis, an amount equal to the Indemnification Basket, in which case the Moneda Shareholder Indemnitees shall be entitled to the full amount of such Losses from the first dollar thereof and (ii) where the amount of Losses with respect to such claim (or related series of claims arising from the same facts and circumstances) does not exceed the De Minimis Amount (and the amount of such Losses with respect to such claims that do not exceed the De Minimis Amount shall not be aggregated for purposes of the Indemnification Basket in the preceding clause (b)(i)); provided, however, that neither the Indemnification Basket nor the De Minimis Amount shall apply with respect to any claim by a Moneda Shareholder Indemnitee for indemnification for any breach of any Fundamental Representation of PIL.

Section 9.4 Indemnification Generally; Certain Limitation. Notwithstanding anything in this Agreement to the contrary, PIL and the Moneda Shareholders agree, for themselves and on behalf of the PIL Indemnitees and the Moneda Shareholder Indemnitees:

(a) Other than with respect to a breach of the representations and warranties set forth in Section 3.1 (Organization and Related Matters), Section 3.2 (Authority; No Violations), Section 3.4 (Capital Structure; Subsidiaries), Section 4.1 (Organization and Related Matters), Section 4.2 (Authority; No Violations), and Section 4.4 (Capital Structure; Subsidiaries), as applicable, in no event shall the PIL Indemnitees or the Moneda Shareholder Indemnitees be entitled to recover pursuant to Section 9.2(a)(i) and Section 9.3(a)(i) (as applicable), respectively, more than an amount equal to [**] dollars ($[**]), in the aggregate (the “Indemnity Cap”).

(b) Notwithstanding Section 9.4(a), in no event shall the PIL Indemnitees or the Moneda Shareholder Indemnitees be entitled to recover with respect to any or all matters under this Agreement, more than an amount equal to the Total Consideration, in the aggregate; and in no event shall the aggregate amount of Losses indemnifiable by each Moneda Shareholder under any provision of this Agreement exceed such Moneda Shareholder’s Pro Rata Share.

(c) The amount of any and all Losses indemnifiable pursuant to Section 8.1 (Tax Indemnification), Section 9.2 (Indemnification by the Moneda Shareholders) or Section 9.3 (Indemnification by PIL) shall be determined net of any (i) Tax Benefit to the Indemnified Party with respect thereto, and (ii) amounts actually recovered by the applicable Indemnified Party under insurance policies or other collateral sources (including contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses. To the extent that an Indemnifying Party makes any payment pursuant to Section 8.1 (Tax Indemnification), Section 9.2 (Indemnification by the Moneda Shareholders) or Section 9.3 (Indemnification by PIL), as applicable, in each case to the extent not already taken into account in determining the indemnified Losses pursuant to this Section 9.4(c), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party (in the case of a PIL Indemnitee, pay to the Moneda Shareholders their respective Pro Rata Share of) the amount so recovered or realized, but not in excess, in the aggregate, of an amount equal to the aggregate amount previously so paid to, or otherwise recovered by, the Indemnified Party in respect of such matter pursuant to Section 8.1 (Tax Indemnification), Section 9.2 (Indemnification by the Moneda Shareholders) or Section 9.3 (Indemnification by PIL), as applicable, net of any deductible or any reasonable and documented out-of-pocket expenses actually incurred by such Indemnified Party in securing such recovery. The PIL Indemnitees shall have no right to assert any claims, and the PIL Indemnitees shall not be entitled to indemnification, with respect to any Loss that would have been covered by an insurance policy had PIL maintained for its benefit and the benefit of the Moneda Entities an insurance policy providing the same rights and coverage as were provided under any insurance policy in effect for the Moneda Entities immediately prior to the Closing.

(d) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article 9 to the extent any Losses are attributable primarily to such Indemnified Party’s own willful breach or fraud.

(e) An indemnity payment made pursuant to this Agreement shall be treated as an adjustment to the Total Cash Consideration for Tax purposes, unless otherwise required by Applicable Law or an audit or other administrative or judicial action with respect to the Indemnified Party or Indemnifying Party causes any such payment not to constitute an adjustment to the Total Cash Consideration for Tax purposes.

(f) No Party shall be liable under any provision of this Agreement for (i) special, punitive or exemplary damages, or (ii) any indirect, consequential or incidental damages of any kind or nature, or for lost profits, revenues, opportunity costs, diminution in, or delayed generation of, value of assets or securities, or damages based upon a multiple of earnings or similar financial measure, even if under Applicable Law such lost profits, revenues, opportunity costs, diminution in, or delayed generation of, value of assets or securities, or damages would not be considered consequential or special damages (except to the extent damages of the sort described in this clause (ii) were a reasonably foreseeable consequence of the matter for which indemnification is sought), in each case of clauses (i) and (ii) (“Non-Reimbursable Damages”), except (1) if, and solely to the extent that, any such Non-Reimbursable Damages are awarded by a court of competent jurisdiction pursuant to a final non-appealable judgment pursuant to a Third Party Claim in respect of which such Indemnified Party is entitled to indemnification from an Indemnifying Party hereunder, and (2) fraud. All indemnifiable Losses under Article 8 (Tax Matters) or this Article 9 shall be determined without duplication of recovery under other provisions of this Agreement (including if any such Losses are considered, adjusted, compensated or otherwise included in the calculation of the Total Cash Consideration pursuant to Article 2 (The Transactions)) or otherwise under one or more single or multiple claims. If a set of facts, conditions, events or occurrences constitute a breach of more than one representation, warranty, covenant or agreement that is subject to an indemnification obligation under Article 8 (Tax Matters) or this Article 9, then only one recovery of indemnifiable Losses shall be permitted in respect thereof, and in no event shall there be any indemnification or duplication of payments under different provisions of this Agreement arising out of substantially the same facts, conditions, events or occurrences

Section 9.5 Notification of Claims; Third Party Claims.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly (taking into account the Indemnifying Party’s required time to prepare a response or action) notify (but in any event within twenty (20) days of the Indemnified Party first, as applicable, (i) determining that certain facts or circumstances have given rise to a right of indemnification hereunder, in the case of a claim other than a Third Party Claim, or (ii) receiving notice or becoming aware of any Third Party Claim, in the case of a Third Party Claim) the party or parties from which indemnification is sought under this Article 9 (the “Indemnifying Party”) in a writing delivered in good faith (i) describing in reasonable detail (to the extent then known) the facts and circumstances with respect to the subject matter of the underlying claim (including a list of all the particular Sections of this Agreement pursuant to which indemnification is being sought under this Article 9), (ii) attaching copies of any material written evidence upon which such claim is based, and (iii) indicating the good faith estimated amount, if reasonably ascertainable at that time, of the Loss that has been or may be sustained by the Indemnified Party in connection therewith (a “Claim Notice”); provided, however, that a delay to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent the Indemnifying Party is prejudiced by such delay (and then only to the extent of such prejudice). The Parties agree that (i) in this Article 9 they intend to shorten (in the case of the limited survival periods specified in Section 9.1) the applicable statute of limitations period with respect to certain claims hereunder, (ii) Claim Notices for claims in respect of a breach of a representation, warranty, covenant or agreement hereunder must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement and (iii) subject to the exceptions set forth in Section 9.1(c), any claims for indemnification for which a Claim Notice is not timely delivered in accordance with the terms and conditions of this Article 9 shall be expressly barred and are hereby irrevocably and unconditionally waived.

(b) Upon an Indemnifying Party’s receipt of a Claim Notice from an Indemnified Party pursuant to (and in accordance with the requirements of) this Section 9.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined in good faith has given or will reasonably give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by written notice delivered to the Indemnified Party within twenty (20) Business Days after the date of receipt of the Claim Notice (the “Notice Period”) in respect of such Third Party Claim, assume the defense and control of such Third Party Claim (including the right to file (at its reasonable discretion) any counterclaim as part of the defense strategy, and to negotiate a settlement or compromise of such Third Party Claim), with its own counsel (which may be appointed, removed or replaced at the Indemnifying Party’s sole discretion) and at its own expense and the Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in connection with the investigation, settlement, defense or prosecution thereof; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any such Third Party Claim if (A) the Indemnified Party has been advised by external counsel that an actual or potential conflict of interest exists that cannot be waived between the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim, (B) such Third Party Claim relates to or arises in connection with any criminal proceeding, (C) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (D) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim, or (E) the aggregate amount in controversy under such Third Party Claim exceeds the amount of the Indemnity Cap then available to satisfy claims in accordance with Section 9.4; provided, further, that the Indemnifying Party shall permit the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, further, that if the Indemnifying Party assumes the defense and control of such Third Party Claim, such Indemnifying Party may not, except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) (i) admit wrongdoing or accept liability on the part of PIL or any of its Affiliates (including any Moneda Entity) with respect to such Third Party Claim or (ii) settle or compromise such Third Party Claim unless such settlement or compromise includes as a term thereof a full and unconditional release by the third party asserting such Third Party Claim of all applicable Indemnified Parties and does not provide for injunctive or other non-monetary relief or require any payment or contribution by the Indemnified Parties or their Affiliates not subject to indemnification hereunder. Notwithstanding the foregoing, the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party’s counsel if (A) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by external counsel that the assertion of one or more legal defenses available to the Indemnified Party would be adverse to the interests of the Indemnifying Party or (B) the Indemnified Party shall have been advised in writing by external counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual conflict of interest absent representation by the Indemnified Party by its own counsel; provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, taken together, other than a single local counsel in each relevant jurisdiction.

(c) If the Indemnifying Party (i) does not notify the Indemnified Party within the Notice Period that such Indemnifying Party elects to undertake the defense and control thereof, (ii) notifies such Indemnified Party that it does not elect to undertake the defense and control thereof, or (iii) ceases to defend such Third Party Claim with commercially reasonable diligence, then, in each case, such Indemnified Party shall have the right to contest, defend, settle or compromise such Third Party Claim (the reasonable and documented costs of which shall be taken into account as a Loss), and shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided, however, that, notwithstanding anything in this Agreement to the contrary, no Indemnified Party may, in any circumstance, settle or compromise (or agree to settle or compromise) a Third Party Claim for which it intends to seek indemnification hereunder absent the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); provided, further, that if an Indemnified Party settles a Third Party Claim it is defending pursuant to this Section 9.5(c) without obtaining the Indemnifying Party’s written consent to such settlement in violation of the foregoing, then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Third Party Claim.

(d) The Indemnifying Party and the Indemnified Party, as applicable, shall reasonably cooperate with the Party controlling the defense of any Third Party Claim and its counsel in the investigation, settlement, defense or prosecution thereof, and each of PIL and the Moneda Shareholders, as applicable, shall (and shall cause its relevant Affiliates and its and their Agents, as the case may be, to) (i) promptly furnish such documentary evidence, records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals (including as witnesses), and (ii) provide access to any other relevant documents or party, including any Agents, in each case, as may be reasonably requested in connection therewith to ensure the adequate defense of any such Third Party Claim.

(e) With respect to any notice or any other written communication or document that is received by an Indemnified Party from any third party (including a Governmental Authority) and that relates to a Third Party Claim for which the Indemnifying Party has already assumed the control of the defense (a “Claim Communication”), without prejudice to any obligation of the Indemnified Party under Section 9.5(d), the applicable Indemnified Party shall cause to be delivered to the Indemnifying Party copies of such Claim Communication no later than the date that is five (5) Business Days following receipt thereof by such Indemnified Party, or such shorter period within which a response or action may be required or advisable (taking into account the Indemnifying Party’s required time to prepare such response or action).

(f) In the event any Indemnifying Party receives a Claim Notice pursuant to this Section 9.5 that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such Claim Notice whether the Indemnifying Party disputes all or a portion of its liability to the Indemnified Party under this Article 9, provided, however, that a failure to notify the Indemnified Party within such period shall not be deemed an acknowledgment that the underlying claim is indemnifiable hereunder, with prejudice to the rights of the Indemnified Party under this Agreement (including Section 11.12 (Governing Law; Arbitration)). The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 9.6 Payment of Claims.

(a) Any indemnification payments to the Moneda Shareholders Indemnitees pursuant to Section 9.3(a)(i) shall be effected by delivering to each Moneda Shareholder such Moneda Shareholder’s Pro Rata Share (as calculated by PIL in a notice delivered to PIL) of an aggregate amount of cash in dollars equal to the relevant indemnification payment, by wire transfer of immediately available funds to the account set forth opposite each such Moneda Shareholder’s name in Annex A hereto (or such other account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices)). Any indemnification payments to the Moneda Shareholders Indemnitees pursuant to this Article 9 (other than with respect to Section 9.3(a)(i)) shall be effected by delivering to each Moneda Shareholder, at PIL’s sole discretion (i) such Moneda Shareholder’s Pro Rata Share (as calculated by PIL in a notice delivered to PIL) of an aggregate amount of cash in dollars equal to the relevant indemnification payment, by wire transfer of immediately available funds to the account set forth opposite each such Moneda Shareholder’s name in Annex A hereto (or such other account or accounts as may be designated by such Moneda Shareholder in accordance with Section 11.8 (Notices)), or (ii) such Moneda Shareholder’s Pro Rata Share of an aggregate number of PIL Class A Shares or PIL Class B Shares equal to the quotient of (A) the amount of the relevant indemnification payment divided by (B) the Measurement Price for the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date of payment

(b) Any indemnification payments to the PIL Indemnitees pursuant to this Article 9 shall be effected by delivering to PIL, at the Moneda Shareholders’ sole discretion (i) each Moneda Shareholder’s Pro Rata Share of an aggregate amount of cash in dollars equal to the relevant indemnification payment, by wire transfer of immediately available funds to the account designated by PIL in accordance with Section 11.8 (Notices), or (ii) such Moneda Shareholder’s Pro Rata Share of an aggregate number of shares equal to the quotient of (A) the amount of the relevant indemnification payment divided by (B) the Measurement Price for the period of thirty (30) consecutive trading days ending on and including the full trading day prior to the date of payment, by delivering by delivering any PIL Class A Shares that such Moneda Shareholder may have received in accordance with this Agreement, or PIL Class B Shares; provided that each Moneda Shareholder may elect to pay the relevant indemnification payment by delivering any combination of cash (in accordance with the foregoing sub-clause (i)) and shares (in accordance with the foregoing clause (ii)); provided, further, that in no event shall the aggregate amount which each Moneda Shareholder is obligated to pay PIL pursuant to this clause (b) exceed an amount in dollars equal to such Moneda Shareholder’s Pro Rata Share of the relevant indemnification payment.

Section 9.7 Exclusive Remedy.

(a) Notwithstanding anything to the contrary in this Agreement and except (a) as set forth in Article 2, (b) in case of fraud or willful breach or (c) in the case where a Party seeks to obtain an injunction, specific performance or other equitable relief pursuant to Section 11.9 (Specific Performance), the Parties hereby agree that, from and after the Closing, the sole and exclusive remedy of a Party for any breach or inaccuracy of any representation or warranty contained in this Agreement, or for any breach of any covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in Article 8 (Tax Matters) and this Article 9.

Section 9.8 Mitigation. Each of the Moneda Shareholders Indemnitees and PIL Indemnitees shall use their reasonable best efforts to mitigate any claim or liability that it asserts or is reasonably likely to assert under Article 8 (Tax Matters) or this Article 9.

ARTICLE 10

SHAREHOLDER GUARANTY

Section 10.1 Shareholder Guaranty.

(a) Upon the terms and subject to the conditions set forth in this Section 10.1, each Guarantor irrevocably, absolutely and, except as set forth in this Section 10.1 and Section 10.2, unconditionally guarantees to PIL and PIL Uruguay the due, prompt and punctual payment and performance by the Moneda Shareholder set forth opposite such Guarantor’s name in Annex B hereto (its “Guaranteed Moneda Shareholder”), of all of such Guaranteed Moneda Shareholder’s payment and performance obligations under this Agreement and each Ancillary Agreement to which such Guaranteed Moneda Shareholder is or will be a party (each such guaranty, a “Seller Guaranty” and each such guaranteed obligation, a “Guaranteed Obligation”). (i) Notwithstanding anything in this Agreement to the contrary, in no event shall any Guarantor have any liability (A) for the obligation of any Person other than such Guarantor’s Guaranteed Moneda Shareholder or (B) in excess of the lower of its Guaranteed Moneda Shareholder’s Pro Rata Share of (x) the Total Consideration or (y) the relevant Guaranteed Obligation; and (ii) the limitations applicable to the obligations of each Moneda Shareholder hereunder (including under Section 9.1, Section 9.2(b) and Section 9.4) shall apply to the obligations of such Moneda Shareholder’s Guarantor.

(b) A demand for payment or performance or an action to enforce with respect to a Seller Guaranty may be made, brought or prosecuted, as applicable, against a Guarantor only if a Guaranteed Obligation that has become due and payable remains unpaid or unperformed by the applicable Guaranteed Moneda Shareholder for any reason, ten (10) Business Days after PIL has delivered a written notice to such Guaranteed Moneda Shareholder and Guarantor stating in reasonable detail the source of the obligation, the amount (if a payment obligation) and the basis therefor, and that such Guaranteed Moneda Shareholder has failed to pay or perform such Guaranteed Obligation after it becomes due and payable under this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, PIL and PIL Uruguay shall seek satisfaction of the Guaranteed Obligations first from the Guaranteed Moneda Shareholders in accordance herewith, then pursuant to the Pledge Agreement in accordance with the terms thereof, and only if, and to the extent, a Guaranteed Obligation remains outstanding after becoming due and payable, against the applicable Guarantors.

Section 10.2 Absolute and Unconditional Guaranty.

(a) The liability of each Guarantor under its Seller Guaranty shall, to the fullest extent permitted by Applicable Law, be absolute and, except as set forth in Section 10.1, unconditional, irrespective of:

(i) the illegality of the applicable Seller Guaranty;

(ii) the validity or genuineness of this Agreement with respect to any Moneda Shareholder;

(iii) the enforceability of this Article 10 against any Moneda Shareholder and the Guarantor;

(iv) any release or discharge of any obligation of a Guaranteed Moneda Shareholder under this Agreement resulting from any change in the corporate existence, structure or ownership of such Guaranteed Moneda Shareholder, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such Guaranteed Moneda Shareholder or any of its assets;

(v) any amendment or modification of this Agreement or change in the manner, place or terms of payment or performance or any change or extension of the time of payment or performance of, renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of this Agreement or the documents entered into in connection herewith; provided, for the avoidance of doubt, that in such case, the amended terms of the relevant Guaranteed Obligations shall apply with respect to the Guaranteed Moneda Shareholders obligations hereunder;

(vi) the existence of any claim, setoff or other right that the applicable Guarantor may have at any time against its Guaranteed Moneda Shareholder, whether in connection with any Guaranteed Obligation or otherwise; or

(vii) any other act or omission relating to the Seller Guaranty that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of Applicable Law or equity.

(b) Notwithstanding anything to the contrary contained in this Article 10, each of PIL and PIL Uruguay agrees that to the extent a Guaranteed Moneda Shareholder makes, or is otherwise relieved of, its payment obligations under this Agreement, its Guarantor shall be similarly relieved of its corresponding Guaranteed Obligations under its Seller Guaranty in respect of such relieved or paid obligations.

Section 10.3 Beneficiaries. No Beneficiary shall be obligated to file any claim relating to any Guaranteed Obligation in the event that the Guaranteed Person becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Beneficiary to so file shall not affect the applicable Guarantor’s obligations hereunder. In the event that any payment to the Beneficiary in respect of any Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, the applicable Guarantor shall remain liable hereunder with respect to the Guaranteed Obligation as if such payment had not been made.

Section 10.4 Waivers. Each Guarantor irrevocably waives acceptance, presentment, demand, protest and any notice in respect of its Seller Guaranty not provided for in this Article 10.

Section 10.5 Subrogation. No Guarantor may exercise any rights of subrogation or contribution, whether arising by contract or operation of Law (including any such right arising under any bankruptcy or insolvency laws) or otherwise, by reason of any payment by it in respect of its Seller Guaranty unless and until all of the Guaranteed Obligations with respect to its Guaranteed Moneda Seller have been paid in full.

Section 10.6 Representations and Warranties of Each Guarantor. Each Guarantor hereby represents and warrants to PIL and PIL Uruguay, severally and not jointly, with respect to such Guarantor, as of the date hereof and as of the Closing Date, as follows:

(a) Ownership. Such Guarantor controls its Guaranteed Moneda Shareholder, and has all requisite power and authority to cause such vehicle to perform all of its obligations under this Agreement and each Ancillary Agreement to which such Guaranteed Moneda Shareholder is a party. Each Guarantor is, and will be, as of the Closing Date, Controlled by the Specified Individual set forth opposite such Guaranteed Moneda Shareholder’s name on Annex B.

(b) Authority; Execution. Such Guarantor has all requisite power and authority to execute this Agreement and to perform its obligations under its Shareholder Guaranty, and each Seller Guaranty has been validly authorized. Such Guarantor’s Shareholder Guaranty constitutes a legal, valid and binding obligation of such Guarantor (assuming that this Agreement has been duly and validly authorized, executed and delivered by PIL and PIL Uruguay), enforceable against such Guarantor in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, liquidation, insolvency, fraudulent conveyance, reorganization, moratorium, preference or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(c) No Conflicts. The execution of this Agreement, the performance of the applicable Seller Guaranty and the fulfillment of and compliance with the terms and conditions hereof do not (i) violate or conflict with, constitute a breach of or default under, any judgment of any Governmental Authority by which the Guarantor is a party or by which any of its properties are bound, (ii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, pursuant to, any material Contract, permit, franchise, license or other instrument applicable to the Guarantor, or (iii) violate or conflict with any Applicable Law, in each case, except for any breach or violation that would not materially impair such Guarantor’s ability to perform its obligations under such Seller Guaranty. There are no actions, suits, litigation, arbitration or administrative proceedings pending against such Guarantor for the declaration of his bankruptcy or insolvency.

(d) Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required in connection with the execution of this Agreement by the Guarantor and the performance of the applicable Seller Guaranty, the consummation of the Seller Guaranty and the fulfillment of and compliance with the terms and conditions thereof.

Section 10.7 Non-Solicitation.

(a) As a material inducement for PIL and PIL Uruguay to enter into this Agreement and each of the Ancillary Agreements, each Guarantor hereby agrees to the covenants and restrictions contained herein, and each Guarantor hereby acknowledges and agrees that PIL and PIL Uruguay would not execute and deliver this Agreement and consummate the transactions contemplated hereby in the absence of such covenants.

(b) For the period commencing on the Specified Termination Date and ending on the third (3rd) anniversary of the date on which such Guarantor is no longer employed directly or indirectly by PIL or any Moneda Entity (such period, the “Restricted Period”), each Guarantor shall not, and shall cause its Guaranteed Moneda Shareholder and other Affiliates not to, directly or indirectly, solicit, encourage or induce any Company Employee to leave the employment or service of any Acquired Company; or (ii) contact for solicitation, solicit, encourage, induce, hire, engage or employ any Company Employee, whether as an employee, independent contractor, consultant, advisor or otherwise; provided, that nothing in this Agreement shall prohibit or restrict any Guarantor, Moneda Shareholder or other Person from (i) publishing general advertisements or making other general postings via other media of employment opportunities or listings, so long as such advertisement, posting or listings are not specifically directed towards any Company Employee (but only to the extent such advertisement, posting or listing does not result in the hiring of any Company Employee) or (ii) soliciting or hiring any Company Employee who was terminated by the applicable Moneda Entity, or who is otherwise no longer employed by such Moneda Entity for a period of no less than one (1) year.

Section 10.8 Non-Competition. During the Restricted Period, each Guarantor shall not, and shall cause its Guaranteed Moneda Shareholder and other Affiliates not to, directly or indirectly, whether as an owner, investor, shareholder, member, partner, lender, consultant, advisor, director, officer, employee, agent or otherwise, own, manage, operate, control or engage in any Competing Business in Latin America or own, manage, operate or control any Person that is engaged in, or owns, operates, manages, or controls any Competing Business in Latin America; provided, that nothing in this Section 10.8 shall prohibit or limit any Guarantor, Moneda Shareholder or other Person from (a) owning, managing, operating, controlling, engaging or participating in any way in any business not involved in a Competing Business, (b) a minority, non-controlling interest of not more than two percent (2%) of the outstanding capital stock of a publicly-traded company that, directly or indirectly, engages in the Competing Business, so long as no Guarantor nor any of its Affiliates has any active participation in the management of such business. For purposes of this Agreement, “Competing Business” means the Business of the Company as conducted as of the Closing Date or within twelve (12) months prior to the Closing Date.

Section 10.9 Lock-Up.

(a) Notwithstanding anything to the contrary in this Agreement, but subject to this Section 10.9, during the Lock-Up Period, each Guarantor, with respect to its Guaranteed Moneda Shareholder Equity Interests shall not, without the prior written consent of PIL:

(i) (A) offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any such Guaranteed Moneda Shareholder Equity Interests, (B) publicly disclose the intention to make any offer, pledge, assignment, sale, loan, conversion or disposition or (C) make any demand for or exercise any right with respect to the registration of any Guaranteed Moneda Shareholder Equity Interests; or

(ii) enter into any derivative transaction, swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership, in whole or in part, directly or indirectly, of such Guaranteed Moneda Shareholder Equity Interests, whether any such transaction is to be settled by delivery of Guaranteed Moneda Shareholder Equity Interests, in cash or otherwise.

(b) Each Guarantor shall maintain Control of its Guaranteed Moneda Shareholder during the Lock-Up Period, including the right to vote any such Guaranteed Moneda Shareholder Equity Interests. Each Guarantor acknowledges and agrees that any purported transfer, transaction or action in violation of this Section 10.9 shall not be valid and shall not be recognized or recorded by the Guaranteed Moneda Shareholder.

(c) Notwithstanding anything in this Agreement to the contrary, in the event that (i) a definitive agreement that contemplates a Change of Control of PIL is entered into after the Closing Date, or (ii) a Specified Release Event has occurred, the Lock-Up Period for any Guaranteed Moneda Shareholder Equity Interests shall automatically terminate immediately upon such Change of Control or upon occurrence of a Specified Release Event. For the avoidance of doubt, no Guaranteed Moneda Shareholder Equity Interest shall be subject to the restrictions of this Section 10.9 from and after the Specified Termination Date; provided that each Guarantor and each Moneda Shareholder acknowledges and agrees that no such termination of a Lock-Up Period in accordance with this Section 10.9(c) shall limit, impair or condition, or constitute a waiver of, any right to indemnification under Article IX or any rights or remedies available to PIL or PIL Uruguay under this Agreement, other than in respect to this Section 10.9.

(d) This Section 10.9 shall not limit or restrict any transfer or other disposition of Guaranteed Moneda Shareholder Equity Interests during the Lock-Up Period (i) as a bona fide gift, (ii) to one or more members of the immediate family of the applicable Guarantor, (iii) to any trust, the primary beneficiaries of which are, directly or indirectly, the applicable Guarantor or one or more members of its immediate family, (iv) to any corporation, partnership, limited liability company, Fund or other Person Controlled or managed by the applicable Guarantor or one or more members of its immediate family, (v) by will, other testamentary document or intestacy or pursuant to a domestic relations, settlement or similar order or (vi) to PIL or any of its Affiliates; provided that, in each case, the transferred Guaranteed Moneda Shareholder Equity Interest shall continue to be subject to the terms and restrictions of this Agreement, and; provided further, that the transferee, trust, donee or distributee shall agree to be bound by the terms of this Section 10.9, and deliver to PIL any related documentation reasonably requested by PIL.

(e) Each Guarantor and PIL agrees that the restrictive covenants contained in this Section 10.8 shall be enforced independently of any other obligations among the Parties pursuant to this Agreement or the Ancillary Agreements, and that the existence of any other claim or defense shall not affect the enforceability of this Agreement, the Ancillary Agreements or the remedies hereunder.

Section 10.10 Other Agreements. Each Guarantor (i) irrevocably appoints CT Corporation System (with respect to such Guarantor, the “Guarantor’s Agent for Service of Process”), located at 28 Liberty Street, New York, NY 10005, as its authorized agent on which any and all legal process may be served in any dispute, controversy, claim, action or proceeding arising out of or related to this Agreement or any other Transaction Agreement, or any Transaction; (ii) agree that service of process upon such Guarantor’s Agent for Service of Process shall constitute effective service of process upon it in any such dispute, controversy, claim, action or proceeding; and (iii) agree that the failure of such Guarantor’s Agent for Service of Process to give notice to such Guarantor of any such service shall not impair or affect the validity of such service or any judgment rendered in such dispute, controversy, claim, action or proceeding. If for any reason such Guarantor’s Agent for Service of Process shall cease to be available to act as such, such Guarantor agrees to designate a new agent for service of process in the Borough of Manhattan, the City of New York, on the terms and for the purposes of this Section 11.12, and the Guarantors shall, as soon as practicable, give notice to PIL of such new Guarantor’s Agent for Service of Process. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings as may be permitted by Applicable Law.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Amendments; Waiver . This Agreement may not be amended, supplemented, altered or modified except by written instrument executed and delivered by each Party, which may be entered into at any time. Any waiver of a term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed and delivered on behalf of the Party or parties against whom the waiver is to be effective. Any written waiver shall be limited to those items specifically waived therein, and no such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent, or other non-specified, inaccuracy, breach or failure to strictly comply with the provisions of this Agreement. No failure or delay by any Party in exercising any right, power, privilege or remedy hereunder or to insist upon strict compliance by any other party with its obligations hereunder, no single or partial exercise of any such right or power, privilege or remedy, or any abandonment or discontinuance of steps to enforce such right, power, privilege or remedy, and no custom or practice of the parties in variance with the terms hereof shall operate as a waiver of, or operate as estoppel with respect to, any party’s right to demand exact compliance with the terms hereof.

Section 11.2 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the PIL Disclosure Schedule, the Ancillary Agreements and the Confidentiality Agreement), constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the Parties with respect to such subject matter, except that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement (other than as set forth in Section 5.8 (Public Announcements)), which shall survive and remain in effect to the extent set forth in Section 5.4(c) (Confidentiality).

Section 11.3 Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 11.4 Interpretation. In this Agreement, the Company Disclosure Schedule and the PIL Disclosure Schedule:

(a) Unless the context otherwise requires, when a reference is made in this Agreement to (i) Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement; (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs; (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions thereof); (iv) any reference to a Person shall also be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, any Person(s) succeeding to its functions and capacities; and (v) any Law shall be deemed references to all rules and regulations promulgated thereunder. Notwithstanding the foregoing, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended as of such date or dates.

(b) Any capitalized term used in any Exhibit, Schedule or Section of the Company Disclosure Schedule or the PIL Disclosure Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement.

(c) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(e) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context clearly requires otherwise, words using the singular or plural number also include the plural or singular number, respectively and terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and words denoting natural persons shall be deemed to include business entities and vice versa. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

(f) Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

(g) Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and the Ancillary Agreements, such Party and its independent counsel have reviewed this Agreement and the Ancillary Agreements, and that it has executed the same with consent and upon the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, the Ancillary Agreements and other documents referred to herein, and any and all drafts relating thereto, shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the Parties and this Agreement.

(h) References to “dollars” or “$” are to U.S. dollars, and references to “CLP$” or “Pesos” are to Chilean pesos, the lawful currency of Chile.

(i) Regardless of any translation of this Agreement and any Transaction Agreement into any language other than English, the English language version prevails and shall govern in case of any differences or alleged differences, and any such translations into other languages are for convenience only.

Section 11.5 Moneda Shareholders’ Representatives.

(a) The Representatives are hereby designated, appointed, authorized and empowered to act as the representatives, agent, proxy and attorney-in-fact for and on behalf of each Moneda Shareholder with respect to all matters or Proceedings related to each covenant and agreement contained in the Transaction Agreements and any other matters relating to the rights and obligations of the Moneda Shareholders arising, directly or indirectly, from or taken, directly or indirectly, in connection with the Transactions, the Transaction Agreements or any agreement or instrument related hereto or contemplated hereby, and the Representatives hereby accept such appointment, which shall include the power and authority:

(i) to negotiate, execute and deliver such waivers, modifications, amendments, consents and other documents required or permitted to be given in connection with this Agreement and the Ancillary Agreements and the consummation of the Transactions as the Representatives, in their sole discretion, may deem necessary or desirable;

(ii) to enforce and protect the rights and interests of the Moneda Shareholders and to enforce and protect the rights and interests of the Representatives arising out of or under or in any manner relating to this Agreement and the Ancillary Agreements, and each other agreement, document, instrument or certificate referred to herein or therein or the Transactions, and to take any and all actions which the Representatives believe are necessary or appropriate under the Ancillary Agreements or this Agreement, including actions in connection with the determination of any payment due hereunder or thereunder for and on behalf of the Moneda Shareholders, including (A) assert any claim or institute any Proceeding; (B) investigate, defend, contest or litigate any Proceeding initiated by PIL, any Affiliate of PIL, or any other Person, or by any federal, state or local Governmental Authority against the Representatives or any of the Moneda Shareholders, and receive and accept service of legal process on behalf of any or all the Moneda Shareholders in any such Proceeding and compromise or settle on such terms as the Representatives shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Proceeding; (C) file any proofs of debt, claims and petitions as the Representatives may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Ancillary Agreements; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Proceeding, it being understood that the Representatives shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iii) to refrain from enforcing any right of any Moneda Shareholder or the Representatives arising out of or under or in any manner relating to this Agreement, the Ancillary Agreements or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representatives, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Representatives or by such Moneda Shareholder unless such waiver is in writing signed and delivered by the waiving party or by the Representatives; and

(iv) to make, execute, acknowledge, deliver and receive all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Ancillary Agreements, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) All actions, decisions and instructions of the Representatives shall be conclusive and binding upon all of the Moneda Shareholders and neither Moneda Shareholder nor any other Person acting on behalf of any Moneda Shareholder shall have any claim or cause of action against the Representatives, and the Representatives shall have no liability to any Moneda Shareholder or any other Person acting on behalf of any Moneda Shareholder, for any action taken, decision made or instruction given by the Representatives in connection with this Agreement or any Ancillary Agreements, except in the case of the Representatives’ own gross negligence or intentional misconduct. In the performance of its duties hereunder, the Representatives shall be entitled to rely (and shall be fully protected in relying and shall not be liable to anyone for anything done, omitted or suffered based thereon) upon (i) any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Moneda Shareholder, PIL or any other Person, (ii) any statements or other information furnished to it by any Moneda Shareholder, PIL or any other Person, (iii) any statements, other information or advice furnished to it by any advisor (including accountants consulted by PIL and any financial advisor), counsel, agent or other representative and (iv) any other evidence or information of any kind deemed by the Representatives, in their sole discretion, to be reliable or otherwise appropriate in connection with its role contemplated herein. The Representatives may assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. The Representatives shall be entitled to retain counsel, experts, accountants and other representatives, agents or advisors and to incur such costs, fees and expenses as the Representatives deem necessary or appropriate in connection with the performance of its role under this Agreement, and all such costs, fees and expenses incurred by the Representatives shall be borne, advanced, reimbursed or paid, as the case may be and at the direction of the Representatives, by the Moneda Shareholders.

(c) The Representatives shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith; provided, however, that the Representatives shall have no obligation to act on behalf of the Moneda Shareholders. Notwithstanding anything to the contrary contained herein, the Representatives in their capacity as such shall have no fiduciary duties or responsibilities to any Moneda Shareholder or the Company or its Subsidiaries and no duties or responsibilities except for those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Moneda Shareholder shall otherwise exist against or with respect to the Representatives in their capacity as such.

(d) In no event shall the Representatives be liable hereunder or in connection herewith for any Non-Reimbursable Damages or for any liabilities resulting from the actions of a Moneda Shareholder other than the Representatives acting in their capacity as such. PIL shall have the right to rely upon all actions taken or omitted to be taken by the Representatives pursuant to this Agreement and the Ancillary Agreements, all of which actions or omissions shall be legally binding upon the Moneda Shareholders. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable by any act of any Moneda Shareholder or by operation of Law and all of the indemnities, immunities, authority and power granted to the Representatives hereunder shall survive the death, incompetency, bankruptcy or liquidation of any Moneda Shareholder and (ii) shall survive the Closing or any termination of this Agreement or any Ancillary Agreement.

(e) The Representatives are serving in such capacity solely for purposes of administrative convenience, and are not themselves liable in such capacity for any of the obligations of the Moneda Shareholders hereunder, and PIL agrees that it will not look to the assets of the Representatives for the satisfaction of any obligations to be performed by the Moneda Shareholders hereunder. The Representatives shall not be liable for any act done or omitted hereunder or under any Ancillary Agreement as Representatives while acting in good faith. Each Moneda Shareholder shall, to the extent of its Pro Rata Share, indemnify the Representatives and hold the Representatives harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Representatives or any of their Affiliates and any of their respective partners, members, attorneys, accountants, advisors or controlling Persons and arising out of or in connection with the acceptance or administration of the Representatives’ duties hereunder (including pursuant to any Ancillary Agreement).

(f) The Representatives shall receive no compensation for their services except for such reimbursement, bearing of costs or advancement of expenses as is contemplated herein.

(g) Any resignation by the Representatives shall not be effective until new Representatives shall be appointed by the Moneda Shareholders and have confirmed their acceptance of such appointment in writing to PIL.

Section 11.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 11.7 Currency. Any and all payments made pursuant to this Agreement shall be made in dollars, and in full, without any setoff, counterclaim, restriction or condition and without any deduction or withholding (subject to Section 2.14).

Section 11.8 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission); or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.8):

if to PIL, PIL Uruguay, or after the Closing, the Surviving Corporation, to:

[**]

Attention: [**]

Email: [**]

with a copy to:

[**]Attention: [**]

Email: [**]

with a copy to:

[**]

Attention: [**]

Email: [**]

with a copy (which shall not constitute notice) to:

[**]Attention: [**]

Email: [**]

with a copy (which shall not constitute notice) to:

[**]

Attention: [**]

Email: [**]

if to the Moneda Shareholders (and, prior to the Closing, the Company), to the Representatives or the Guarantors, to:

[**]

Attention: [**]

Email: [**]

with a copy to:

[**]

Attention: [**]

Email: [**]

with a copy (which shall not constitute notice) to:

[**]

Attention: [**]

Email: [**]

with a copy (which shall not constitute notice) to:

[**]

Attention: [**]

Email: [**]

Section 11.9 Specific Performance.

(a) The Parties agree that immediate, extensive and irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur and damages would be difficult to determine in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of any provision of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to an immediate injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions hereof in any arbitral tribunal or court as specified in Section 11.12, in addition to any other remedy to which they are entitled at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy, and the Parties hereby agree not to assert, and hereby waive, in any action seeking any such relief, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith. Each Party further acknowledges and agrees that injunctive relief and/or specific performance will not cause an undue hardship to such Party.

(b) Each Party further agrees that (i) by seeking the remedies provided for in this Section 11.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 11.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.9 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 11.9 prior or as a condition to exercising any termination right under Article 7, nor shall the commencement of any action pursuant to this Section 11.9 or anything set forth in this Section 11.9 restrict or limit any such Party’s right to terminate this Agreement in accordance with Article 7 (Termination) or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding the foregoing, following a valid termination of this Agreement pursuant to Section 7.1 (Termination), no Party shall be entitled to seek or obtain specific performance or any other equitable remedy with respect to the enforcement of any Party’s obligation to consummate the Closing and any other related obligations. If any Party brings any action to enforce specifically the performance of the terms and provisions when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended (i) to the thirtieth (30th) Business Day following the resolution of such action, or (ii) by such other time period established by the court presiding over such action.

Section 11.10 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns and any transferee of all or substantially all of the assets of such Party and its Subsidiaries taken as a whole. Except for Section 5.11 (D&O Indemnification) and Article 9 (Indemnification) (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third party beneficiary thereof and shall have the rights, benefits and remedies provided for therein), no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the Parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Except in connection with the Pre-Closing Reorganization, this Agreement may not be assigned without the prior written consent of PIL, in the case of any assignment by the Company or the Moneda Shareholders, or the Representatives, in the case of any assignment by PIL.

Section 11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the Parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.12 Governing Law; Arbitration.

(a) This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by and construed in accordance with the Laws of the State of New York (without giving effect to choice of law principles thereof that would result in the application of the law of another jurisdiction).

(b) Except as otherwise provided in Section 2.8, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof (a “Dispute”) shall be resolved by final and binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Rules of Arbitration then in effect (the “ICC Rules”), except as modified herein.

(i) The seat of arbitration shall be New York, New York and the arbitration shall be conducted in the English language.

(ii) The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). If there are only two parties to the arbitration, each Party shall nominate one arbitrator in accordance with the ICC Rules and the two arbitrators so nominated shall nominate a third arbitrator, who shall serve as chair of the Arbitral Tribunal, within thirty (30) days of the confirmation by the ICC Court of Arbitration (“ICC Court”) of the appointment of the second arbitrator. If there are more than two parties to the arbitration, then the claimant or claimants collectively, and respondent or respondents collectively, shall each nominate one arbitrator within thirty (30) days of receipt by respondent or respondents of the request for arbitration. The two arbitrators so nominated shall nominate the president (the “President”) within thirty (30) days of the confirmation by the ICC Court of the appointment of the second arbitrator. If the two party-appointed arbitrators cannot reach agreement on the President within the time periods specified herein, then the ICC Court shall appoint the chair in accordance with the Rules. If either all of the claimants or all of the respondents, respectively, fail to make a joint appointment of an arbitrator within the time limits set forth herein, unless otherwise agreed in writing by the parties, then the ICC Court shall appoint the remaining arbitrators in accordance with the Rules.

(iii) The Arbitral Tribunal, upon the request of a Party to a Dispute and subject to Article 7 of the ICC Rules, may join any Party to this Agreement to the arbitration proceedings and may make a single, final award determining all Disputes between them. Each of the Parties to this Agreement consents and agrees to be joined to any arbitration proceedings in relation to any Dispute upon determination by the Arbitral Tribunal that such joinder is appropriate.

(iv) A Party may request consolidation of two or more arbitrations pending under the ICC Rules into a single arbitration pursuant to Article 10 of the ICC Rules. The Parties agree that two or more arbitration proceedings may be consolidated in accordance with this Section 11.12(b)(iv) and subject to Article 10 of the ICC Rules, even if the parties to such arbitration proceedings are not identical.

(v) In addition to monetary damages, the Arbitral Tribunal shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement.

(vi) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the Arbitral Tribunal shall have full authority to grant provisional remedies and to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court.

(vii) The award of the Arbitral Tribunal shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, presented to the Arbitral Tribunal. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.

(viii) The parties consent and submit to the non-exclusive personal jurisdiction and venue of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court, in either case located in the Borough of Manhattan, New York City, New York (“New York Court”) for the enforcement of any arbitral award rendered hereunder and to compel arbitration or for interim or provisional remedies in aid of arbitration. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; and (ii) each of the parties irrevocably consents to service of process sent by an international courier service (with written confirmation of receipt) to the address provided in Section 11.8 (Notices) or in any other manner permitted by applicable law.

(c) PIL (i) irrevocably appoints Patria Investments US, LLC (the “PIL Agent for Service of Process”), located at 601 Lexington Avenue, 17th Floor, New York, NY 10022, as its authorized agent on which any and all legal process may be served in any dispute, controversy, claim, action or proceeding arising out of or related to this Agreement or any other Transaction Agreement, or any Transaction; (ii) agrees that service of process upon the PIL Agent for Service of Process shall constitute effective service of process upon it in any such dispute, controversy, claim, action or proceeding; and (iii) agrees that the failure of the PIL Agent for Service of Process to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in such dispute, controversy, claim, action or proceeding. If for any reason the PIL Agent for Service of Process shall cease to be available to act as such, PIL agrees to designate a new agent for service of process in the Borough of Manhattan, The City of New York, on the terms and for the purposes of this Section 11.12, and PIL shall, as soon as practicable, give notice to the Representatives of such new PIL Agent for Service of Process. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings as may be permitted by Applicable Law.

(d) PIL Uruguay (i) irrevocably appoints Patria Investments US, LLC (the “PIL Uruguay Agent for Service of Process”), located at 601 Lexington Avenue, 17th Floor, New York, NY 10022, as its authorized agent on which any and all legal process may be served in any dispute, controversy, claim, action or proceeding arising out of or related to this Agreement or any other Transaction Agreement, or any Transaction; (ii) agrees that service of process upon the PIL Uruguay Agent for Service of Process shall constitute effective service of process upon it in any such dispute, controversy, claim, action or proceeding; and (iii) agrees that the failure of the PIL Uruguay Agent for Service of Process to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in such dispute, controversy, claim, action or proceeding. If for any reason the PIL Uruguay Agent for Service of Process shall cease to be available to act as such, PIL Uruguay agrees to designate a new agent for service of process in the Borough of Manhattan, The City of New York, on the terms and for the purposes of this Section 11.12, and PIL Uruguay shall, as soon as practicable, give notice to the Representatives of such new PIL Uruguay Agent for Service of Process. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings as may be permitted by Applicable Law.

(e) The Moneda Shareholders (i) irrevocably appoint CT Corporation System (the “Moneda Shareholders Agent for Service of Process”), located at 28 Liberty Street, New York, NY 10005, as their authorized agent on which any and all legal process may be served in any dispute, controversy, claim, action or proceeding arising out of or related to this Agreement or any other Transaction Agreement, or any Transaction; (ii) agree that service of process upon the Moneda Shareholders Agent for Service of Process shall constitute effective service of process upon them in any such dispute, controversy, claim, action or proceeding; and (iii) agree that the failure of the Moneda Shareholders Agent for Service of Process to give notice to them of any such service shall not impair or affect the validity of such service or any judgment rendered in such dispute, controversy, claim, action or proceeding. If for any reason the Moneda Shareholders Agent for Service of Process shall cease to be available to act as such, the Moneda Shareholders agree to designate a new agent for service of process in the Borough of Manhattan, the City of New York, on the terms and for the purposes of this Section 11.12, and the Moneda Shareholders shall, as soon as practicable, give notice to PIL of such new Moneda Shareholders Agent for Service of Process. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings as may be permitted by Applicable Law.

(f) The Company (i) irrevocably appoints CT Corporation System (the “Company Agent for Service of Process”), located at 28 Liberty Street, New York, NY 10005, as its authorized agent on which any and all legal process may be served in any dispute, controversy, claim, action or proceeding arising out of or related to this Agreement or any other Transaction Agreement, or any Transaction; (ii) agrees that service of process upon the Company Agent for Service of Process shall constitute effective service of process upon it in any such dispute, controversy, claim, action or proceeding; and (iii) agree that the failure of the Company Agent for Service of Process to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in such dispute, controversy, claim, action or proceeding. If for any reason the Company Agent for Service of Process shall cease to be available to act as such, the Company agrees to designate a new agent for service of process in the Borough of Manhattan, the City of New York, on the terms and for the purposes of this Section 11.12, and the Company shall, as soon as practicable, give notice to PIL of such new Company Agent for Service of Process. Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over any such party or bring actions, suits or proceedings as may be permitted by Applicable Law.

Section 11.13 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any suit, claim, demand, action, proceeding or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the Transactions, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The Parties each hereby agree and consent that any such suit, claim, demand, action, proceeding or cause of action shall be decided in accordance with Section 11.12 without a jury and that the Parties to this Agreement may file an original counterpart of a copy of this Agreement as written evidence of the consent of the Parties hereto to the waiver of their right to trial by jury.

Section 11.14 Exhibits and Schedules. The Company Disclosure Schedule, the PIL Disclosure Schedule, and all exhibits, schedules, annexes or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The mere inclusion of any item or any dollar or any other currency amount in any section or subsection of the Company Disclosure Schedule or the PIL Disclosure Schedule as an exception to any representation or warranty or otherwise (or any non-disclosed item or information of comparable or greater significance) shall not be deemed to constitute an admission or suggestion by the applicable Party, or to otherwise imply, that any such item is or would reasonably be expected to be material or has had or would reasonably be expected to have a Material Adverse Effect on the Company or PIL, as applicable, is required to be disclosed, or otherwise represents a violation of, breach of or default under any Contract, Permit or Law or otherwise or an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or otherwise. Such disclosure shall not be used as a basis for interpreting the term “material,” “materially,” “materiality,” “Material Adverse Effect” or any similar qualification. In addition, no dollar or any other currency amount referenced in the Company Disclosure Schedule or the PIL Disclosure Schedule is indicative of what is or is not material. Unless the context would otherwise require, the term “material” and the concept of the “material nature” of an effect upon any Moneda Entity shall be measured relative to the Moneda Entities, taken as a whole as their Business is currently being conducted. Matters disclosed in any section or subsection of the Company Disclosure Schedule or PIL Disclosure Schedule are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of the Company Disclosure Schedule or the PIL Disclosure Schedule are for convenience of reference only and shall not have the effect of amending or changing the express terms of the sections or subsections as set forth in this Agreement. Any matter disclosed in any Section of the Company Disclosure Schedule or PIL Disclosure Schedule, as applicable, shall be considered disclosed with respect to each other Section of such Disclosure Schedule to which such matter would reasonably pertain. The Company Disclosure Schedule, the PIL Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of a Party except as, or to the extent, provided in this Agreement.

Section 11.15 Legal Representation. Each of the Parties agrees that Skadden, Arps, Slate, Meagher & Flom LLP, Walkers and Barros & Errázuriz Abogados may serve as counsel to the Moneda Shareholders or any of their Affiliates in connection with any matters related to the Transaction Agreements and the Transactions, including any litigation, claim or obligation arising out of or relating to the Transaction Agreements or the Transactions, notwithstanding any representation by Skadden, Arps, Slate, Meagher & Flom LLP, Walkers and Barros & Errázuriz Abogados prior to the Closing Date of any Acquired Company. PIL and the Company each hereby (a) waives any claim it has or may have that Skadden, Arps, Slate, Meagher & Flom LLP, Walkers or Barros & Errázuriz Abogados has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the Closing between PIL or any Acquired Company, on the one hand, and a Moneda Shareholder or any of its Affiliates, on the other hand, Skadden, Arps, Slate, Meagher & Flom LLP, Walkers and Barros & Errázuriz Abogados may represent such Moneda Shareholder or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Company or any other Acquired Company and even though Skadden, Arps, Slate, Meagher & Flom LLP, Walkers and Barros & Errázuriz Abogados may have represented the Company or any other Acquired Company in a matter substantially related to such dispute; provided that Skadden, Arps, Slate, Meagher & Flom LLP, Walkers and Barros & Errázuriz Abogados will adhere to their applicable professional obligation not to disclose confidential information of the Company or any Acquired Company to any other Person other than to the Moneda Shareholders and their Affiliates in connection with its representation of the Moneda Shareholders and their Affiliates and other than as required by Applicable Law or applicable legal standards of professional responsibility. Each of the Parties also further agrees that, as to all communications among Skadden, Arps, Slate, Meagher & Flom LLP, Walkers or Barros & Errázuriz Abogados and the Acquired Companies and/or their respective Agents that relate in any way to the Transactions, the attorney-client privilege belongs to the Moneda Shareholders and shall not pass to or be claimed by PIL or any Acquired Company. Notwithstanding the foregoing, in the event that a dispute arises between PIL, an Acquired Company or any of their Affiliates and a third party other than a party to this Agreement after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden, Arps, Slate, Meagher & Flom LLP, Walkers and Barros & Errázuriz Abogados to such third party; provided that neither the Company nor any other Acquired Company may waive such privilege without the prior written consent of the Moneda Shareholders.

IN WITNESS WHEREOF, the Parties, each Guarantor and the Representatives have caused this Agreement to be executed as of the date first above written.

PATRIA INVESTMENTS LIMITED

By:	[**]
Name: [**]
Title:[**]

PATRIA INVESTMENTS LATAM S.A.

By:	[**]
Name: [**]
Title: [**]

MONEDA ASSET MANAGEMENT SPA

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REPRESENTATIVE

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REPRESENTATIVE

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INVERSIONES RONIN 2 LIMITADA

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(solely for purposes of Article 10 and Article 11)

ASESORÍAS E INVERSIONES IOU LIMITADA

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JADRESIC ASESORÍAS E INVERSIONES LIMITADA

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(solely for purposes of Article 10 and Article 11)

ASESORÍAS E INVERSIONES MORALEJA SPA

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INVERSIONES LIRCAY SPA

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INVERSIONES LEPRECHAUN SPA

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ASESORÍAS E INVERSIONES TRIALMA LIMITADA

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INVERSIONES Y ASESORÍAS SANTA LORETO LIMITADA

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INVERSIONES FINANCIERAS S.A.

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INVERSIONES OROBANCA SPA

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INVERSIONES OROBANCA LIMITADA

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INVERSIONES PUERTO AVENTURA LIMITADA

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